      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 6, 1996


                                                       REGISTRATION NO. 333-1054
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 3
                                       TO
                                    FORM S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                             LEGACY SOFTWARE, INC.
             (Exact name of registrant as specified in its charter)
                            ------------------------

           DELAWARE                          7372                    95-4221982
(State or other jurisdiction of  (Primary Standard Industrial     (I.R.S. Employer
incorporation or organization)   Classification Code Number)   Identification Number)

                            ------------------------

                             8521 RESEDA BOULEVARD
                          NORTHRIDGE, CALIFORNIA 91324
                                 (818) 885-5773
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                         ------------------------------

                            ARIELLA J. LEHRER, PH.D.
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                             LEGACY SOFTWARE, INC.
                             8521 RESEDA BOULEVARD
                          NORTHRIDGE, CALIFORNIA 91324
                                 (818) 885-5773
  (Name and address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------

                                   COPIES TO:

         V. Joseph Stubbs, Esq.                   John F. Hartigan, Esq.
    Brobeck, Phleger & Harrison LLP            Morgan, Lewis & Bockius LLP
         550 South Hope Street                    801 South Grand Avenue
     Los Angeles, California 90071            Los Angeles, California 90017
             (213) 489-4060                           (213) 612-2500

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.
                            ------------------------

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box. / /
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                             LEGACY SOFTWARE, INC.
                                EXPLANATORY NOTE

    This Registration Statement contains two prospectuses: (1) the prospectus covering the underwritten Public Offering by the Company of shares of Common Stock (the "Primary Prospectus"), and (2) the prospectus covering the resale by a certain stockholder of shares of Common Stock (the "Resale Prospectus"). The Resale Prospectus is identical to the Primary Prospectus except for the following sections: the Outside Front Cover Page, the Principal and Selling Stockholders, Plan of Distribution and the Outside Back Cover Page, copies of which are attached to this Registration Statement as pages A-1 through A-6.

                             CROSS REFERENCE SHEET
         CROSS REFERENCE SHEET PURSUANT TO ITEM 501(b)OF REGULATION S-K
             BETWEEN REGISTRATION STATEMENT AND FORM OF PROSPECTUS

             REGISTRATION STATEMENT ITEM OF FORM S-1                   CAPTION OR LOCATION IN PROSPECTUS
      -----------------------------------------------------  -----------------------------------------------------
  1.  Forepart of the Registration Statement and Outside
       Front Cover Page of Prospectus......................  Outside  Front  Cover  Page;  Cross  Reference Sheet;
                                                              Facing Page
  2.  Inside Front and Outside Back Cover Pages of
       Prospectus..........................................  Inside Front Cover Page; Outside Back Cover Page
  3.  Summary Information, Risk Factors and Ratio of
       Earnings to Fixed Charges...........................  Prospectus Summary; Risk Factors
  4.  Use of Proceeds......................................  Prospectus Summary; Risk Factors; Use of Proceeds
  5.  Determination of Offering Price......................  Outside Front Cover Page; Risk Factors; Underwriting
  6.  Dilution.............................................  Risk Factors; Dilution
  7.  Selling Security Holders.............................  Principal and Selling Stockholders
  8.  Plan of Distribution.................................  Outside  Front  Cover  Page;  Underwriting;  Plan  of
                                                              Distribution
  9.  Description of Securities to be Registered...........  Outside  Front  Cover  Page;  Description  of Capital
                                                              Stock; Underwriting
 10.  Interests of Named Experts and Counsel...............  Not Applicable
 11.  Information with Respect to the Registrant...........  Outside Front  Cover Page;  Prospectus Summary;  Risk
                                                              Factors;  Dividend Policy; Dilution; Capitalization;
                                                              Selected Financial Data; Management's Discussion and
                                                              Analysis  of  Financial  Condition  and  Results  of
                                                              Operations; Business; Management; Certain
                                                              Transactions;  Principal  and  Selling Stockholders;
                                                              Description of  Capital Stock;  Shares Eligible  for
                                                              Future Sale; Financial Statements
 12.  Disclosure of Commission Position on Indemnification
       for Securities Act Liabilities......................  Not Applicable

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                    SUBJECT TO COMPLETION, DATED MAY 6, 1996


PROSPECTUS

                                1,000,000 SHARES
                             LEGACY SOFTWARE, INC.                        [LOGO]
                                  COMMON STOCK
                               ------------------

    All of the 1,000,000 shares (the "Shares") of common stock, par value $0.001 per share (the "Common Stock"), offered hereby (the "Public Offering") are being offered for sale by Legacy Software, Inc. ("Legacy" or the "Company"). Prior to the Public Offering, there has been no public market for the Company's Common Stock, and there can be no assurance that such a public market will develop or be sustained after the Public Offering. It is currently estimated that the initial Public Offering price per share of Common Stock will be between $5.50 and $6.50.

    The Public Offering price for the Common Stock was determined by negotiation between the Company and the Underwriter (as defined below) and is not necessarily related to the Company's asset value, net worth or other established criteria of value. The Underwriter may make a market in the Common Stock of the Company upon closing of the Public Offering, but there is no assurance that the Underwriter will be successful in its efforts. The failure of market makers to make a market or the loss of market makers for the Common Stock will have a material adverse effect on the market for the Common Stock. See "Risk Factors" and "Underwriting."

    The Company has applied for inclusion of the Common Stock on The Nasdaq SmallCap Market under the symbol "LGCY," subject to official notice of issuance.
                           --------------------------

THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK AND IMMEDIATE
    SUBSTANTIAL DILUTION. AN  INVESTMENT IN  THE COMMON  STOCK SHOULD  BE
       CONSIDERED  ONLY BY PERSONS WHO CAN  SUFFER THE LOSS OF THEIR
            ENTIRE INVESTMENT. SEE     "RISK FACTORS" ON PAGE  8
                                AND "DILUTION."

                             ---------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
    SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
       PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
               REPRESENTATION   TO  THE  CONTRARY  IS  A  CRIMINAL
                                    OFFENSE.

                                           UNDERWRITING
                          PRICE TO         DISCOUNTS AND       PROCEEDS TO
                           PUBLIC         COMMISSIONS (1)      COMPANY (2)
Per Share...........          $                  $                  $
Total (3)...........          $                  $                  $

(1) The Company has agreed to pay to JB Oxford & Company, as the Underwriter (the "Underwriter"), a non-accountable expense allowance of two percent (2%) of the gross proceeds of the Public Offering. The Company has also agreed to sell to the Underwriter, for a nominal purchase price, a five-year warrant (the "JBO Warrant") to purchase up to 92,800 shares of Common Stock, exercisable at one hundred fifty percent (150%) of the Price to Public. The JBO Warrant may not be exercised for a period of 12 months following the date hereof. In addition, the Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2)  Before deducting expenses payable by the Company estimated at approximately
    $      or approximately $      if the Underwriter's over-allotment option is
    exercised in full.

(3) The Company has granted the Underwriter a 30-day option to purchase up to 150,000 additional shares of Common Stock, at the Price to Public less Underwriting Discounts and Commissions solely to cover over-allotments, if any. See "Underwriting." If all such additional shares are purchased by the
    Underwriter, the  total Price  to Public  will be  $         ,  Underwriting
    Discounts  and Commissions will be $       and the total Proceeds to Company
    will be $      .
                           --------------------------

    The Registration Statement of which this Prospectus forms a part, also covers (i) 534,351 shares of Common Stock issuable upon conversion of $700,000 in principal amount of a certain convertible promissory note (the "Convertible Note"), the conversion of which is a condition to the closing of the Public Offering, (ii) 200,000 shares of Common Stock underlying certain warrants (the "Warrants") (such 734,351 shares of Common Stock, collectively, the "Resale Shares"). The Resale Shares are being registered for resale, but are not, however, part of the Public Offering. The Company will not receive any of the proceeds from the sale of the Resale Shares. The holder of the Convertible Note and Warrants has agreed not to sell or transfer any Resale Shares obtained upon conversion or exercise, as applicable, for a period of 365 days from the date of this Prospectus without the prior written consent of the Underwriter.
                           --------------------------

    The shares of Common Stock are offered subject to prior sale, when, as and if delivered and accepted by the Underwriter and subject to the Underwriter's right to withdraw, cancel or modify said offer and to reject orders in whole or in part. It is expected that delivery of the Common Stock will be made on or
about             , 1996, at the  offices of JB Oxford & Company, 9665  Wilshire
Boulevard, Third Floor, Beverly Hills, California 90212.

                                   JB OXFORD
                                   & COMPANY


                                  MAY   , 1996

    [Photos of the box front for the EMERGENCY ROOM title, doctors and nurses, an examination room and a skeleton. The following text appears with the Legacy logo:

    "Legacy Software-Registered Trademark- develops entertainment and educational products for homes and schools. EMERGENCY ROOM, the Company's first title published under its CAREERSIM-TM- series, is a multimedia simulation designed to capture the experience of what it is like to be an emergency room doctor.

    EMERGENCY ROOM, for ages 12 and up, was co-developed with IBM".]

    IN CONNECTION WITH THIS PUBLIC OFFERING, THE UNDERWRITER MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

    THE COMPANY INTENDS TO FURNISH TO ITS STOCKHOLDERS ANNUAL REPORTS THAT CONTAIN FINANCIAL STATEMENTS THAT HAVE BEEN EXAMINED AND REPORTED UPON, WITH AN OPINION EXPRESSED BY AN INDEPENDENT PUBLIC ACCOUNTING FIRM AFTER THE END OF EACH FISCAL YEAR. IN ADDITION, THE COMPANY INTENDS TO FURNISH TO ITS STOCKHOLDERS QUARTERLY REPORTS FOR THE FIRST THREE QUARTERS OF EACH FISCAL YEAR THAT CONTAIN UNAUDITED INTERIM FINANCIAL INFORMATION AFTER THE END OF EACH FISCAL QUARTER, UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY. THE COMPANY IS NOT CURRENTLY SUBJECT TO THE REPORTING REQUIREMENTS OF SECTION 13(a) OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

    THE UNDERWRITER HAS NO OBLIGATION TO BECOME A MARKET MAKER OR TO EFFECT OTHER TRANSACTIONS IN THE COMPANY'S COMMON STOCK. A SIGNIFICANT AMOUNT OF THE COMMON STOCK TO BE SOLD IN THIS PUBLIC OFFERING MAY, IN THE ORDINARY COURSE OF BUSINESS, BE SOLD TO CUSTOMERS OF THE UNDERWRITER, AND THE CONCENTRATION OF COMMON STOCK IN CUSTOMERS OF THE UNDERWRITER MAY MATERIALLY ADVERSELY AFFECT THE MARKET FOR AND LIQUIDITY OF SUCH COMMON STOCK. IN THE EVENT THAT ADDITIONAL BROKER-DEALERS DO NOT MAKE A MARKET IN THE COMPANY'S COMMON STOCK, OF WHICH THERE CAN BE NO ASSURANCE, THE UNDERWRITER MAY BECOME A DOMINATING INFLUENCE ON THE MARKET WHICH MAY ADVERSELY AFFECT THE LIQUIDITY OF THE COMPANY'S COMMON STOCK.

    ALTHOUGH IT HAS NO LEGAL OBLIGATION TO DO SO, THE UNDERWRITER MAY BECOME A MARKET MAKER AND OTHERWISE EFFECT TRANSACTIONS IN THE COMPANY'S COMMON STOCK. THE UNDERWRITER MAY DISCONTINUE SUCH ACTIVITIES AT ANY TIME OR FROM TIME-TO-TIME. SEE "RISK FACTORS -- ABSENCE OF PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE" AND "-- UNDERWRITER'S INFLUENCE ON THE MARKET MAY HAVE ADVERSE CONSEQUENCES."


                            FOR CALIFORNIA RESIDENTS



    WITH RESPECT TO SALES OF THE COMMON STOCK BEING OFFERED HEREBY TO CALIFORNIA RESIDENTS, SUCH COMMON STOCK MAY BE SOLD ONLY TO: (1) "ACCREDITED INVESTORS" WITHIN THE MEANING OF REGULATION D UNDER THE SECURITIES ACT OF 1933, AS AMENDED
(2) BANKS, SAVINGS AND LOAN ASSOCIATIONS, TRUST COMPANIES, INSURANCE COMPANIES, INVESTMENT COMPANIES REGISTERED UNDER THE INVESTMENT COMPANY OF 1940, PENSION AND PROFIT-SHARING TRUSTS, CORPORATIONS OR OTHER ENTITIES WHICH, TOGETHER WITH THE CORPORATION'S OR OTHER ENTITY'S AFFILIATES, HAVE A NET WORTH ON A CONSOLIDATED BASIS ACCORDING TO THEIR MOST RECENT REGULARLY PREPARED FINANCIAL STATEMENTS (WHICH SHALL HAVE BEEN REVIEWED, BUT NOT NECESSARILY AUDITED, BY OUTSIDE ACCOUNTANTS) OF NOT LESS THAN $14,000,000 AND SUBSIDIARIES OF THE FOREGOING OR (3) ANY PERSON (OTHER THAN A PERSON FORMED FOR THE SOLE PURPOSE OF PURCHASING THE COMMON STOCK OFFERED HEREBY) WHO PURCHASES AT LEAST $1,000,000 AGGREGATE AMOUNT OF THE COMMON STOCK OFFERED HEREBY, OR (4) ANY PERSON WHO (A) HAS AN INCOME OF $65,000 AND A NET WORTH OF $250,000, OR (B) HAS A NET WORTH OF $500,000 (IN EACH CASE EXCLUDING HOME, HOME FURNISHINGS AND PERSONAL AUTOMOBILES). EACH CALIFORNIA RESIDENT PURCHASING THE COMON STOCK OFFERED HEREBY WILL BE DEEMED TO REPRESENT BY SUCH PURCHASE THAT IT COMES WITHIN ONE OF THE AFOREMENTIONED CATEGORIES, THAT IT WILL NOT SELL OR OTHERWISE TRANSFER SUCH COMMON STOCK TO A CALIFORNIA RESIDENT UNLESS THE TRANSFEREE COMES WITHIN ONE OF THE AFOREMENTIONED CATEGORIES AND THAT IT WILL ADIVSE THE TRANSFEREE OF THIS CONDITION, WHICH TRANSFEREE, BY BECOMING SUCH WILL BE DEEMED TO BE BOUND BY THE SAME RESTRICTIONS ON RESALE.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION, INCLUDING FINANCIAL STATEMENTS AND RELATED NOTES THERETO, THE OTHER FINANCIAL INFORMATION AND "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS," APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, ALL INFORMATION IN THIS PROSPECTUS: (I) ASSUMES NO EXERCISE OF THE UNDERWRITER'S OVER-ALLOTMENT OPTION; (II) GIVES EFFECT TO A 144 FOR 1 STOCK SPLIT EFFECTED IN NOVEMBER, 1995; AND (III) GIVES EFFECT TO THE REINCORPORATION OF THE COMPANY IN DELAWARE EFFECTED IN MARCH, 1996. INVESTORS SHOULD CAREFULLY CONSIDER THE INFORMATION SET FORTH UNDER THE HEADING "RISK FACTORS."

                                  THE COMPANY

    Legacy Software, Inc. ("Legacy" or the "Company") develops consumer software products for the rapidly growing "edutainment" CD-ROM market. An edutainment product combines entertainment and education content for home and educational use, in which learning is an integral part of playing a game.

    Legacy's innovative CAREER SIM-TM- series will simulate various career disciplines by combining the expertise of game designers, educators, subject matter experts, programmers and artists to produce mind stimulating software. The CAREER SIM-TM- series is currently comprised of one title, the EMERGENCY ROOM title, which is being marketed by the Company's co-development partner, International Business Machines Corporation ("IBM"). In addition to the EMERGENCY ROOM title, the Company has entered into a (i) development and license agreement with IBM to develop the contemplated DISTRICT ATTORNEY title, which is tentatively scheduled for release in March 1997, and (ii) non-binding letter of intent with IBM to begin negotiations on a development and license agreement for the contemplated ER CODE BLUE title. Pursuant to a letter agreement with IBM, in March 1996, the Company delivered a design specification for the contemplated CAREER SIM-TM- NEWS FLASH title to IBM. In April 1996, IBM notified the Company of its decision not to proceed with the development of the contemplated NEWS FLASH project, and the Company has initially decided to develop such project without the co-funding assistance of IBM. There can be no assurances that the Company will develop or complete the NEWS FLASH title with or without a co-development partner or affiliate or pursuant to other arrangements. The CAREER SIM-TM- products will be designed to explore realistic career situations in an entertaining and engaging format. Underlying each title will be an expert database of situations or "cases" which progresses from very easy to challenging. In the process of mastering a case, the player will be exposed to information that is typical of a particular discipline, as well as the appropriate procedures and strategies utilized by practitioners of that discipline. The player will learn the logic inherent in a particular career, and the application of facts to the solution of realistic problems. Each case will be presented in a dynamic entertaining format that seamlessly merges information and realistic scenarios. The Company is designing the contemplated DISTRICT ATTORNEY, NEWS FLASH and ER CODE BLUE CD-ROM titles to incorporate online distribution and multiplayer gaming. See "Risk Factors -- Dependence on IBM," "-- Development of New Products; Unproven Acceptance of the Company's Products, Including the EMERGENCY ROOM Title" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    The EMERGENCY ROOM title, the Company's only currently marketed CAREER SIM-TM- title, is a multimedia computer simulation designed to provide a realistic and involving experience of what it is like to be an emergency room doctor. The player begins as a medical student and works up the ranks to attending physician by successfully completing 400 different medical cases at five levels of difficulty. The EMERGENCY ROOM player examines, diagnoses and treats patients whose problems range from simple broken bones to gunshot wounds. The simulation integrates live-action video, 3-D graphics and a comprehensive medical database covering all 400 cases in a game format. The EMERGENCY ROOM title began shipping in October, 1995, and is exclusively marketed and distributed by the Consumer Software Division of International Business Machines Corporation ("IBM"), which funded approximately half of the development costs.

    The Company believes that simulation software combined with multimedia CD-ROM technology, with its capacity for interactivity and reality through graphics, video and sound, offers a new and exciting entertainment medium. Legacy's objective is to exploit this new entertainment medium and establish itself as a leading developer and publisher of mind stimulating edutainment, infotainment and simulation products. The Company's strategy for achieving this objective is to develop the CAREER SIM-TM- series and other families of products, exploit leading-edge technologies and utilize co-development and affiliate label distribution relationships. Legacy's Chairman of the Board of Directors, President and CEO, Ariella J. Lehrer, Ph.D., is a cognitive psychologist with more than twelve years of experience in software consulting and executive management.

    Total industry multimedia software title revenue has been estimated to reach approximately $1.45 billion in 1995, representing an increase of approximately 85% from $786 million in 1994. Dataquest, a computer market research firm, reported that in 1995 personal computer sales grew nearly 25% worldwide, to 59.7 million, and 21% in the U.S., to 22.5 million. From January through November, 1995, revenue from entertainment computer software titles grew 28% from the same period during 1994. Computer software game titles grew by 27% in terms of units over the same time period during 1994 to total 25.7 million units through
November, 1995, representing over 35% of all software units sold through November, 1995. The 28% year-over-year revenue growth represents the highest revenue growth rate of any category of software through November, 1995. Over the first eleven months of 1995, educational software revenues totalled nearly $315 million on approximately 9.8 million units sold, growing by roughly 25% through November, 1995 in terms of both units and revenues.

    Prior to its CAREER SIM-TM- series, the Company created five children's software edutainment titles, including CHILDREN'S WRITING AND PUBLISHING CENTER (published by The Learning Company), MICKEY'S CROSSWORD PUZZLE MAKER (published by Walt Disney Software), MUTANOID MATH CHALLENGE, MUTANOID WORD CHALLENGE, and MAGIC BEAR'S MASTERPIECES (published by Legacy). These children's software products have won numerous awards, including "The Best Educational Software Program of the Decade" awarded in 1990 for CHILDREN'S WRITING AND PUBLISHING CENTER by TECHNOLOGY AND LEARNING magazine, the nomination in 1992 of MUTANOID WORD CHALLENGE for "Best Educational Software Program" by the Software Publishers Association and the designation in 1993 and 1994 of MAGIC BEAR'S MASTERPIECES as recommended for purchase by the California State Department of Education and the New York City Public Schools Division of Instruction and Professional Development. The Company received a total of $36,399 in software sales revenue from three non-CAREER SIM-TM- titles, MUTANOID MATH CHALLENGE, MUTANOID WORD CHALLENGE and MAGIC BEAR'S MASTERPIECES, during fiscal 1995. The Company received a one-time payment of $475,000 for the development of CHILDREN'S WRITING AND PUBLISHING CENTER from The Learning Company in 1989 and a one-time payment of $75,000 for the development of MICKEY'S CROSSWORD PUZZLE MAKER from Walt Disney Software in 1990.

    The Company was organized in California in 1989 as a successor to a partnership formed in 1986, and was reincorporated in Delaware in 1996. The principal offices of the Company are located at 8521 Reseda Boulevard, Northridge, California 91324, and its telephone number is 818/885-5773.

    LEGACY SOFTWARE-REGISTERED TRADEMARK- and MUTANOIDS-REGISTERED TRADEMARK-are registered trademarks of the Company, and EMERGENCY ROOM-TM- is a trademark of the Company. In January 1996, the Company filed a trademark application with the United States Patent and Trademark Office to register CAREER SIM-TM-, which is also a trademark of the Company. This Prospectus also includes trademarks of companies other than the Company.

                                THE OFFERING (1)

Common Stock Offered by the
Company............................  1,000,000 shares
Common Stock Outstanding Prior to
the Public Offering (2)(3)(4)......  1,282,551 shares
Common Stock Outstanding After the
Public Offering (3)(4).............  2,282,551 shares
Use of Proceeds....................  To  repay indebtedness  of $300,000  and to
                                     pay  a   consultant   $25,000,   with   the
                                     remainder  to be  used for  working capital
                                     and general corporate purposes. See "Use of
                                     Proceeds."
Proposed Nasdaq SmallCap Market
Symbol (5).........................  LGCY
Risk Factors.......................  An investment  in  the  securities  offered hereby  involves a high  degree of risk and
                                     immediate substantial  dilution. See  "Risk
                                     Factors" and "Dilution."

- ------------------------
(1) Assumes   that  the  Underwriter's  over-allotment  is  not  exercised.  See
    "Underwriting."


(2) Based on shares of Common Stock outstanding as of May 6, 1996.


(3) Excludes (i) an aggregate of 440,000 shares of Common Stock issuable upon exercise of outstanding stock options, (ii) an aggregate of 131,800 shares of Common Stock reserved for future issuance under the Company's 1995 Stock Option/Stock Issuance Plan (the "1995 Stock Option/ Stock Issuance Plan"),
    (iii) an aggregate of 150,000 shares of Common Stock reserved for future issuance under the Company's Employee Stock Purchase Plan (the "Purchase Plan"), (iv) 200,000 shares of Common Stock reserved for issuance upon exercise of the Warrants and (v) 92,800 shares underlying that certain warrant exercisable for 92,800 shares of Common Stock to be issued to the Underwriter upon consummation of the Public Offering (the "JBO Warrant"). See "Management -- 1995 Stock Option/Stock Issuance Plan" and "Shares Eligible for Future Sale."

(4) Gives effect to the issuance of 534,351 shares upon conversion of $700,000 in principal amount of the Convertible Note at a conversion price per share of $1.31 upon the closing of the Public Offering.

(5) The inclusion of the Common Stock on The Nasdaq SmallCap Market does not provide assurance that a public trading market will develop for the Common Stock or, if one does develop, that it will be maintained. See "Risk Factors -- Absence of Public Market; Possible Volatility of Stock Price," "-- Impact of Potential Nasdaq Delisting" and "-- Underwriter's Influence in the Market May Have Adverse Consequences."

                         SUMMARY FINANCIAL INFORMATION

    The statement of operations data set forth below with respect to the years ended December 31, 1993, 1994 and 1995, and the balance sheet data at December 31, 1994 and 1995, are derived from, and are qualified by reference to, the audited financial statements included elsewhere in this Prospectus. The statement of operations data set forth below with respect to the years ended December 31, 1991 and 1992, and the balance sheet data at December 31, 1991, 1992 and 1993, are derived from unaudited financial information prepared on the same basis as the audited financial statements. In the opinion of management, all unaudited financial information includes all adjustments, consisting of normal recurring adjustments, necessary to present fairly the information presented.

                                                                  YEAR ENDED DECEMBER 31,
                                             ------------------------------------------------------------------
                                                1991          1992         1993          1994          1995
                                             -----------  ------------  -----------  ------------  ------------
STATEMENT OF OPERATIONS DATA:
Revenue:
  Royalties................................  $    12,272  $     17,657  $    34,819  $     16,809  $      9,179
  Software sales...........................      216,397       158,146      421,715        69,856        36,399
  Consulting...............................            0             0            0       100,000         6,000
                                             -----------  ------------  -----------  ------------  ------------
    Total..................................  $   228,669  $    175,803  $   456,534  $    186,665  $     51,578
                                             -----------  ------------  -----------  ------------  ------------
                                             -----------  ------------  -----------  ------------  ------------
Costs and expenses:
  Cost of royalties........................            0             0            0             0        13,939
  Cost of software sales...................       98,640        45,754      177,661        46,783        31,528
  Product development (1)..................      109,215       193,879       81,959       196,595        72,951
  General and administrative...............       61,544       111,643      124,634       133,644       336,457
  Selling..................................        2,265         2,784       31,467         9,829        21,216
                                             -----------  ------------  -----------  ------------  ------------
    Total..................................      271,664       354,060      415,721       386,851       476,091
                                             -----------  ------------  -----------  ------------  ------------
Income (Loss) from operations..............      (42,995)     (178,257)      40,813      (200,186)     (424,513)
Interest expense...........................       11,493        25,251       41,775        51,707       267,005
                                             -----------  ------------  -----------  ------------  ------------
    Net loss...............................  $   (54,488) $   (203,508) $      (962) $   (251,893) $   (691,518)
                                             -----------  ------------  -----------  ------------  ------------
                                             -----------  ------------  -----------  ------------  ------------
    Pro forma net loss (2).................                                                        $   (779,768)
                                                                                                   ------------
                                                                                                   ------------
Net loss per common share..................  $     (0.04) $      (0.15) $         0  $      (0.18) $      (0.49)
Pro forma net loss per common share........                                                        $      (0.55)
Dividends per share........................            0             0            0             0             0
Weighted average common stock shares
 outstanding...............................    1,396,218     1,396,218    1,396,218     1,396,218     1,396,218


                                                                     AS OF DECEMBER 31,
                                             ------------------------------------------------------------------
                                                1991          1992         1993          1994          1995
                                             -----------  ------------  -----------  ------------  ------------
BALANCE SHEET DATA:
Cash and cash equivalents..................  $    60,728  $        756  $     3,389  $     20,750  $    365,190
Working capital (deficiency)...............     (160,878)     (390,578)      16,631      (186,013)     (162,097)
Total assets...............................       74,193        24,537      191,601        96,492       710,890
Long-term debt (including current
 portions).................................      174,471       378,046      485,673       626,431     1,338,084
Stockholders' deficit......................     (218,532)     (422,040)    (423,002)     (674,895)     (824,590)


- ------------------------
(1) Product development expenses for the years ended December 31, 1993, 1994, and 1995 are net of co-funding of development expenses of $141,162, $338,058 and $261,410, respectively.

(2) Reflects a pro forma adjustment of $88,250 for increased compensation expense as a result of assuming employment agreements entered into during 1995 and 1996 had been in effect as of January 1, 1995.

                                  RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, THE FOLLOWING RISK FACTORS SHOULD BE CAREFULLY CONSIDERED IN EVALUATING THE COMPANY AND ITS BUSINESS PROSPECTS BEFORE PURCHASING SHARES OFFERED BY THIS PROSPECTUS.


    UNCERTAINTY AS TO GOING CONCERN. Due to the Company's stockholders' deficiency of $824,590 and working capital deficiency of $162,097 as of December 31, 1995, there is substantial doubt as to the Company's ability to continue as a going concern. The Company's independent certified public accountants have included an explanatory paragraph in their report stating that these factors raise substantial doubt as to the Company's ability to continue as a going concern. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements, the related notes thereto and other financial information included herein.



    CONTINUING OPERATING LOSSES; ACCUMULATED DEFICIT. Since January 1989, the Company has incurred continuous losses which total $1,371,413 through the period ended December 31, 1995. In addition, since 1991, net losses and costs and expenses incurred by the Company increased each fiscal year during the period ended December 31, 1995, except net losses in fiscal 1993 were smaller than net losses in fiscal 1992. These losses and costs and expenses are attributable primarily to the significant start-up costs associated with the development of new products and the failure of the Company's prior products to gain market acceptance. The Company will not be profitable in fiscal 1996, and there can be no assurance that the Company will be able to achieve profitability and, if achieved, that profitability will be sustained. Further, the Company's operating results can be expected to vary significantly. See "-- Fluctuations in Operating Results; Seasonality." Consequently, the Company is subject to the substantial risks inherent in the establishment of a new business and the development, manufacture and marketing of new products. There can be no assurance that the Company will ever achieve significant revenues or become profitable. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements, the related notes thereto and other financial information included herein.


    CAPITAL REQUIREMENTS; ADDITIONAL FINANCING REQUIRED. The Company is dependent upon the proceeds of the Public Offering, co-funding of development expenses by its co-development partner, International Business Machines Corporation ("IBM"), and the anticipated cash flow from the Company's three products currently being marketed, including its most recent title, the EMERGENCY ROOM title. The Company will require substantial funds to develop its current and future products and to market certain of its products. The Company anticipates that approximately one-half of the projected development costs of the currently contemplated DISTRICT ATTORNEY and ER CODE BLUE titles may be co-funded by its co-development partner, IBM. This co-funding, as recognized in the Company's Statements of Operations, has been offset against product development expenses. The Company recognized $141,162, $338,058 and $261,410 of product development expense co-funding, or approximately 63%, 63% and 78% of the Company's total product development expenses, for the years ended December 31, 1993, 1994 and 1995, respectively. IBM co-funds development expenses based on milestones developed for each contemplated title that approximate the time when costs are incurred by the Company. IBM typically may terminate its agreements with the Company at any time, and there can be no assurance that the Company will be able to obtain additional sources to co-fund development expenses following termination by IBM. In addition, upon notice from IBM of its decision not to proceed with the development of the contemplated CAREER SIM-TM- NEWS FLASH title, the Company has initially decided to develop such title without the co-funding assistance of IBM, which will cost the Company substantially more than the Company's cost of co-developing the EMERGENCY ROOM and contemplated DISTRICT ATTORNEY titles with IBM. There can be no assurances that the Company will develop or complete the NEWS FLASH title with or without a co-development partner or affiliate or pursuant to other arrangements. See "-- Dependence on IBM" and "-- Development of New Products; Unproven Acceptance of the Company's Products, Including the EMERGENCY ROOM Title." Should IBM not provide the necessary co-funding of development expenses or should the Company's actual results of operations fall short of, or its rate of expansion significantly exceed, its projections, or should its costs and capital expenditures exceed the amounts projected, the Company could be required to seek additional financing. There can be no assurance that, if additional financing is required, it will be available on acceptable terms, or at all. Additional financing may involve substantial dilution to the interests of the Company's then-current stockholders. See "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements, the related notes thereto and other financial information included herein. If adequate additional funds are not available, the Company may be required to delay, scale back or eliminate one or more of its product development programs which could have a material adverse effect on the business, operating results or financial condition of the Company. See "Management's Discussion and Analysis of Results of Operations and Financial Condition."

    DEPENDENCE ON PROCEEDS OF THE PUBLIC OFFERING. The Company is dependent on, among other things, the proceeds of the Public Offering to repay certain indebtedness, to fund new product and business development and to expand sales and marketing activities. The Company expects to use $300,000 of the proceeds of the Public Offering to repay $300,000 of principal amount of the Convertible Note. See "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements, the related notes thereto and other financial information included herein.

    BROAD DISCRETION IN APPLICATION OF PROCEEDS; ALLOCATION OF PROCEEDS. The net proceeds to be received from the sale of 1,000,000 shares of Common Stock by the Company in the Public Offering at an estimated Public Offering price of $6.00 per share and, after deducting underwriting discounts and estimated expenses payable by the Company, are estimated to be approximately $4,772,000. The Company expects to use $300,000 of such proceeds to repay $300,000 in principal indebtedness to EBC under the Convertible Note and $25,000 of such proceeds to pay a consultant pursuant to the terms of a fee agreement dated September 29, 1995 between the Company and such consultant. The remainder of such net proceeds will be used to continue the development of the contemplated CAREER SIM-TM- DISTRICT ATTORNEY title and to begin development of the contemplated CAREER SIM-TM- NEWS FLASH and ER CODE BLUE titles. Therefore, approximately $4,472,000 (94%) of the estimated $4,772,000 of net proceeds from the Public Offering will be applied to product development, working capital and general corporate purposes. Accordingly, the Company's management will have broad discretion as to the application of these proceeds. See "Use of Proceeds."


    DEPENDENCE ON IBM. DEPENDENCE ON THE ER LICENSE AGREEMENT. The Company currently has limited marketing and sales capabilities. The Company has entered into a Multimedia Rights License Agreement (the "ER License Agreement"), dated January 4, 1995, as amended, with IBM for development by the Company and licensing of its EMERGENCY ROOM title to IBM. Pursuant to the ER License Agreement, (i) the Company has granted IBM an exclusive license to, among other things, use, manufacture, sell and distribute the EMERGENCY ROOM title which IBM began marketing in October, 1995, (ii) IBM has a right of first refusal on derivative works within 12 months of acceptance of the title by IBM and (iii) IBM is contractually obligated to pay the Company a royalty of a stated percentage of revenue (net of returns and allowances) within 60 days after the conclusion of each calendar quarter. If IBM exercises its right of first refusal under the ER License Agreement, the terms and conditions, including royalty obligations, will be negotiated by IBM and the Company. The ER License Agreement may be terminated by either party at any time for cause. The EMERGENCY ROOM title is currently being marketed and packaged as a product of IBM. Although pursuant to the ER License Agreement the Company is the sole and exclusive owner of the EMERGENCY ROOM title and has all copyrights thereto, the packaging of the first 45,000 EMERGENCY ROOM CD-ROM disks shipped mistakenly indicates that IBM has the copyright thereto. IBM has, however, agreed to designate the Company's copyright of the EMERGENCY ROOM title on the packaging of subsequent units and the CD-ROM disk.



    DEPENDENCE ON THE DA LICENSE AGREEMENT. The Company also has entered into a Development and License Agreement (the "DA License Agreement," collectively with the ER License Agreement, the "IBM Agreements"), dated November 16, 1995, with IBM for the development and licensing of the

DISTRICT ATTORNEY title, a second contemplated CAREER SIM-TM- title involving the legal profession. Because this title is currently in the initial development stage, there can be no assurance that the Company will be able to develop or complete the project or that the final product, if developed, will be marketed under such title. Pursuant to the DA License Agreement, the Company has granted IBM an exclusive license to, among other things, use, manufacture, sell and distribute the contemplated DISTRICT ATTORNEY title, and IBM (i) has sole responsibility for the marketing, distribution, sale and licensing of the title which will be marketed and identified as an IBM product, (ii) may terminate the DA License Agreement at any time with or without cause, (iii) has a right of first refusal on derivative works, including sequels, within 12 months of acceptance of the title by IBM and (iv) pays the Company a royalty of a stated minimum percentage of revenue (net of returns and allowances) within 60 days after the conclusion of each calendar quarter for U.S. transactions and within 90 days after the conclusion for each calendar quarter for non-U.S. transactions. If IBM exercises its right of first refusal under the DA License Agreement, the terms and conditions, including royalty obligations, will be negotiated by IBM and the Company.


    The Company is currently dependent upon IBM to co-fund product development expenses under the DA License Agreement. Co-funding of development expenses by IBM is based on milestones developed for each contemplated title that approximate the time when development costs are incurred by the Company. The Company anticipates that the contemplated DISTRICT ATTORNEY title will be released by IBM in March 1997, and that the Company will begin to receive royalty checks on shipments of such title in the following quarter. Royalty revenue, if any, from the contemplated DISTRICT ATTORNEY title will only be recognized in accordance with Statement of Financial Accounting Standards No. 48 ("SFAS 48") and the Company's revenue recognition policy as adopted by the Company's Board of Directors (the "Revenue Recognition Policy"), as further described below. Although the Company is currently unable to comply with SFAS 48 and recognize royalty revenue on its only CAREER SIM-TM- title and IBM has limited distribution experience for computer software titles, the Company anticipates that if sales of the contemplated DISTRICT ATTORNEY title are approximately equal to sales of the EMERGENCY ROOM title, royalty revenue from the contemplated DISTRICT ATTORNEY title would be approximately equal to estimated royalty revenue from the EMERGENCY ROOM title. There can be no assurance, however, that sales of the contemplated DISTRICT ATTORNEY title, if successfully completed and marketed, will be approximately equal to sales of the EMERGENCY ROOM title. If IBM were to terminate the DA License Agreement, there can be no assurance that the Company would be able to replace IBM as a co-development partner or that the Company would be able to enter into an agreement with another co-development partner for the co-funding of the Company's products, including, among other things, co-funding of development expenses, on terms similar to the IBM Agreements. See "-- Capital Requirements; Additional Financing Required."



    INABILITY TO RECOGNIZE ROYALTY REVENUE ON THE EMERGENCY ROOM TITLE. IBM currently ships the EMERGENCY ROOM title to IBM's customers under sales and consignment shipment arrangements. The Company is dependent upon IBM for providing it with financial data and information about sales (net of estimated returns) of the Company's products to distributors or through to customers by retailers in the case of consignment shipments. To date, IBM has not provided the Company with sufficient, timely financial data and information about sales and consignment shipments of the EMERGENCY ROOM title during 1995 in order for the Company to recognize royalty revenue on the accrual basis in accordance with SFAS 48. In addition, the Company currently cannot reasonably estimate future product returns as required by SFAS 48 due to the EMERGENCY ROOM title's limited return history. The Company will not recognize royalty revenue from IBM unless it can comply with SFAS 48. There can be no assurance, however, that IBM will provide the Company with sufficient financial data and information in order for the Company to recognize royalty revenue on the accrual basis in accordance with SFAS 48. Royalty revenues on consignment shipments made by IBM are only recognized when both (i) the Company receives evidence of product sell-through from IBM and (ii) the Company can comply with SFAS 48. Based on an analysis pursuant to the Company's Revenue Recognition Policy of, among other things, (i) the Company's and IBM's experience on EMERGENCY ROOM title sales and returns to date, (ii) additional information and data on the EMERGENCY ROOM title which the Company anticipates receiving from IBM, (iii) sales and returns of the Company's past products and other information relating thereto, (iv) information regarding significant purchasers of the Company's products, (v) sales and returns of comparable computer software products of other developers and other information relating thereto and (vi) computer software industry data and practices, the Company anticipates that it will be able to comply with SFAS 48 and recognize royalty revenue, net of estimated returns, on the EMERGENCY ROOM title no sooner than for the third quarter of 1996. There can be no assurance, however, that the Company will be able to recognize royalty revenue on the EMERGENCY ROOM title in the Company's financial statements for the third quarter of 1996. When the Company determines it can comply with SFAS 48 and does recognize royalty revenue, future filings, including without limitation the footnotes to the financial statements of the Company, will set forth the quarters in which products were shipped to which such revenue relates. No royalty revenue from the EMERGENCY ROOM title co-developed with IBM has been recognized in the Company's Statements of Operations for the years ended December 31, 1993, 1994 and 1995. The Company's inability to recognize royalty revenue on an accrual basis for its products, including those products which are co-developed with IBM, could have a material adverse effect on the Company's stock price because the Company will not be able to recognize royalty revenue on products until the Company can comply with SFAS 48. Furthermore, following the Public Offering, the Company will be subject to certain periodic reporting requirements under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). To the extent that IBM does not timely provide the Company with sufficient financial data and information about sales or consignment shipments of the Company's products during any fiscal quarter or year, the Company's operating results during such fiscal quarter or year may be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


    When the Company has the ability, if ever, to record royalties on the accrual method, the Company will not recognize royalty revenue (net of estimated returns) from IBM unless the Company's products are sold to distributors or through to consumers by retailers in the case of consignment shipments. Consequently, the number of the Company's products returned to IBM from its distributors and the timing of any such returns may have a material adverse effect on the Company's future royalty revenue.

    Further, in the event that the Company creates a derivative work with a third party, IBM is entitled to receive certain royalties thereon in accordance with the IBM Agreements. If IBM were to terminate the ER License Agreement, there can be no assurance that the Company will be able to replace IBM's marketing, distributing, selling or licensing efforts or be able to develop derivative products of the EMERGENCY ROOM title or that such termination otherwise will not have a material adverse effect on the Company's business, operating results or financial condition. If IBM were to terminate the DA License Agreement, there can be no assurance that the Company will be able to replace IBM as a co-development partner or be able to develop the contemplated DISTRICT ATTORNEY title or that such termination otherwise will not have a material adverse effect on the Company's business, operating results or financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


    REJECTION OF THE CONTEMPLATED NEWS FLASH TITLE. On January 17, 1996, the Company entered into a letter agreement with IBM for the preparation of the design specification of the contemplated third CAREER SIM-TM- CD-ROM title, the NEWS FLASH title. Under such letter agreement, the Company delivered the final working design specification for such title on March 12, 1996. On April 16, 1996, IBM notified the Company of its decision not to continue the contemplated NEWS FLASH project. Pursuant to the terms of such letter agreement with respect to the contemplated NEWS FLASH project, the Company is free to continue development of such project independent of IBM. If the Company develops such project with a third party, the Company is obligated to return to IBM all amounts paid by IBM to the Company pursuant to the letter agreement. As a result of IBM's notification, the Company has decided to develop the contemplated CAREER SIM-TM- NEWS FLASH title on its own, although the Company may enter into a co-development agreement, affiliate label distribution relationship or other arrangement with respect to the contemplated NEWS FLASH title. There can be no assurances that the Company will develop or complete the NEWS FLASH title with or without a co-development partner or affiliate or pursuant to other arrangements. See "-- Development of New Products; Unproven Acceptance of the Company's Products, Including the EMERGENCY ROOM Title."



    DEPENDENCE ON THE CONTEMPLATED ER CODE BLUE TITLE. On March 15, 1996, the Company entered into a non-binding letter of intent with IBM to begin negotiations on a development and license agreement for a contemplated fourth CAREER SIM-TM- title, the ER CODE BLUE title. Under such letter of intent, the Company will provide IBM with a detailed budget, anticipated development schedule and certain other information about the target audience, estimated sales volume and price and third party involvement. Pursuant to such letter of intent, (i) neither the Company nor IBM is under any obligation to conclude any transaction they contemplate or discuss, (ii) either the Company or IBM can end discussions freely at any time for any reason, (iii) neither the Company nor IBM will have any liability to the other for failure to consummate any transaction, and (iv) all discussion, proposals, term sheets, draft agreements and other similar materials will be null and void if discussions are terminated. On April 17, 1996, IBM notified the Company that it is having internal discussions on how to best utilize its resources in the consumer software market, and that such discussions could affect IBM's decision to enter into a development and licensing agreement regarding the contemplated ER CODE BLUE title. The Company anticipates that if it enters into a development and license agreement with respect to the contemplated ER CODE BLUE title in the second quarter of 1996, such title would be released into the market in the third quarter of 1997, and that the Company will begin to receive royalty checks on shipments of such title in the following quarter. Royalty revenue, if any, from the contemplated ER CODE BLUE title will only be recognized in accordance with SFAS 48 and the Company's revenue recognition policy. Although the Company is currently unable to comply with SFAS 48 and recognize royalty revenue on its only CAREER SIM-TM- title and IBM has limited distribution experience for computer software game titles, the Company anticipates that sales of the contemplated ER CODE BLUE title will be approximately equal to sales of the EMERGENCY ROOM title. There can be no assurance, however, that sales of the contemplated ER CODE BLUE title, if successfully completed and marketed, will be approximately equal to sales of the EMERGENCY ROOM title. There can be no assurances that the Company will enter into an agreement with IBM for the development of the contemplated ER CODE BLUE project, that the Company will be able to develop or complete such project or that the final product, if developed, will be marketed under such title.



    NO COMMITMENT FOR FUTURE TITLES. On April 17, 1996, IBM also notified the Company that it, at the present time, is not prepared to commit to additional projects, including a new project for which the Company submitted a proposal to IBM in April 1996, regardless of the Company's willingness to fund such projects in 1996. There can be no assurances that IBM will commit to any additional projects with the Company in the future.


    To the extent that the Company's titles are marketed as products of IBM, they may not be readily or clearly identified as products of the Company. As a result, there can be no assurance that the Company will gain significant name recognition or the goodwill associated therewith.


    DEPENDENCE ON IBM FOR MARKETING AND DISTRIBUTION. Broad product distribution is one of the most difficult yet critical components of success for a multimedia developer. The Consumer Software Division of IBM is a new division of IBM which is still building the organization necessary to provide in-store sales promotion and support, and which the Company believes has limited experience in marketing, distributing, selling and licensing edutainment software. IBM does not have minimum marketing, distribution, sales or licensing requirements under the ER License Agreement, and no assurance can be given that IBM will actively or successfully market, distribute, sell or license the Company's products. Sales and consignment shipments by IBM are also subject to returns. See "-- Product Returns" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." A failure by IBM to successfully market, distribute, sell or license the Company's Products would have a material adverse effect on the Company's business, operating results and financial condition.

    RELIANCE ON THE EMERGENCY ROOM TITLE; LIMITED PRODUCTS. It is expected that the EMERGENCY ROOM title will be responsible for substantially all of the Company's royalty revenue in fiscal 1996. The Company currently cannot recognize royalties received from IBM as revenue due to its inability to comply with SFAS
48. Based on an analysis pursuant to the Company's Revenue Recognition Policy of, among other things, (i) the Company's and IBM's experience on EMERGENCY ROOM title sales and returns to date, (ii) additional information and data on the EMERGENCY ROOM title which the Company anticipates receiving from IBM, (iii) sales and returns of the Company's past products and other information relating thereto, (iv) information regarding significant purchasers of the Company's products, (v) sales and returns of comparable computer software products of other developers and other information relating thereto and (vi) computer software industry data and practices, the Company anticipates that it will be able to comply with SFAS 48 and recognize royalty revenue, net of estimated returns, on the EMERGENCY ROOM title no sooner than for the third quarter of 1996. There can be no assurance, however, that the Company will be able to recognize royalty revenue on the EMERGENCY ROOM title in the Company's financial statements for the third quarter of 1996. When the Company determines it can comply with SFAS 48 and does recognize royalty revenue, future filings, including without limitation the footnotes to the financial statements of the Company, will set forth the quarters in which products were shipped to which such revenue relates. Consequently, no royalty revenue for the EMERGENCY ROOM title has been recognized in 1995. IBM has notified the Company that IBM expects sales of the EMERGENCY ROOM title to be significantly lower in the first quarter of 1996 as compared to the fourth quarter of 1995. The Company receives no software sales revenue from the EMERGENCY ROOM title due to its royalty arrangement with IBM. While the Company believes that revenue from the EMERGENCY ROOM title will represent a decreasing percentage of revenue after 1996, a more rapid decrease than currently anticipated or a failure to replace the EMERGENCY ROOM title with additional products generating significant revenue could have a material adverse effect on the Company's business, operating results and financial condition. Moreover, if the Company's additional products currently in development do not generate significant revenue, the anticipated decline in future royalty revenue from the EMERGENCY ROOM title will have a material adverse effect on the Company's business, operating results and financial condition. See "Business." The Company has completed the initial development stage of the contemplated DISTRICT ATTORNEY title and is in the initial development stage of the contemplated NEWS FLASH and ER CODE BLUE CAREER SIM-TM-titles. No assurances can be given that the Company will be able to successfully develop or complete any of the contemplated projects, or that any final product, if developed, will be successfully marketed or will achieve customer acceptance. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements, the related notes thereto and other financial information included herein.



    DEVELOPMENT OF NEW PRODUCTS; UNPROVEN ACCEPTANCE OF THE COMPANY'S PRODUCTS, INCLUDING THE EMERGENCY ROOM TITLE. The Company is at an early stage of development and its earnings growth depends primarily upon increased market acceptance of its software products, including the Company's newest title, EMERGENCY ROOM, which was released in October, 1995, and is currently the only product generating significant revenue for the Company. The Company currently cannot recognize royalties received from IBM as revenue due to its inability to comply with SFAS 48. Consequently, no royalty revenue for the EMERGENCY ROOM title has been recognized in 1995. The Company receives no software sales revenue from the EMERGENCY ROOM title due to its royalty arrangement with IBM. There can be no assurance that the EMERGENCY ROOM title, or any of the Company's future titles, will be completed, successfully marketed or achieve customer acceptance. The Company's growth also depends on the Company's continued
introduction of new projects which will require significant additional development, beta testing (testing of the Company's products with customers) and additional investment prior to their introduction into the market. In addition, upon notice from IBM of its decision not to proceed with the development of the contemplated CAREER SIM-TM- NEWS FLASH title, the Company has initially decided to develop such title without the co-funding assistance of IBM, which will cost the Company substantially more than the Company's cost of co-developing the EMERGENCY ROOM and DISTRICT ATTORNEY titles with IBM. There can be no assurances that the Company will develop or complete the NEWS FLASH title with or without a co-development partner or affiliate or pursuant to other arrangements. A failure to develop the project may have a material adverse effect on the Company's business, operating results and financial condition. See "-- Dependence on IBM." There can be no assurance that the Company's product development efforts will progress further with respect to any potential new products or that they will be successfully completed. In addition, there can be no assurance that the Company's potential new products will be capable of being produced in commercial quantities at reasonable costs or that these potential products, if introduced, will be successfully marketed or will achieve customer acceptance. See "-- Fluctuations in Operating Results; Seasonality," "Management Discussion and Analysis of
Financial Condition and Results of Operations," and the Financial Statements, the related notes thereto and other financial information included herein and "Business."

    DEPENDENCE ON NEW PRODUCTS AND PRODUCT ENHANCEMENT INTRODUCTIONS; PRODUCT DELAYS. The Company's success in the software development business depends on, among other things, the timely introduction of successful new products or enhancements of existing products to replace declining revenues from products at the latter stage of a product cycle. Consumer preferences for software products are difficult to predict, and few consumer software products achieve sustained market acceptance. If revenues from new products or enhancements do not replace declining revenues from existing products, the Company's business, operating results and financial condition could be materially adversely affected. The process of developing software products such as those offered by the Company is extremely complex and is expected to become more complex and expensive in the future as new computer formats and technologies are developed. A significant delay in the introduction of one or more new products or enhancements could have a material adverse effect on the ultimate success of such products and on the Company's business, operating results and financial condition, particularly in view of the seasonality of the Company's business. See "-- Fluctuations in Operating Results; Seasonality," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."

    CHANGING PRODUCT FORMATS. The Company must continually anticipate the emergence of, and adapt its products to, popular computer formats for consumer software. When the Company chooses to publish or develop a product for a computer format, it must make a substantial development investment one to two years in advance of shipments of products on that computer format. If the Company invests in a computer format that does not achieve significant market penetration, the Company's planned revenues from those products will be adversely affected and the Company may not recover its development investment. If the Company does not choose to publish or develop a computer format that achieves significant market success, the Company's revenue growth may also be adversely affected. The EMERGENCY ROOM title requires a standard 486 micro-processor computer with Microsoft-Registered Trademark- DOS 6.0, a double speed CD-ROM drive, 50MHz CPU, 4 MB of free hard disk space, a 100% compatible Sound Blaster sound card and an SVGA monitor to be played. The Company is not, at the current time, however, pursuing hardware formats other than IBM-compatible personal computers ("PCs") operating on the
Microsoft-Registered Trademark- Windows-Registered Trademark- 95 operating system for its future titles, including the contemplated DISTRICT ATTORNEY, NEWS FLASH and ER CODE BLUE titles, and there can be no assurance that the Company has chosen to support the computer formats that ultimately will be successful. See "Business -- Industry Background" and "-- Product Development Methodology."

    DEVELOPING MARKET; NEW ENTRANTS. The market for CD-ROM computer software is rapidly evolving and is characterized by an increasing number of market entrants who have introduced or developed multimedia products and services. There are thousands of CD-ROM products competing for retail shelf space that, even in larger stores, is limited to 300 to 500 titles. Furthermore, as is typical in the case of a rapidly evolving industry, demand and market acceptance for newly introduced products and services are subject to a high level of uncertainty. Because the market for CD-ROM computer software is rapidly changing, there can be no assurance that market acceptance of the Company's products will be achieved. See "Business -- Industry Background."

    DEPENDENCE ON PERSONAL COMPUTER SALES. The success of the Company is dependent in part upon the continued consumer use of PCs. To date, the Company's products have been produced for, and its product development efforts are directed toward, multimedia PCs. While the Company may develop products for other computer formats that it believes will achieve significant market penetration, a leveling off or decline in the sales rate of multimedia PCs or the demand for consumer software formatted for multimedia PCs could have a material adverse effect on the Company's business, operating results and financial condition. See "Business -- Product Development Methodology."

    COMPETITION. The computer software development industry is intensely competitive and subject to rapid technological change. Because the edutainment software market segment is still emerging and the cost barriers to entry into this segment are relatively low, the Company expects competition to continue and increase in the future. The Company's competitors range from small companies with limited resources to large, more established producers of entertainment and educational software, many of which have significantly greater assets and greater financial, technical and personnel resources than those of the Company. Increased competition, resulting from, among other things, the timing of competitive product releases and the similarity of such products to those of the Company, may result in significant price competition, reduced profit margins, loss of shelf space or a reduction in sell-through of the Company's products at retail stores, any of which could have a material adverse effect on the Company's business, operating results or financial condition. In addition, the Company believes that large software companies, media companies and film studios are increasing their focus on the interactive entertainment and edutainment sectors of the software market and, as a result of their financial and other resources, name recognition, customer base and licensed rights, are significant competitors in the software industry. Current and future competitors with greater financial resources than the Company may be able to carry larger inventories, undertake more extensive marketing campaigns, adopt more aggressive pricing policies and make higher offers or guarantees to software developers and co-development partners than the Company. New hardware formats and electronic delivery systems may be introduced into the software market and potential new competitors may enter the software development and distribution market, resulting in greater competition for the Company. There can be no assurance that the Company will have the resources required to respond effectively to market or technological changes or to compete successfully with current or future competitors or that competitive pressures faced by the Company will not materially and adversely affect the Company's business, operating results or financial condition. See "Business -- Competition."

    FLUCTUATIONS IN OPERATING RESULTS; SEASONALITY. The Company may experience significant quarterly fluctuations in net sales and operating results due to a variety of factors, including fluctuations in the mix of products with varying profit margins sold by the Company or its co-development partner, the size and rate of growth of the consumer software market, market acceptance of the Company's products and those of its competitors, development and promotional expenses relating to the introduction of new products or enhancements of existing products, projected and actual changes in computer formats, the timing and success of product introductions, product returns, changes in pricing policies by the Company or its co-development partner and its competitors, the accuracy of retailers' forecasts of consumer demand, the timing of orders from major customers, order cancellations, delays in shipment, and delays in the recognition of royalty revenue from sales and consignment shipments of the Company's products. The significant shifts in quarterly expenses experienced by the Company throughout 1994 and 1995 are primarily due to changes in product development expenses, which are net of co-funded development expenses. In addition, general and administrative expenses increased during the third and fourth quarters of 1995 due to an increase in the Company's overhead structure and completion of the development phase of the EMERGENCY ROOM title. The Company also expects to experience significant fluctuations in its quarterly profit margins as a result of changes in the mix of products with varying profit margins sold by the Company or its co-development partner from quarter to quarter, the timing of product introductions and the recognition of royalty revenue received from its co-development partner, IBM. In response to competitive pressures, the Company or its co-development partner may take certain pricing or marketing actions that could materially adversely affect the

Company's business, operating results and financial condition. Products are generally shipped by the Company's co-development partner as orders are received and, accordingly, the Company currently operates with no backlog, and will not until such time, if ever, as the Company manufactures the products it develops. The Company's expense levels are based, in part, on its expectations regarding future revenues and, as a result, operating results would be disproportionately adversely affected by a decrease in revenues or a failure to meet the Company's revenues expectations. Defective products may result in higher customer support costs and product returns. Typically, revenues are highest during the fourth fiscal quarter, decline in the first fiscal quarter and are lowest in the second and third fiscal quarters. This seasonal pattern is due primarily to the increased demand for the Company's products during the calendar year-end holiday selling season. IBM has notified the Company that IBM expects sales of the EMERGENCY ROOM title to be significantly lower in the first quarter of 1996 as compared to the fourth quarter of 1995. Furthermore, due to the Company's inability to comply with SFAS 48, no royalty revenue on the EMERGENCY ROOM title will be recognized in the Company's Statements of Operations unless the Company can comply with SFAS 48. Based on an analysis pursuant to the Company's Revenue Recognition Policy of, among other things, (i) the Company's and IBM's experience on EMERGENCY ROOM title sales and returns to date, (ii) additional information and data on the EMERGENCY ROOM title which the Company anticipates receiving from IBM, (iii) sales and returns of the Company's past products and other information relating thereto, (iv) information regarding significant purchasers of the Company's products, (v) sales and returns of comparable computer software products of other developers and other information relating thereto and (vi) computer software industry data and practices, the Company anticipates that it will be able to comply with SFAS 48 and recognize royalty revenue, net of estimated returns, on the EMERGENCY ROOM title no sooner than for the third quarter of 1996. There can be no assurance, however, that the Company will be able to recognize royalty revenue on the EMERGENCY ROOM title in the Company's financial statements for the third quarter of 1996. When the Company determines it can comply with SFAS 48 and does recognize royalty revenue, future filings, including without limitation the footnotes to the financial statements of the Company, will set forth the quarters in which products were shipped to which such revenue relates. See "-- Dependence on IBM." Other fluctuations in retail sales are related to the school market, which generally purchases most products at the beginning of the school year in September or in late spring, when software budgets must be expended. There can be no assurance that the Company will achieve profitability and, even if achieved, that such profitability will be consistent on a quarterly or annual basis. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


    PRODUCT RETURNS. The Company, through its co-development partner, IBM, accepts product returns or provides markdowns or other credits on varying terms in the event that the customer holds excess inventory of the Company's products. When the Company has the ability, if ever, to record royalties on the accrual basis, the Company will recognize no royalty revenue (net of estimated returns) from IBM unless the Company's products are sold to distributors or through to consumers by retailers in the case of consignment shipments. Further, approximately one-half of the initial shipment of EMERGENCY ROOM units are being sold on consignment and may be returned to IBM in any number and at any time if they are not sold. In addition, it is typical in the software industry that products shipped may be returned for a period of up to 180 days from the date of shipping. Software products as complex as those published by the Company may contain undetected errors when first introduced or when new versions are released. It is the Company's practice to accept returns of defective, damaged or shelf-worn products at any time. If the Company can comply with SFAS 48 and recognize royalty revenue on the accrual basis of accounting, at the time of product shipment, the Company will establish reserves, including reserves under the Company's policies for stock balancing, price protection and returns of defective, damaged and shelf-worn products, which will estimate the potential for future returns of products based on historical return rates, seasonality of sales, retailer inventories of the Company's products and other factors. Product returns that exceed the Company's future reserves, or loss of or delay in market acceptance of a new product as a result of software failures or otherwise, could materially and adversely affect the Company's business, operating results and financial condition. Although the Company will maintain reserves which it believes to be adequate with respect to product returns and price reductions, there can be no assurance that actual returns to the Company will not exceed the reserves to be established. Consequently, the Company's financial results of subsequent periods may be adversely affected by returns of products shipped in prior periods. See "Risk Factors -- Dependence on IBM," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Marketing and Distribution."

    ABSENCE OF PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE. Prior to the Public Offering, there has been no public market for the Common Stock. Although an application has been made to have the Common Stock quoted and traded on The Nasdaq SmallCap Market, there can be no assurance that an active trading market in the Common Stock will develop or, if it does develop, that it will be sustained after the completion of the Public Offering. The Public Offering price for the Common Stock was determined by negotiation between the Company and the Underwriter and is not necessarily related to the Company's asset value, net worth or other established criteria of value. The Underwriter may make a market in the Common Stock of the Company upon closing of the Public Offering, but there is no assurance that the Underwriter will be successful in its efforts. The loss of market makers or failure of market makers to make a market for the Common Stock will have a material adverse effect on the market for the Common Stock. See "Risk Factors" and "Underwriting." Market prices for the Common Stock following the Public Offering will be influenced by a number of factors, including quarterly variations in the financial results of the Company and its competitors, changes in earnings, estimates by analysts, conditions in the computer software industry, the overall economy and the financial markets.

    CURRENT INDEBTEDNESS. After giving effect to the use of proceeds from the Public Offering, the Company will have four outstanding unsecured promissory notes, two of which are each in the principal amount of $73,200, payable to each of Ariella J. Lehrer, Ph.D., the Chairman of the Company's Board of Directors, President and Chief Executive Officer, and Stanley Wojtysiak, the Company's Secretary and a Director. These promissory notes mature on March 31, 1997. The Company also has outstanding an unsecured promissory note in the principal amount of $260,051 payable to Dr. Lehrer's father-in-law, which matures on March 31, 1997, and an unsecured promissory note in the amount of $120,885 payable to an unrelated third party over a one-year period beginning July 1, 1996. See "Management's Discussion and Analysis of Operating Results and Financial Condition" and "Certain Transactions." The Company has historically not made principal payments on any of such indebtedness, although the Company has made interest payments on such indebtedness from time to time in the past. After the Public Offering, the Company anticipates making payments of all accrued interest on such indebtedness and thereafter making principal and interest payments on such indebtedness as they come due from revenue. Based on present operations, there is no assurance that the Company will have available sufficient funds to satisfy its current indebtedness as and when it comes due.

    UNCERTAIN AVAILABILITY OF DEFERRED TAX ASSETS. The Company provides a valuation allowance for deferred tax assets when it is more likely than not, based on available evidence, that some portion or all of the deferred tax assets will not be realized. In management's opinion, it cannot determine if it is more likely than not that the Company will generate sufficient future taxable income before 2010, the year after all currently available net operating loss carryforwards expire, to utilize all of the Company's deferred tax assets. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements, the related notes thereto and other financial information included herein.

    DEPENDENCE UPON KEY INDIVIDUALS. The future success of the Company is dependent to a significant degree upon the continuing performance and contributions of its senior management and on its ability to attract, motivate and retain highly qualified employees. In particular, the Company is highly dependent on the management services and unique expertise of Dr. Lehrer (Chairman of the Company's Board of Directors, President and Chief Executive Officer). The Company currently maintains a $1,000,000 life insurance policy on Dr. Lehrer, the beneficiary of which is the Company. The

Company also has entered into employment agreements with Dr. Lehrer and certain other members of the Company's senior management. See "Management -- Employment Contracts, Termination of Employment and Change-in-Control Arrangements." The loss of the services of any of the Company's senior management would have a material adverse effect on the business operating results or financial condition of the Company. Competition for highly qualified employees is intense, and there can be no assurance that the Company will be able to retain its highly qualified employees or that it will be able to attract, assimilate or retain other highly qualified personnel in the future. The inability to attract and retain the necessary technical, managerial and marketing personnel could have a material adverse effect upon the Company's business, operating results or financial condition. See "Business -- Employees" and "Management."

    DILUTION AND DIVIDEND POLICY. Purchasers of the Common Stock in the Public Offering will experience immediate and substantial dilution of approximately $4.15 per share in the net tangible book value per share of Common Stock from the $6.00 per share Public Offering price or approximately 69.2% of the purchase price paid per share in the Public Offering. "Proforma net tangible book value" represents the total amount of the Company's tangible assets less the Company's total amount of liabilities; "net tangible book value per share" means such excess divided by the number of shares of Common Stock outstanding. The Company expects that it will retain all available earnings, if any, generated by its operations for the development and growth of its business and does not anticipate paying any cash dividends on its Common Stock in the foreseeable future. In addition, the payment of cash dividends may be limited by financing agreements or arrangements entered into by the Company in the future. See "Dividend Policy" and "Dilution."

    NO DIVIDENDS ON COMMON STOCK. The Company anticipates that for the foreseeable future all earnings, if any, will be retained for the development, marketing and distribution of software titles and for other corporate purposes. Accordingly, the Company does not currently anticipate paying cash dividends in the foreseeable future. See "Dividend Policy."

    CONCENTRATION OF SHARE OWNERSHIP. Holders of Common Stock are entitled to one vote per share on all matters on which the holders of Common Stock are entitled to vote and the holders of Common Stock may cumulate their votes in the election of directors. Immediately following the Public Offering, the Company's directors and officers as a group collectively will have approximately 26.71% of the combined voting power of the outstanding shares of Common Stock on a fully diluted basis. Upon consummation of the Public Offering and conversion of $700,000 in principal amount of the Convertible Note into 534,351 shares of Common Stock and giving effect to exercise of the warrants granted by the Company to EBC Trust Corporation ("EBC") to purchase 200,000 shares of Common Stock, subject to adjustment under certain circumstances, at an initial purchase price of $1.31 per share (the "Warrants"), EBC, the holder of the Convertible Note, will have approximately 29.58% of the outstanding shares of Common Stock. See "Principal Stockholders" and "Description of Capital Stock -- Common Stock." There is no relationship or voting arrangement between any officer or director of the Company and EBC or any officer or director of EBC.

    SHARES ELIGIBLE FOR FUTURE SALE. Upon completion of the Public Offering, the Company will have outstanding 2,282,551 shares of Common Stock, assuming conversion of the Convertible Note, assuming no exercise of the Underwriter's over-allotment option and assuming no exercise of outstanding options under the Company's 1995 Stock Option/Stock Issuance Plan after December 31, 1995. Other than the 1,000,000 shares sold in the Public Offering, 1,282,551 shares will be subject to lock-up agreements restricting their transfer until 365 days after the date of the Public Offering and will not be eligible for sale in the public market for 365 days after the date of the Public Offering, except with the prior written consent of the Underwriter. The holders of all such shares have agreed with the Underwriter not to offer, sell, contract to sell or otherwise dispose, directly or indirectly, any shares of Common Stock or securities exercisable for Common Stock or exercise any registration rights with respect thereto for a period of 365 days after the Public Offering. The Company has reserved 292,800 shares for issuance upon exercise of the Warrants, all of which are subject to certain registration rights. The Registration Statement, of which this Prospectus forms a part, covers the resale of

(i) 534,351 shares of Common Stock to be issued prior to closing of the Public Offering in connection with the conversion of $700,000 in principal amount of the Convertible Note and (ii) 200,000 shares of Common Stock issuable upon exercise of the Warrants (collectively, the "Resale Shares"). The Resale Shares are being registered for resale, but are not, however, part of the underwritten Public Offering. Upon consummation of the Public Offering, the Company will issue the JBO Warrant to the Underwriter, which is exercisable into 92,800 shares of Common Stock 12 months following the date of the Public Offering. The JBO Warrant contains certain demand and piggyback registration rights. After the termination of the 365-day lock-up, an additional 720,000 shares of Common Stock will be eligible for sale in the public market pursuant Rule 144 under the Securities Act of 1993, as amended (the "Securities Act"), over the 12 months following expiration of the lock-up. In addition, as of May 6, 1996, options to purchase an aggregate of 390,000 shares of Common Stock granted under the Company's 1995 Stock Option/Stock Issuance Plan (the "1995 Stock Option/Stock Issuance Plan"), and 50,000 shares of Common Stock granted outside the 1995 Stock Option/Stock Issuance Plan, were outstanding, all of which are subject to the 365-day lock-up described above. As of May 6, 1996, the Company had reserved 150,000 shares for issuance upon purchase by employees under the Company's Employee Stock Purchase Plan, none of which had been purchased. See "Management
- -- Employee Stock Purchase Plan." The Company intends to register 50,000 shares of Common Stock on a registration statement on Form S-8 shortly after the effective date of the Public Offering that are reserved for issuance pursuant to an option granted to a consultant as compensation for services rendered to the Company in connection with the development of the EMERGENCY ROOM title. Sales of substantial amounts of Common Stock in the public market (or the perception that such sales could occur) after the Public Offering could adversely affect the market price of the Common Stock. See "Description of Capital Stock -- Registration Rights" and "Shares Eligible for Future Sale."


    EFFECT OF CERTAIN CHARTER PROVISIONS; ANTITAKEOVER EFFECTS OF CERTIFICATE OF INCORPORATION AND DELAWARE LAW. The Board of Directors of the Company has the authority to issue up to 5,000,000 shares of Preferred Stock (the "Preferred Stock") and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. The Company has no present plans to issue shares of Preferred Stock. In addition, the Company will, upon consummation of the Public Offering, be subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law. In general, this statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder unless such business combination is approved in the prescribed manner. These provisions of the Company's Certificate of Incorporation and of the Delaware General Corporation Law could have the effect of making it more difficult for a party to acquire, or of discouraging a party from attempting to acquire, control of the Company. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of Common Stock. See "Management -- Executive Officers and Directors," "Description of Capital Stock -- Preferred Stock" and "-- Certain Provisions of the Delaware General Corporation Law."

    LIMITED PROTECTION OF INTELLECTUAL PROPERTY AND RISK OF LITIGATION. The Company's success and ability to compete is dependent in part upon its proprietary technology. The Company regards its technology as proprietary and relies primarily on a combination of trademark, copyright, trade secret laws, third-party non-disclosure agreements and other methods to protect its proprietary rights. The source code for the Company's proprietary software is protected both as a trade secret and as an unpublished and unregistered copyrighted work. The EMERGENCY ROOM product contains proprietary software which is comprised of the manager routines and system code for such product. The Company is designing the contemplated DISTRICT ATTORNEY, NEWS FLASH and ER CODE BLUE products using the same basic software manager routines and system code as the EMERGENCY ROOM product. In addition, since release of the EMERGENCY ROOM product, the Company has made improvements in the software manager routines and system code for use in its contemplated products. The technology in which the Company has proprietary rights is embodied in its software. This includes the EMERGENCY ROOM software, the improved software which it intends to utilize in its contemplated products and its off-line tools for translating data. The Company presently does not have other technology in which it has proprietary rights. The Company's software may give it a competitive advantage with respect to a competitor entering the market in that the competitor would have to undergo the software development needed to make its products. However, a competitor could independently develop software which provides the same results as does the Company's software without copying the Company's software such that the Company's proprietary rights are not violated. The Company's software does not represent the only way in which the results and effects of the Company's products could be achieved. Furthermore, despite these precautions, it may be possible for a third party to copy or otherwise obtain and use the Company's products or technology without authorization, or to develop similar or superior technology independently. In addition, copyright and trade secret protection may be unavailable or limited in certain foreign countries. The Company generally enters into confidentiality and invention assignment agreements with its employees and consultants, and generally limits access to and distribution of its software, documentation and other proprietary information. Nevertheless, there can be no assurance that the steps taken by the Company will prevent misappropriation of its technology. In addition, litigation may be necessary in the future to enforce the Company's intellectual property rights, to protect the Company's trade secrets, to determine the validity and scope of the proprietary rights of others, or to defend against claims of infringement or invalidity. Such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on the Company's business, operating results or financial condition. See "Business -- Proprietary Rights."

    There can be no assurance that infringement or invalidity claims (or claims for indemnification resulting from infringement or invalidity claims) by third parties will not be asserted or prosecuted against the Company or that any such assertions or prosecutions will not materially adversely affect the Company's business, operating results or financial condition. Irrespective of the validity or the successful assertion of such claims, the Company would incur significant costs and diversion of resources with respect to the defense thereof which could have a material adverse effect on the Company's business, operating results or financial condition. If any claims or actions are asserted against the Company, the Company may seek to obtain a license under a third party's intellectual property rights. There can be no assurance, however, that under such circumstances a license would be available under reasonable terms or at all. See "Business -- Proprietary Rights."

    UNCERTAIN MANAGEMENT OF GROWTH. The Company is undergoing and expects to continue to undergo in the future a period of rapid expansion and growth. In response, the Company will be required to implement a variety of new and/or upgraded management systems and expand its administrative staff. In addition, the Company expects to develop three CAREER SIM-TM- titles, the contemplated DISTRICT ATTORNEY, NEWS FLASH and ER CODE BLUE titles at the same time. The Company has never developed three titles at the same time, and there can be no assurance that the Company will be able to develop successfully any or all of such titles. There can be no assurance that the Company's systems, financial resources, procedures and controls will be adequate to support the Company's operations or the development and marketing of such titles, or that Company management will be able to implement the strategies necessary to exploit fully the market window for the Company's products. The Company has recently hired a new chief financial officer and an executive producer and will continue to hire key personnel in high level management positions in the future. The Company's ability to manage its future growth effectively will require it to continue to attract, motivate and retain highly qualified employees and to improve its management information systems. If the Company is unable to manage expansion and growth effectively, the Company's business, operating results and financial condition will be materially adversely affected. See "Business -- Company Strategy," "-- Products," "-- Employees" and "-- Facilities."

    IMPACT OF POTENTIAL NASDAQ DELISTING. The Company has applied for trading of the Common Stock on The Nasdaq SmallCap Market, subject to official notice of issuance. The National Association of Securities Dealers, Inc. ("NASD") has rules which establish criteria for the initial and continued listing of securities on The Nasdaq SmallCap Market. Under the rules for initial listing, a company must have, among other things, at least $4,000,000 in total assets, at least $2,000,000 in total stockholders' equity and a minimum bid price of $3.00 per share. For continued listing on The Nasdaq SmallCap Market, a company must maintain, among other things, at least $2,000,000 in total assets, at least $1,000,000 in stockholders' equity, and a minimum bid price of $1.00 per share. Giving effect to the receipt and application of the net proceeds of the Public Offering on December 31, 1995, the Company would expect to have approximately $5,300,000 in total assets and approximately $4,400,000 in total stockholders' equity.

    If the Company were to continue to incur operating losses, it might not be able to maintain the standards for continued listing and the listed securities could be subject to delisting from The Nasdaq SmallCap Market. If the Company's securities are delisted, trading in the delisted securities could thereafter be conducted on the NASD Bulletin Board which is commonly referred as the "pink sheets." If this were to occur, an investor would find it more difficult to dispose of the Company's securities or to obtain accurate quotations as to the price of the Company's securities and it could have an adverse effect on the coverage of news concerning the Company. In addition, if the Company's securities were delisted, they would be subject to a rule that imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (accredited investors are generally persons having net worth in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with a spouse). For transactions covered by this rule, the broker-dealer must make a special suitability determination for the purchaser and must have received the purchaser's written consent to the transaction prior to sales and further must disclose certain information concerning the risks of purchasing low-priced securities on the market for such securities. Consequently, delisting, if it occurred, would adversely affect the ability of broker-dealers to sell the Common Stock and the ability of purchasers in the Public Offering to sell the Common Stock in the secondary market and would make subsequent financing more difficult.

    In order for the Common Stock to be included for trading on The Nasdaq SmallCap Market, there must exist market makers and specialists, respectively, to support trading in the Common Stock. As of the date of this Prospectus, two brokerage firms, including the Underwriter, sufficient to satisfy the requirements of The Nasdaq SmallCap Market have indicated their intention to engage in market making activities with respect to the Common Stock. There is no obligation on the part of the Underwriter, or any other brokerage firm, to continue to act as a market maker. In the event that the market makers and specialists cease to function as such, public trading in the Common Stock will be adversely affected or may cease entirely. See "Underwriting."

    UNDERWRITER'S INFLUENCE ON THE MARKET MAY HAVE ADVERSE CONSEQUENCES. A significant number of shares of Common Stock may be sold to customers of the Underwriter. Such customers subsequently may engage in transactions for the sale or purchase of such securities through or with the Underwriter. Although it has no legal obligation to do so, the Underwriter may from time to time in the future make a market in and otherwise effect transactions in the Common Stock. To the extent the Underwriter acts as a market maker in the Common Stock, it may be a dominating influence in that market. The price and liquidity of Common Stock may be affected by the degree, if any, of the Underwriter's participation in the market. Such market making activities, if commenced, may be discontinued at any time or from time to time by the Underwriter without obligation or prior notice. Any discontinuance by the Underwriter of its market making activities will adversely affect the price and liquidity of the securities. See "Underwriting."

    UNDERWRITER'S  LIMITED  EXPERIENCE.    The Underwriter  was  organized  as a
broker-dealer in 1993, and the Public Offering is the first public offering underwritten by the Underwriter. See "Underwriting."

                                USE OF PROCEEDS

    The net proceeds to be received from the sale of the 1,000,000 shares of Common Stock offered by the Company in the Public Offering at an estimated Public Offering price of $6.00 per share and, after deducting underwriting discounts and estimated expenses payable by the Company, are estimated to be approximately $4,772,000. The Company expects to use $300,000 of such proceeds to repay $300,000 in principal indebtedness to EBC under the Convertible Note. The Convertible Note matures on November 21, 1996 and has an interest rate of 10% per annum. The Company expects to use $25,000 of such proceeds to pay a consultant pursuant to the terms of a fee agreement dated September 29, 1995 between the Company and such consultant. The remainder of such net proceeds will be used to fund the Company's portion of the completion costs for the contemplated DISTRICT ATTORNEY title and co-development of one new contemplated CAREER SIM-TM- title, the ER CODE BLUE title, and the development of another new contemplated CAREER SIM-TM- title, the NEWS FLASH title, without the co-funding assistance of IBM, the primary costs of which are salary expense and external video production costs, and for working capital additions to the Company's management infrastructure, relocation of the Company to a larger facility and general corporate purposes.

                                DIVIDEND POLICY

    The Company has not paid dividends since its inception. The Company currently intends to retain all earnings, if any, for use in the expansion of its business and therefore does not anticipate paying any dividends in the foreseeable future. In addition, the payment of cash dividends may be limited by financing agreements entered into by the Company in the future.

                                    DILUTION

    At December 31, 1995, the Company had a proforma net tangible book value (giving effect to the issuance of 7,200 shares of Common Stock to certain individuals for services performed and the conversion of $700,000 in principal amount of the Convertible Note into 534,351 shares of Common Stock at a conversion price of $1.31 per share) of $(671,945), or $(0.52) per share. "Proforma net tangible book value" represents the total amount of the Company's tangible assets less the Company's total amount of liabilities; "proforma net tangible book value per share" means such excess divided by the number of shares of Common Stock outstanding. After giving effect to the sale by the Company of the 1,000,000 shares of Common Stock in the Public Offering (assuming the Public Offering price of $6.00 per share and after deduction of the estimated underwriting discounts and commissions and estimated Public Offering expenses payable by the Company), and the application of the estimated net proceeds to be received by the Company therefrom, the pro forma net tangible book value of the Common Stock at December 31, 1995 would have been approximately $4,229,996, or $1.85 per share. See "Use of Proceeds." This represents an immediate increase in net tangible book value of $2.37 per share to existing stockholders and an immediate dilution of $4.15 or approximately 69.2% per share to investors purchasing shares of Common Stock in the Public Offering (the "New Investors"). "Dilution" per share represents the difference between the price per share to be paid by the New Investors and the pro forma net tangible book value per share after giving effect to the Public Offering. The following table illustrates such dilution:

Assumed Public Offering price per share.............................             $    6.00
  Net tangible book value per share before giving effect to the
   Public Offering..................................................  $   (0.52)
  Increase in net tangible book value per share attributable New
   Investors........................................................       2.37
                                                                      ---------
Pro forma net tangible book value per share after giving effect to
 the Public Offering................................................                  1.85
                                                                                 ---------
Dilution per share to New Investors.................................             $    4.15
                                                                                 ---------
                                                                                 ---------

    The following table summarizes, on a pro forma basis at December 31, 1995, the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid by existing stockholders and to be paid by New Investors at an assumed Public Offering price of $6.00 per share:

                                                         SHARES PURCHASED           TOTAL CONSIDERATION
                                                     -------------------------  ---------------------------  AVERAGE PRICE
                                                       NUMBER       PERCENT        AMOUNT        PERCENT       PER SHARE
                                                     -----------  ------------  -------------  ------------  -------------
Founders...........................................      720,000          31%   $       5,000           0%     $    0.01
Other Existing Stockholders........................      562,551          25%         756,400          11%          1.34
New Investors......................................    1,000,000          44%       6,000,000          89%          6.00
                                                     -----------         ---    -------------         ---
Total..............................................    2,282,551         100%   $   6,761,400         100%
                                                     -----------         ---    -------------         ---
                                                     -----------         ---    -------------         ---

    The foregoing calculations assume no exercise of any outstanding stock options or warrants to purchase Common Stock. During the year ended and subsequent to December 31, 1995, the Company (i) issued the Warrants, (ii) issued stock options to purchase an aggregate of 440,000 shares of Common Stock pursuant to the Company's 1995 Stock Option/Stock Issuance Plan and certain stock option grants outside the 1995 Stock Option/Stock Issuance Plan at a weighted average exercise price of $5.09 per share, (iii) had an aggregate of 131,800 shares of Common Stock reserved for future issuance under the Company's 1995 Stock Option/Stock Issuance Plan, (iv) reserved an aggregate of 150,000 shares of Common Stock for issuance under the Company's Purchase Plan and (v) issued the JBO Warrant. To the extent the Warrants are exercised there will be further dilution to New Investors. See "Management -- 1995 Stock Option/Stock Issuance Plan," "-- Employee Stock Purchase Plan" and "Shares Eligible for Future Sale."

                                 CAPITALIZATION

    The following table sets forth the capitalization of the Company (i) as of December 31, 1995, (ii) pro forma as of December 31, 1995 giving effect to the reincorporation of the Company as a Delaware corporation, the issuance of 534,351 shares of Common Stock upon conversion of $700,000 in principal amount of the Convertible Note and the issuance of 7,200 shares of Common Stock to certain individuals for services performed and (iii) as adjusted as of December 31, 1995 to reflect the sale of 1,000,000 shares of Common Stock offered by the Company hereby (at an assumed Public Offering price of $6.00 per share after deducting the estimated underwriting discounts and commissions and Public Offering expenses) and the application of the estimated net proceeds therefrom. This table should be read in conjunction with the "Use of Proceeds," "Management Discussion and Analysis of Financial Condition and Results of Operations" and the Company's Financial Statements, the related notes thereto and other financial information included elsewhere in this Prospectus.


                                                                              DECEMBER 31, 1995
                                               --------------------------------------------------------------------------------
                                                                                                     PUBLIC
                                                                 PRO FORMA                          OFFERING            AS
                                                HISTORICAL      ADJUSTMENTS       PRO FORMA       ADJUSTMENTS      ADJUSTED (3)
                                               ------------     ------------     ------------     ------------     ------------
Notes payable and current portion of long-
 term debt (1)...............................       332,842               0           332,842        (272,400)(6)       60,442
                                               ------------     ------------     ------------     ------------     ------------
Long-term debt and accrued interest, less
 current portion (1).........................     1,005,242        (389,798)(4)       615,444               0          615,444
                                               ------------     ------------     ------------     ------------     ------------
Stockholders' equity:
  Preferred Stock, par value $.001 per share,
   5,000,000 shares authorized; none issued
   and outstanding...........................             0               0                 0               0                0
  Common Stock, par value $.001 per share,
   10,000,000 shares authorized; 741,000
   shares issued and outstanding
   (historical), 1,282,551 shares issued and
   outstanding (pro forma), 2,282,551 issued
   and outstanding (as adjusted) (2).........       546,823         714,400(5)      1,261,223       4,772,000(7)     6,033,223
  Accumulated deficit........................    (1,371,413)       (310,202)(4)    (1,681,615)        (45,105)(8)   (1,726,720)
                                               ------------     ------------     ------------     ------------     ------------
    Total Equity.............................      (824,590)        404,198          (420,392)      4,726,895        4,306,503
                                               ------------     ------------     ------------     ------------     ------------
Total Capitalization.........................       513,494          14,400           527,894       4,454,495        4,982,389
                                               ------------     ------------     ------------     ------------     ------------
                                               ------------     ------------     ------------     ------------     ------------


- --------------------------
(1) See Notes 4, 6, 8 and 9 of Notes to Financial Statements for information concerning the Company's commitments.

(2) Excludes (i) 200,000 shares of Common Stock reserved for issuance upon exercise of the Warrants, (ii) 92,800 shares of Common Stock reserved for issuance upon exercise of the JBO Warrant, (iii) an aggregate of 440,000 shares of Common Stock issuable upon exercise of outstanding stock options,
    (iv) an aggregate of 131,800 shares of Common Stock reserved for future issuance under the Company's 1995 Stock Option/Stock Issuance Plan and (v) an aggregate of 150,000 shares of Common Stock reserved for future issuance under the Company's Purchase Plan. See "Management -- 1995 Stock Option/Stock Issuance Plan," "Certain Transactions," "Shares Eligible for Future Sale" and Note 8 of Notes to Financial Statements.

(3) Adjusted to give effect to the use of the estimated proceeds of the Public Offering based on an estimated Public Offering price of $6.00 per share. See "Use of Proceeds."


(4) Gives effect to the conversion into common stock of $700,000 of convertible debt, less the associated unamortized original issue discount of $310,202 which has been recognized as interest expense on the date of conversion.


(5) Gives effect to the conversion into common stock of $700,000 of convertible debt and the issuance of 7,200 shares of common stock valued at $14,400.

(6) Gives effect to the repayment of $300,000 of debt, less the associated unamortized original issue discount of $27,600.

(7) Gives effect to the net proceeds received from the Public Offering of $4,772,000.

(8) Gives effect to the recognition in interest expense of the unamortized original issue discount of $27,600 on debt repaid with the proceeds of the Public Offering, and the recognition in interest expense of deferred loan fees, associated with the aforementioned repaid debt, of $17,505.

                            SELECTED FINANCIAL DATA

    The statement of operations data set forth below with respect to the years ended December 31, 1993, 1994 and 1995, and the balance sheet data at December 31, 1994 and 1995 are derived from, and are qualified by reference to, the audited financial statements included elsewhere in this Prospectus. The statement of operations data set forth below with respect to the years ended December 31, 1991 and 1992 and the balance sheet data at December 31, 1991, 1992 and 1993 are derived from the unaudited financial information prepared on the same basis as the audited financial statements. In the opinion of management, all unaudited financial information includes all adjustments, consisting of normal recurring adjustments, necessary to present fairly the information presented. The information presented below should be read in conjunction with and is qualified by "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's Financial Statements, the related notes thereto and other financial information included herein.

                                                                       YEAR ENDED DECEMBER 31,
                                                ---------------------------------------------------------------------
                                                    1991          1992          1993          1994          1995
                                                ------------  ------------  ------------  ------------  -------------
STATEMENT OF OPERATIONS DATA:
Revenue:
  Royalties...................................  $     12,272  $     17,657  $     34,819  $     16,809  $       9,179
  Software sales..............................       216,397       158,146       421,715        69,856         36,399
  Consulting..................................             0             0             0       100,000          6,000
                                                ------------  ------------  ------------  ------------  -------------
    Total.....................................  $    228,669  $    175,803  $    456,534  $    186,665  $      51,578
                                                ------------  ------------  ------------  ------------  -------------
                                                ------------  ------------  ------------  ------------  -------------
Costs and expenses:
  Cost of royalties...........................             0             0             0             0         13,939
  Cost of software sales......................        98,640        45,754       177,661        46,783         31,528
  Product development (1).....................       109,215       193,879        81,959       196,595         72,951
  General and administrative..................        61,544       111,643       124,634       133,644        336,457
  Selling.....................................         2,265         2,784        31,467         9,829         21,216
                                                ------------  ------------  ------------  ------------  -------------
    Total.....................................       271,664       354,060       415,721       386,851        476,091
                                                ------------  ------------  ------------  ------------  -------------
Income (Loss) from operations.................       (42,995)     (178,257)       40,813      (200,186)      (424,513)
Interest expense..............................        11,493        25,251        41,775        51,707        267,005
                                                ------------  ------------  ------------  ------------  -------------
Net loss......................................  $    (54,488) $   (203,508) $       (962) $   (251,893) $    (691,518)
                                                ------------  ------------  ------------  ------------  -------------
                                                ------------  ------------  ------------  ------------  -------------
Pro forma net loss (2)........................                                                          $    (779,768)
                                                                                                        -------------
                                                                                                        -------------
Net loss per common share.....................  $      (0.04) $      (0.15) $          0  $      (0.18) $       (0.49)
Pro forma net loss per common share...........                                                          $       (0.55)
Dividends per share...........................             0             0             0             0              0
Weighted average common stock shares
 outstanding..................................     1,396,218     1,396,218     1,396,218     1,396,218      1,396,218


                                                                         AS OF DECEMBER 31,
                                                ---------------------------------------------------------------------
                                                    1991          1992          1993          1994          1995
                                                ------------  ------------  ------------  ------------  -------------
BALANCE SHEET DATA:
Cash and cash equivalents.....................  $     60,728  $        756  $      3,389  $     20,750  $     365,190
Working capital (deficiency)..................      (160,878)     (390,578)       16,631      (186,013)      (162,097)
Total assets..................................        74,193        24,537       191,601        96,492        710,890
Long-term debt (including current portions)...       174,471       378,046       485,673       626,431      1,338,084
Stockholders' deficit.........................      (218,532)     (422,040)     (423,002)     (674,895)      (824,590)


- ------------------------
(1) Product development expenses for the years ended December 31, 1993, 1994, and 1995 are net of co-funding of development expenses of $141,162, $338,058 and $261,410, respectively.

(2) Reflects a proforma adjustment of $88,250 for increased compensation expense as a result of assuming employment agreements entered into during 1995 and 1996 had been in effect as of January 1, 1995.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following discussion should be read in conjunction with the Financial Statements, Notes to Financial Statements and other financial information included herein. Certain statements set forth herein are forward-looking and involve risks and uncertainties. For information regarding potential factors that could have a material adverse effect on the Company's business, operating results and financial condition refer to the "Risk Factors" section.

OVERVIEW

    The Company was organized in California in 1989, as a successor to a partnership formed in 1986, and was reincorporated in Delaware in March, 1996 through a merger with and into its wholly-owned subsidiary, which was incorporated in Delaware in 1995. The Company develops software products for the rapidly growing "edutainment" market. An edutainment product combines entertainment and education content for home and educational institutions, in which learning is an integral part of playing a game. The EMERGENCY ROOM title, the Company's first and currently only marketed CAREER SIM-TM- title, is a multimedia computer simulation designed to provide a realistic and involving experience of what it is like to be an emergency room doctor.


    The Company has entered into co-development agreements with IBM for its first two CAREER SIM-TM- titles, including the EMERGENCY ROOM title, which IBM began marketing in October, 1995, and the contemplated DISTRICT ATTORNEY title. Under such co-development agreements, IBM co-funds development expenses that are approximately equal to one-half of the projected cost for each title. The amount of the co-funding to be provided by IBM, which is developed from projections of the development costs made by the Company and reviewed by IBM, is an agreed upon dollar amount specified in the development agreement. Funds are committed by IBM based on milestones developed for each title that approximate the time when costs are incurred by the Company. This co-funding, as recognized in the Company's Statements of Operations, has been offset against product development expenses. The Company recognized $141,162, $338,058 and $261,410 in product development expense co-funding, or approximately 63%, 63% and 78% of the Company's total product development expenses, for the years ended December 31, 1993, 1994 and 1995, respectively. This co-funding provided by IBM exceeded the anticipated 50% product development expense co-funding due to variances between projected and actual costs of developing the EMERGENCY ROOM title. The variance was due to this projection being the first projection developed by the Company for this type of software product. In addition, the Company capitalized $90,446 of product development costs during 1995, which caused the co-funding percentage to increase to 78% from 63% in the prior year. The Company expects this co-funding percentage to more closely approximate 50% on future co-developed products due to the Company having more experience in projecting product development costs. The loss of IBM as a co-development partner would have a material adverse effect on the Company's business, operating results and financial condition.



    DEPENDENCE ON THE ER LICENSE AGREEMENT. Pursuant to the ER License Agreement, (i) the Company has granted IBM an exclusive license to, among other things, use, manufacture, sell and distribute the EMERGENCY ROOM title which IBM began marketing in October, 1995, (ii) IBM has a right of first refusal on derivative works within 12 months of acceptance of the title by IBM and (iii) IBM is contractually obligated to pay the Company a royalty of a stated percentage of revenue (net of returns and allowances) within 60 days after the conclusion of each calendar quarter. If IBM exercises its right of first refusal under the ER License Agreement, the terms and conditions, including royalty obligations, will be negotiated by IBM and the Company. The ER License Agreement may be terminated by either party at any time for cause. The EMERGENCY ROOM title is currently being marketed and packaged as a product of IBM. Although pursuant to the ER License Agreement the Company is the sole and exclusive owner of the EMERGENCY ROOM title and has all copyrights thereto, the packaging of the first 45,000 EMERGENCY ROOM CD-ROM disks shipped mistakenly indicates that IBM has the copyright thereto. IBM has, however, agreed to designate the Company's copyright of the EMERGENCY ROOM title on the packaging of subsequent units and the CD-ROM disk.


    DEPENDENCE ON THE DA LICENSE AGREEMENT. The Company also has entered into the DA License Agreement with IBM for the development and licensing of, the DISTRICT ATTORNEY title, a second contemplated CAREER SIM-TM- title involving the legal profession. Because the DISTRICT ATTORNEY title is currently in the initial development stage, there can be no assurance that the Company will be able to develop or complete the project or that the final product, if developed, will be marketed under such title. Pursuant to the DA License Agreement, the Company has granted IBM an exclusive license to, among other things, use, manufacture, sell and distribute the DISTRICT ATTORNEY title, and IBM (i) has sole responsibility for the marketing, distribution, sale and licensing of the title which will be marketed and identified as an IBM product, (ii) may terminate the DA License Agreement at any time with or without cause, (iii) has a right of first refusal on derivative works, including sequels, within 12 months of acceptance of the title by IBM and (iv) pays the Company a royalty of a stated minimum percentage of revenue (net of returns and allowances) within 60 days after the conclusion of each calendar quarter for U.S. transactions and within 90 days after the conclusion for each calendar quarter for non-U.S. transactions. If IBM exercises its right of first refusal under the DA License Agreement, the terms and conditions, including royalty obligations, will be negotiated by IBM and the Company.



    The Company is currently dependent upon IBM to co-fund product development expenses under the DA License Agreement. Co-funding of development expenses by IBM is based on milestones developed for each contemplated title that approximate the time when development costs are incurred by the Company. As of December 31, 1995, $650,000 of the total contractual future development expense co-funding had not been paid to the Company under the DA License Agreement. This co-funding will be earned and received in the future by the Company as it completes development milestones set forth in the DA License Agreement. The Company anticipates that the contemplated DISTRICT ATTORNEY title will be released by IBM in March 1997, and that the Company will begin to receive royalty checks on shipments of such title in the following quarter. Royalty revenue, if any, from the contemplated DISTRICT ATTORNEY title will only be recognized in accordance with SFAS 48 and the Company's Revenue Recognition Policy. Although the Company is currently unable to comply with SFAS 48 and recognize royalty revenue on its only CAREER SIM-TM- title and IBM has limited distribution experience for computer software titles, the Company anticipates that if sales of the contemplated DISTRICT ATTORNEY title are approximately equal to sales of the EMERGENCY ROOM title, royalty revenue from the contemplated DISTRICT ATTORNEY title would be approximately equal to estimated royalty revenue from the EMERGENCY ROOM title. There can be no assurance, however, that sales of the contemplated DISTRICT ATTORNEY title, if successfully completed and marketed, will be approximately equal to sales of the EMERGENCY ROOM title. If IBM were to terminate the DA License Agreement, there can be no assurance that the Company would be able to replace IBM as a co-development partner or that the Company would be able to enter into an agreement with another co-development partner for the co-funding of the Company's products, including, among other things, co-funding of development expenses, on terms similar to the IBM Agreements. See "Risk Factors -- Capital Requirements; Additional Financing Required;" "-- Dependence on IBM."



    REJECTION OF THE CONTEMPLATED NEWS FLASH TITLE. On January 17, 1996, the Company entered into a letter agreement with IBM for the preparation of the design specification of the contemplated third CAREER SIM-TM- title, the NEWS FLASH title. Under such letter agreement, the Company delivered the final working design specification for such title on March 12, 1996. On April 16, 1996, IBM notified the Company of its decision not to continue the contemplated NEWS FLASH project. Pursuant to the terms of such letter agreement with respect to the contemplated NEWS FLASH project, the Company is free to continue development of such project independent of IBM. If the Company develops such project with a third party, the Company is obligated to return to IBM all amounts paid by IBM to the Company pursuant to such letter agreement. As a result of IBM's notification, the Company has decided to develop such title on its own, which will cost the Company substantially more than the Company's cost of co-developing the EMERGENCY ROOM and DISTRICT ATTORNEY titles with IBM, although the Company may enter into a co-development agreement, affiliate label distribution relationship or other arrangement with respect to the contemplated NEWS FLASH title. There can be no assurances that the Company will develop or complete the NEWS FLASH title with or without a co-development partner or affiliate or pursuant to other arrangements. See "Risk Factors -- Development of New Products; Unproven Acceptance of the Company's Products, Including the EMERGENCY ROOM Title."



    On March 15, 1996, the Company entered into a non-binding letter of intent with IBM to begin negotiations on a development and license agreement for a contemplated fourth CAREER SIM-TM- title, the contemplated ER CODE BLUE title. Under such letter of intent, the Company will provide IBM with a detailed budget, anticipated development schedule and certain other information about the target audience, estimated sales volume and price and third party involvement. Pursuant to such letter of intent, (i) neither the Company nor IBM is under any obligation to conclude any transaction they contemplate or discuss, (ii) either the Company or IBM can end discussions freely at any time for any reason, (iii) neither the Company nor IBM will have any liability to the other for failure to consummate any transaction, and (iv) all discussion, proposals, term sheets, draft agreements and other similar materials will be null and void if discussions are terminated. On April 17, 1996, IBM notified the Company that it is having internal discussions on how to best utilize its resources in the consumer software market, and that such discussions could affect IBM's decision to enter into a development and licensing agreement regarding the contemplated ER CODE BLUE title. The Company anticipates that if it enters into a development and license agreement with respect to the contemplated ER CODE BLUE title in the second quarter of 1996, such title would be released into the market in the third quarter of 1997, and that the Company will begin to receive royalty checks on shipments of such title in the following quarter. Royalty revenue, if any, from the contemplated ER CODE BLUE title will only be recognized in accordance with SFAS 48 and the Company's revenue recognition policy. Although the Company is currently unable to comply with SFAS 48 and recognize royalty revenue on its only CAREER SIM-TM- title and IBM has limited distribution experience for computer software game titles, the Company anticipates that sales of the contemplated ER CODE BLUE title will be approximately equal to sales of the EMERGENCY ROOM title. There can be no assurance, however, that sales of the contemplated ER CODE BLUE title, if successfully completed and marketed, will be approximately equal to sales of the EMERGENCY ROOM title. There can be no assurances that the Company will enter into an agreement with IBM for the development of the contemplated ER CODE BLUE project, that the Company will be able to develop or complete such project or that the final product, if developed, will be marketed under such title. See "Risk Factors -- Dependence on IBM."


    On April 17, 1996, IBM also notified the Company that, at the present time, it is not prepared to commit to additional projects, including a new project for which the Company submitted a proposal to IBM in April 1996, regardless of the Company's willingness to fund such projects in 1996. There can be no assurances that IBM will commit to any additional projects with the Company in the future.

    The Company anticipates that each of these titles will be completed on time and at the costs originally determined. However, unforeseen technical problems could result in higher development costs per title, longer periods for title completion  and  delays  in introduction  of  titles  to the  market.  See "Risk
Factors." Each license agreement may be terminated by the Company's co-development partner at any milestone and there can be no assurance that the Company will be able to recover any of the funds it has expended for co-development of such products. The Company reserves the right, at the discretion of its Board of Directors, to reallocate its use of the net proceeds of the Public Offering in response to these and other factors. Pending the use of the net proceeds for such purposes, the Company will invest such proceeds in short-term, interest-bearing investments.

    Currently the Company's revenue is derived from royalties, software sales and consulting fees. IBM currently ships the EMERGENCY ROOM title to IBM's customers under sales and consignment shipment arrangements. Royalty revenues consist of royalties earned on sales of software developed with IBM, from which the Company earns a specified percentage of the sales price or a specified dollar amount per unit. To date, IBM has not provided the Company with sufficient, timely financial data and information about sales and consignment shipments of the EMERGENCY ROOM title during 1995 in order for the Company to recognize royalty revenue on the accrual basis in accordance with SFAS 48. In addition, the Company currently cannot reasonably estimate future product returns as required by SFAS 48 due to the EMERGENCY ROOM title's limited return history. The Company will not recognize royalty revenue from IBM on a cash basis unless it can comply with SFAS 48. There can be no assurance, however, that IBM will provide the Company with sufficient financial data and information in order for the Company to recognize royalty revenue on the accrual basis in accordance with SFAS 48. Cash received for royalty revenues on consignment shipments made by IBM are only recognized when both (i) the Company receives evidence of product sell-through from IBM and (ii) the Company can comply with SFAS 48. Based on an analysis pursuant to the Company's Revenue Recognition Policy of, among other things, (i) the Company's and IBM's experience on EMERGENCY ROOM title sales and returns to date, (ii) additional information and data on the EMERGENCY ROOM title which the Company anticipates receiving from IBM, (iii) sales and returns of the Company's past products and other information relating thereto, (iv) information regarding significant purchasers of the Company's products, (v) sales and returns of comparable computer software products of other developers and other information relating thereto and (vi) computer software industry data and practices, the Company anticipates that it will be able to comply with SFAS 48 and recognize royalty revenue, net of estimated returns, on the EMERGENCY ROOM title no sooner than for the third quarter of 1996. There can be no assurance, however, that the Company will be able to recognize royalty revenue on the EMERGENCY ROOM title in the Company's financial statements for the third quarter of 1996. When the Company determines it can comply with SFAS 48 and does recognize royalty revenue, future filings, including without limitation the footnotes to the financial statements of the Company, will set forth the quarters in which products were shipped to which such revenue relates. No royalty revenue from the EMERGENCY ROOM title developed with IBM has been recognized in the Company's Statements of Operations for the years ended December 31, 1993, 1994 and 1995. Software sales, which consist of sales of Company-owned software by the Company, are recorded at the time of shipment provided that no significant vendor and post-contract support obligations remain outstanding and collection of the resulting receivable is deemed probable by management. Consulting revenue includes a variety of consulting services, including comprehensive studies of the edutainment software market performed for the Company's software co-development partner. Consulting revenue is recognized when services are performed.


    Product development costs, which are net of co-funding of development expenses, primarily include personnel expenses and costs associated with external video production for use in the Company's software titles. Co-funding of development expenses by IBM is based on milestones developed for each contemplated title that approximate the time when development costs are incurred by the Company. In exchange, the Company's co-development partner is granted certain rights in the finished product relating to, among other things, marketing, distribution, trademarks and derivative products. Co-funding of development expenses is recognized as a ratio of related product development costs as these costs are incurred. This ratio is calculated by dividing the total estimated co-funded development expenses to be received by the total estimated product development costs. Cost of royalties consists of the amortization of capitalized software costs. In accordance with Statement of Financial Accounting Standards No. 86 (SFAS 86), the Company capitalizes internal development costs, net of related co-funded development expenses, on a project when technological feasibility for such project has been established. The Company ceases capitalizing such costs when the products derived from the project are available for general release to customers. The capitalized costs are then amortized over the useful life of the products. Cost of software sales consists of product packaging and documentation. Selling expenses primarily include freight and miscellaneous advertising. General and administrative expenses are primarily personnel expenses, professional expenses and other overhead costs.

    The Company's prospects must be considered in light of the risks, expenses and difficulties encountered by companies in early stages of development, particularly companies in new and rapidly evolving markets. The Company has incurred net losses since inception and expects to continue to operate at a loss during 1996. As of December 31, 1995, the Company had an accumulated deficit of $1,248,513.

SEASONALITY


    Typically, shipments are highest during the fourth fiscal quarter, decline in the first fiscal quarter and are lowest in the second and third fiscal quarters. This seasonal pattern is due primarily to the increased demand for the Company's products during the calendar year-end holiday selling season. Furthermore, due to the Company's inability to comply with SFAS 48, no royalty revenue on the EMERGENCY ROOM title will be recognized in the Company's Statement of Operations unless the Company can comply with SFAS 48. Based on an analysis pursuant to the Company's Revenue Recognition Policy of, among other things, (i) the Company's and IBM's experience on EMERGENCY ROOM title sales and returns to date, (ii) additional information and data on the EMERGENCY ROOM title which the Company anticipates receiving from IBM, (iii) sales and returns of the Company's past products and other information relating thereto, (iv) information regarding significant purchasers of the Company's products, (v) sales and returns of comparable computer software products of other developers and other information relating thereto and (vi) computer software industry data and practices, the Company anticipates that it will be able to comply with SFAS 48 and recognize royalty revenue, net of estimated returns, on the EMERGENCY ROOM title no sooner than for the third quarter of 1996. There can be no assurance, however, that the Company will be able to recognize royalty revenue on the EMERGENCY ROOM title in the Company's financial statements for the third quarter of 1996. When the Company determines it can comply with SFAS 48 and does recognize royalty revenue, future filings, including without limitation the footnotes to the financial statements of the Company, will set forth the quarters in which products were shipped to which such revenue relates. IBM has notified the Company that IBM expects sales of the EMERGENCY ROOM title to be significantly lower in the first quarter of 1996 as compared to the fourth quarter of 1995. Other fluctuations in retail sales are related to the school market, which generally purchases most products at the beginning of the school year in September or in late spring, when software budgets must be expended. In terms of OEM or hardware and software bundling opportunities, the potential for these sales exists year round. The Company achieved approximately 23%, 34% and 12% of its total sales during the final quarter of 1993, 1994 and 1995, respectively. See "Risk Factors -- Fluctuations in Operating Results; Seasonality."


QUARTERLY RESULTS

    The following table sets forth unaudited operating data for each of the specified quarters for the years ended December 31, 1994 and 1995. This quarterly information has been prepared on the same basis as the annual consolidated financial statements and, in the opinion of management, contains all normal recurring adjustments necessary to state fairly the information set forth herein. The unaudited quarterly financial data presented below has not been subject to a review by BDO Seidman,

LLP, the Company's independent public accountants. The operating results for any quarter are not necessarily indicative of results for any future period. See the Financial Statements, the related notes thereto and other financial information included herein.


                                                    1994                                        1995
                                 ------------------------------------------  ------------------------------------------
                                   FIRST     SECOND      THIRD     FOURTH      FIRST     SECOND      THIRD     FOURTH
                                  QUARTER    QUARTER    QUARTER    QUARTER    QUARTER    QUARTER    QUARTER    QUARTER
                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Revenue:
  Royalties....................  $   2,661  $   3,947  $   7,570  $   2,631  $   4,100  $   2,700  $   2,379  $       0
  Software sales...............     27,493     19,638     11,429     11,296     16,379     12,740      7,280          0
  Consulting...................          0          0     50,000     50,000          0          0          0      6,000
                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Total......................     30,154     23,585     68,999     63,927     20,479     15,440      9,659      6,000
                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Costs and expenses:
  Cost of royalties............          0          0          0          0          0          0          0     13,939
  Cost of software sales.......     18,393     13,138      7,646      7,606     14,185     11,032      6,311          0
  Product development..........     41,204     55,361     39,484     60,546          0          0          0     72,951
  General and administrative...     24,435     33,667     40,779     34,763     46,819     47,842     66,727    175,069
  Selling......................      2,148      2,947      3,445      1,289      4,235      6,358      8,229      2,394
                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Total......................     86,180    105,113     91,354    104,204     65,239     65,232     81,267    264,353
                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income (Loss) from
 operations....................    (56,026)   (81,528)   (22,355)   (40,277)   (44,760)   (49,792)   (71,608)  (258,353)
Interest expense...............     11,395     12,322     12,521     15,469     13,076     14,465     26,113    213,351
                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net loss.......................  $ (67,421) $ (93,850) $ (34,876) $ (55,746) $ (57,836) $ (64,257) $ (97,721) $(471,704)
                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------


    The following table sets forth certain unaudited statement of operations data as a percentage of revenue for the periods indicated:


                                                    1994                                    1995
                                    -------------------------------------   -------------------------------------
                                     FIRST    SECOND     THIRD    FOURTH     FIRST    SECOND     THIRD    FOURTH
                                    QUARTER   QUARTER   QUARTER   QUARTER   QUARTER   QUARTER   QUARTER   QUARTER
                                    -------   -------   -------   -------   -------   -------   -------   -------
Revenue:
  Royalties.......................       9%       17%       11%        4%       20%       17%       25%        0%
  Software sales..................      91%       83%       17%       18%       80%       83%       75%        0%
  Consulting......................       0%        0%       72%       78%        0%        0%        0%      100%
                                    -------   -------   -------   -------   -------   -------   -------   -------
    Total.........................     100%      100%      100%      100%      100%      100%      100%      100%
                                    -------   -------   -------   -------   -------   -------   -------   -------
                                    -------   -------   -------   -------   -------   -------   -------   -------
Costs and expenses:
  Cost of royalties...............       0%        0%        0%        0%        0%        0%        0%      232%
  Cost of software sales..........      61%       56%       11%       12%       69%       71%       65%        0%
  Product Development.............     137%      235%       57%       95%        0%        0%        0%    1,216%
  General and administrative......      81%      143%       59%       54%      229%      310%      691%    2,918%
  Selling.........................       7%       12%        5%        2%       21%       41%       85%       40%
                                    -------   -------   -------   -------   -------   -------   -------   -------
    Total.........................     286%      446%      132%      163%      319%      422%      841%    4,406%
                                    -------   -------   -------   -------   -------   -------   -------   -------
Income (Loss) from operations.....    (186)%    (346)%     (32)%     (63)%    (219)%    (322)%    (741)%  (4,306)%
Interest expense..................      38%       52%       18%       24%       64%       94%      270%    3,556%
                                    -------   -------   -------   -------   -------   -------   -------   -------
Net loss..........................    (224)%    (398)%     (50)%     (87)%    (283)%    (416)%  (1,012)%  (7,862)%
                                    -------   -------   -------   -------   -------   -------   -------   -------
                                    -------   -------   -------   -------   -------   -------   -------   -------


    The shifts in quarterly revenue are primarily due to the timing of the Company's consulting contracts. In addition, software sales and royalties related to the Company's self-developed software titles generally decreased each quarter as the Company's titles lose market share to competing software titles designed to better take advantage of the new computer hardware available in the marketplace.

    The significant shifts in quarterly expenses throughout 1994 and 1995 are primarily due to changes in product development costs, which are net of co-funded development expenses. In addition, general and administrative expenses increased during the third and fourth quarters of 1995 due to an increase in the Company's overhead structure and completion of the development phase of the EMERGENCY ROOM title. These product development costs represent the costs to develop the EMERGENCY

ROOM and DISTRICT ATTORNEY titles, with co-funded development expenses from the sharing of the co-development costs being recorded as a ratio of these costs as they are incurred. The changes in the quarterly amounts of this item are due to the Company being in various stages of product development which necessitates different levels of expenditures between those quarters. The Company expects this quarterly volatility to continue in the future, which will be driven by the development of its products under existing and new co-development agreements. The Company expects significant royalty revenue from these products as they are developed and sold to partially offset the quarterly volatility related to product development. In addition, the Company does not expect software sales and consulting revenues to be significant components of revenue in the future. The Company is focusing its resources on its software products under co-development, affiliate or other arrangements.

YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

    Total revenue for 1995 decreased by $135,087 or 72%, as compared to 1994. Revenue by type for 1994 and 1995 is as follows:

                                                YEARS ENDED
                                                DECEMBER 31,
                                          ------------------------
                                             1994         1995
                                          -----------  -----------
Revenue
  Royalties.............................  $    16,809  $     9,179
  Software sales........................       69,856       36,399
  Consulting............................      100,000        6,000
                                          -----------  -----------
Total...................................  $   186,665  $    51,578
                                          -----------  -----------
                                          -----------  -----------


    Royalty revenue decreased by $7,630 or 45% due to, among other things, the introduction of competing software titles designed to better take advantage of the new personal computer hardware available in the marketplace. In addition, IBM shipped approximately 45,000 units, 25,000 units of which were consignment shipments, of the EMERGENCY ROOM title to vendors during the fourth quarter of 1995. No royalty revenue from the EMERGENCY ROOM title developed with IBM has been recognized in the Company's Statements of Operations for the year ended December 31, 1995. The Company will not recognize royalty revenue from IBM unless it can comply with SFAS 48. There can be no assurance, however, that IBM will provide the Company with sufficient financial data and information in order for the Company to recognize royalty revenue on the accrual basis in accordance with SFAS 48. Royalty revenues on consignment shipments made by IBM will only be recognized when both (i) the Company receives evidence of product sell-through from IBM and (ii) the Company can comply with SFAS 48. Based on an analysis pursuant to the Company's Revenue Recognition Policy of, among other things, (i) the Company's and IBM's experience on EMERGENCY ROOM title sales and returns to date, (ii) additional information and data on the EMERGENCY ROOM title which the Company anticipates receiving from IBM, (iii) sales and returns of the Company's past products and other information relating thereto, (iv) information regarding significant purchasers of the Company's products, (v) sales and returns of comparable computer software products of other developers and other information relating thereto and (vi) computer software industry data and practices, the Company anticipates that it will be able to comply with SFAS 48 and recognize royalty revenue, net of estimated returns, on the EMERGENCY ROOM title no sooner than for the third quarter of 1996. There can be no assurance, however, that the Company will be able to recognize royalty revenue on the EMERGENCY ROOM title in the Company's financial statements for the third quarter of 1996. When the Company determines it can comply with SFAS 48 and does recognize royalty revenue, future filings, including without limitation the footnotes to the financial statements of the Company, will set forth the quarters in which products were shipped to which such revenue relates. In February 1996, the Company received two royalty checks from IBM in the aggregate amount of $312,787, which amount is subject to offset for product returns to IBM. No royalty revenue related to these checks will be recognized until the revenue recognition parameters discussed above are satisfied. If the Company's contemplated products currently in development do not generate significant revenue, the anticipated decline in future royalty revenue from the EMERGENCY ROOM title will have a material adverse effect on the Company's business, operating results and financial condition.

    In addition, the Company is dependent upon IBM for providing it with financial data and information about sales (net of estimated returns) of the Company's products to distributors or through to customers by retailers in the case of consignment shipments. In order for the Company to comply with SFAS 48 and recognize royalty revenue on an accrual basis, it will require sufficient, timely financial and sales data from IBM. To date, IBM has not provided the
Company   with  sufficient  financial  data  and  information  about  sales  and consignment shipments of the EMERGENCY ROOM title during 1995 in order for the Company to recognize royalty revenue on the accrual basis. Following the Public Offering, the Company will be subject to certain periodic reporting requirements under the Exchange Act. To the extent that IBM does not timely provide the Company with sufficient financial data and information about sales or consignment shipments of the Company's products during any fiscal quarter or year, the Company's operating results during such fiscal quarter or year may be materially adversely affected.

    Software sales continued to decrease as the unit sales volume of the Company's self-developed software titles, MUTANOID MATH CHALLENGE and MUTANOID WORD CHALLENGE, decreased due to the introduction of competing software titles designed to better take advantage of the new personal computer hardware available in the marketplace. Consulting revenues decreased from 1994 to 1995 due to the Company taking on fewer and smaller consulting contracts during 1995 than 1994. The Company, principally represented by Dr. Lehrer, was engaged in 1994 by two companies to perform consulting services. The first engagement involved developing a specific computer software product design. The second engagement  involved  strategic  planning  in  the  technology  area.  The  1995 consulting revenue was earned through advising a company on the overall strategic plan for one of its divisions.

    Total cost of revenue for 1995 decreased by $1,316 or 3%, as compared to 1994. Cost of revenue by type for 1994 and 1995 is as follows:

                                                YEARS ENDED
                                                DECEMBER 31,
                                          ------------------------
                                             1994         1995
                                          -----------  -----------
Cost of Revenue
  Royalties.............................  $         0  $    13,939
  Software Sales........................       46,783       31,528
                                          -----------  -----------
Total...................................  $    46,783  $    45,467
                                          -----------  -----------
                                          -----------  -----------

    The increase in cost of royalties is due to the amortization of capitalized software development costs in 1995 associated with the development of the EMERGENCY ROOM title. Cost of software sales decreased by $15,255 or 33% during 1995 due to the decline in sales of the Company's self-developed software titles during 1995 compared to 1994. The gross margin on software sales also declined from 33% in 1994 to 13% in 1995, which was primarily due to fewer multi-unit sales to single customers during 1995. The cost of consulting revenue was negligible for 1994 and 1995 and therefore has not been separately disclosed.

    Product development expenses, which are net of co-funding of development expenses, decreased by $123,644 or 63% during 1995 as compared to 1994. The decrease was primarily due to the completion of the development phase of the EMERGENCY ROOM title at the end of the third quarter of 1995, which was partially offset by the commencement of the development phase of the contemplated DISTRICT ATTORNEY title during the fourth quarter. In addition, the Company capitalized $90,446 of product development costs during the first three quarters of 1995, while no costs were capitalized during 1994.

    General and administrative expenses increased by $202,813 or 152% during 1995 as compared to 1994. The increase is principally due to the increase in the Company's overhead structure, resulting from an increase in the number of employees, including the hiring of the Company's new chief financial officer. In addition, the Company's development staff had a greater percentage of its time allocable to development of its CAREER SIM-TM- software titles during 1994 than in 1995, causing a larger percentage of their departmental expenses to be allocated to general and administrative expenses in 1995 than in 1994 (see related decrease in product development expenses during 1995 discussed above). During 1995 and 1996, the Company entered into employment agreements with key members of management. Had these agreements been in place throughout 1994 and 1995, total general and administrative expenses would have been $121,000 and $88,250 higher for the years ended December 31, 1994 and 1995.

    Selling expenses increased by $11,387 or 116% from 1994 to 1995. The increase in selling expenses is primarily due to miscellaneous expenditures associated with the EMERGENCY ROOM title.


    Interest expense increased by $215,298 or 416% from 1994 to 1995. This increase is primarily due to interest expense incurred during the fourth quarter related to the principal amount of the Convertible Note obtained by the Company on November 21, 1995. Interest expense on the Convertible Note results from (i) the 10% interest rate on the Convertible Note, (ii) amortization of the difference in the fair value of the Warrants at the date of grant and the conversion feature of the Convertible Note and their exercise price and (iii) amortization of deferred loan costs associated with the Convertible Note.


YEAR ENDED DECEMBER 31, 1994 COMPARED TO YEAR ENDED DECEMBER 31, 1993

    Total revenue for 1994 decreased by $269,869 or 59%, as compared to 1993. Revenue by type for 1993 and 1994 is as follows:

                                                YEARS ENDED
                                                DECEMBER 31,
                                          ------------------------
                                             1993         1994
                                          -----------  -----------
Revenue
  Royalties.............................  $    34,819  $    16,809
  Software sales........................      421,715       69,856
  Consulting............................            0      100,000
                                          -----------  -----------
Total...................................  $   456,534  $   186,665
                                          -----------  -----------
                                          -----------  -----------

    The significant shift in the makeup of the Company's revenue mix from 1993 to 1994 is due to greater software sales of MUTANOID MATH CHALLENGE and MUTANOID WORD CHALLENGE occurring during 1993, the unit sales volume of which significantly slowed during 1994 due to the introduction of competing software titles designed to better take advantage of the new personal computer hardware available in the marketplace. In addition, the Company also earned significant consulting revenues from two consulting contracts during 1994. The Company, principally represented by Dr. Lehrer, was engaged in 1994 by two companies to perform consulting services. The first engagement involved developing a specific computer software product design. The second engagement involved strategic planning in the technology area.

    Due to the significant decrease in software sales revenue discussed above, cost of software sales decreased by $130,878 or 74% during 1994 as compared to 1993. The decrease in the gross margin from 58% in 1993 to 33% in 1994 was primarily due to the repackaging of the Company's software titles in 1994 and fewer multi-unit sales to single customers in 1994 as compared to 1993. The cost of consulting revenue was negligible for 1994 and therefore has not been separately disclosed.

    Product development expenses, which are net of co-funding of development expenses, increased by $114,636 or 140% during 1994 as compared to 1993. The increase was primarily due to the commencement of the development phase of the EMERGENCY ROOM title during 1993, while the Company spent all of 1994 continuing development of this software title.

    Selling expenses decreased by $21,638 or 69% from 1993 to 1994. The decrease in selling expenses was primarily due to the decrease in software sales during 1994 discussed above.

    General and administrative expenses increased by $9,010 or 7% from 1993 to 1994. This increase is due to the increase in the Company's cost structure during 1994 necessitated by the development of the EMERGENCY ROOM title. During 1995 and 1996, the Company entered into employment agreements with key members of management. Had these agreements been in place throughout 1993 and 1994, total general and administrative expenses would have been $193,850 and $121,000 higher for the years ended December 31, 1993 and 1994.

LIQUIDITY AND CAPITAL RESOURCES

    The Company has financed its operations since inception primarily through loans from its principal stockholders, related parties and finance companies, as evidenced by cash provided by financing sources of $77,500, $100,000 and $815,208 for the years ended December 31, 1993, 1994 and 1995. The Company had cash outflows from operations of $64,170, $24,960 and $335,615 for the years ended December 31, 1993, 1994 and 1995. These cash outflows are primarily due to net losses caused by research and development expenses associated with the EMERGENCY ROOM and contemplated DISTRICT ATTORNEY titles. Development of the EMERGENCY ROOM and contemplated DISTRICT ATTORNEY titles also required the Company to acquire certain equipment, primarily computers, and incur certain capitalizable development costs totalling $10,697, $57,679 and $135,153 for the years ended December 31, 1993, 1994 and 1995. Due to the Company's stockholders' deficiency of $1,070,392 and working capital deficiency of $162,097 as of December 31, 1995, the Company's independent certified public accountants have included an explanatory paragraph in their report stating that these factors raise substantial doubt as to the Company's ability to continue as a going concern. See "Risk Factors -- Uncertainty as a Going Concern; -- Dependence on Proceeds of the Public Offering."

    The Company is dependent on the proceeds of the Public Offering to repay certain indebtedness, to fund new product and business development and to expand sales and marketing activities. See Financial Statements, the related notes thereto and other financial information included herein. See "Risk Factors -- Development of New Products; Unproven Acceptance of the Company's Products, Including the EMERGENCY ROOM Title; -- Uncertain Management of Growth" and "Use of Proceeds."

    The Company has two outstanding unsecured promissory notes each in the principal amount of $73,200, payable to each of Ariella J. Lehrer, Ph.D., the Company's Chairman of the Board, President and Chief Executive Officer, and Stanley Wojtysiak, the Company's Secretary and a Director. These promissory notes mature on March 31, 1997. The Company also has outstanding an unsecured promissory note in the principal amount of $260,051 payable to Dr. Lehrer's father-in-law, which matures on March 31, 1997, and an unsecured promissory note in the amount of $120,885 payable to an unrelated third party over a one-year period beginning July 1, 1996. See "Risk Factors -- Current Indebtedness" and "Certain Transactions." The Company has historically not made principal payments on any of such indebtedness, although the Company has made interest payments on such indebtedness from time to time in the past. After the Public Offering, the Company anticipates making payments of all accrued interest on such indebtedness and thereafter making principal and interest payments on such indebtedness as they come due from revenue.

    The losses that the Company has experienced since inception have generated a tax net operating loss of $942,000. The Tax Reform Act of 1986 contains provisions which limit the federal net operating loss carryforwards available that can be used in any given year in the event of certain occurrences, including significant ownership changes. In addition, the Company provides a valuation allowance for deferred tax assets when it is more likely than not, based on available evidence, that some portion or all of the deferred tax assets will not be realized. In management's opinion, it cannot determine if it is more likely than not that the Company will generate sufficient future taxable income before 2010, the year after all currently available net operating loss carryforwards expire, to utilize all of the Company's deferred tax assets. A valuation allowance has been recognized for the full amount of the deferred tax asset of $377,000 at December 31, 1995. See "Risk Factors -- Uncertain Availability of Tax Assets."

    In November, 1995, the Company's liquidity improved when it obtained the $1,000,000 Convertible Note from a third party lender. The proceeds from issuance of the Convertible Note, net of legal fees of $50,000, finder's fees of $50,000, a placement agent fee of $50,000 and the payoff of outstanding debt of $154,498, has been applied to working capital. Interest on the Convertible Note accrues at the rate of 10% per annum and is payable monthly, beginning on December 1, 1995; provided, however, that the  Company  is  required to  prepay  $300,000  of the  principal  of  the
Convertible Note with the proceeds of the Public Offering. See "Use of Proceeds." In addition, $700,000 in principal amount of the Convertible Note is convertible at the option of the holder into shares of Common Stock of the Company at the per share conversion price of $1.31. EBC has agreed with the Company to convert such $700,000 in principal amount of the Convertible Note into 534,351 shares of Common Stock at the per share conversion price of $1.31 upon the closing of the Public Offering. In connection with the Convertible Note, the Company also granted EBC a warrant to purchase 200,000 shares of Common Stock, subject to adjustment under certain circumstances at an initial purchase price of $1.31 per share.


    The Company expects to continue making expenditures to acquire additional hardware, software, furniture and fixtures and to lease additional office space as it expands, although no material commitments have been made by the Company as of May 6, 1996. In addition, the Company does not expect future expenditures for these items to be material in nature. The Company anticipates that its principal future expenditures will be for continued research and development in connection with the development and implementation of its technology, sales and marketing activities, costs related to the production of its software titles and general and administrative expenses, with additional general and administrative expenses being incurred due to the Company becoming a public reporting company.


    The Company anticipates that its capital resources, including the proceeds from the Public Offering and co-funding of development expenses by IBM will be sufficient to satisfy its capital requirements for the next 18 to 24 months. The Company is also currently co-developing the contemplated DISTRICT ATTORNEY
CAREER SIM-TM- title with IBM. The completion of this software title is tentatively scheduled for March 1997 with royalty income expected to be received in subsequent periods. Upon consummation of the Public Offering it is expected that the Company will have begun development of three additional contemplated CAREER SIM-TM- related titles, including the DISTRICT ATTORNEY title. With respect to these three titles, the Company (i) has entered into a development and license agreement with IBM to develop the contemplated DISTRICT ATTORNEY title, (ii) has entered into a non-binding letter of intent with IBM to begin negotiations on a development and license agreement for the contemplated ER CODE BLUE title, and (iii) has initially decided to develop the contemplated NEWS FLASH title without the co-funding assistance of IBM. There can be no assurances that the Company will develop or complete the NEWS FLASH title with or without a co-development partner or affiliate or pursuant to other arrangements. The development and production of each software title is expected to require 12 to 15 months from initiation to delivery into the market. While it is anticipated that some or all of these software titles may involve obtaining co-funding of development expenses from other sources, there can be no assurance that such contracts can be consummated and such co-funding of product development expenses will be received. See "Risk Factors -- Dependence on IBM."

    The Company's ability to achieve positive cash flow after the next 18 months depends on a variety of factors including continued co-funding of development expenses by IBM, the timeliness and success of the release of its software titles, the costs of developing and producing such titles and various other factors, some of which may be beyond the Company's control. Should the Company's loss be greater than currently anticipated or its software title production and introduction be delayed significantly or not generate significant future revenues, the Company may require additional capital, which it may seek through additional public or private financings or other sources. The Company's future capital requirements will be affected by, among other things, the market acceptance of the Company's software titles, the timing and cost of producing new titles, promotional and advertising expenses required to launch new titles and investments in technological and production process research.

    If appropriate opportunities arise, a portion of the proceeds from the Public Offering may be used for selective acquisitions of businesses, products or technologies that complement the Company's business. The Company has no present commitments or understandings with respect to any acquisitions at this time.

INFLATION

    The Company believes that inflation has not had a material impact on its operations. Substantial increases in labor costs or video production costs on video produced for use within the Company's software programs could adversely affect the operations of the Company for future periods.

NEW ACCOUNTING PRONOUNCEMENTS

    Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of " (SFAS No. 121) issued by the Financial Accounting Standards Board (FASB) is effective for financial statements for fiscal years beginning after December 15, 1995. The new standard establishes new guidelines regarding when impairment losses on long-lived assets, which include plant and equipment, certain identifiable intangible assets and goodwill, should be recognized and how impairment losses should be measured. The Company does not expect such new standard to have a material effect on its financial position or results of operations.

    Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS No. 123) issued by the Financial Accounting Standards Board (FASB) is effective for specific transactions entered into after December 15, 1995, while the disclosure requirements of SFAS No. 123 are effective for financial statements for fiscal years beginning after December 15, 1995. The new standard establishes a fair value method of accounting for stock-based compensation plans and for transactions in which an entity acquires goods or services from nonemployees in exchange for equity instruments. At the present time, the Company has not determined if it will change its accounting policy for stock based compensation or only provide the required disclosure. As such, the impact on the Company's financial position and results of operations is currently unknown.

                                    BUSINESS

GENERAL

    Legacy develops consumer software products for the rapidly growing "edutainment" CD-ROM market. An edutainment product combines entertainment and education content for home and educational use, in which learning is an integral part of playing a game.

    Legacy's innovative CAREER SIM-TM- series will simulate various career disciplines by combining the expertise of game designers, educators, professionals, programmers and artists to produce mind stimulating software. The CAREER SIM-TM- series is currently comprised of one title, the EMERGENCY ROOM title, which is being marketed by the Company's co-development partner, IBM. In addition to the EMERGENCY ROOM title, the Company has entered into a development and license agreement with IBM to develop the contemplated DISTRICT ATTORNEY title, which is tentatively scheduled for release in March 1997, and a non-binding letter of intent with IBM to begin negotiations on a development and license agreement for the contemplated ER CODE BLUE title. Pursuant to a letter agreement with IBM, in March 1996, the Company delivered a design specification for the contemplated CAREER SIM-TM- NEWS FLASH title to IBM. In April 1996, IBM notified the Company of its decision not to proceed with the development of the contemplated NEWS FLASH project, and the Company has initially decided to develop such project without the co-funding assistance of IBM. There can be no assurances that the Company will develop or complete the NEWS FLASH title with or without a co-development partner or affiliate or pursuant to other arrangements. The CAREER SIM-TM- products will be designed to explore realistic career situations in various disciplines through an entertaining and engaging format. Underlying each title will be an expert database of situations or "cases" which progresses from very easy to challenging. In the process of mastering a case, the player will be exposed to information that is typical of a particular career discipline, as well as the appropriate procedures and strategies utilized by practitioners of that discipline. The player will learn the logic inherent in a particular career, and the application of facts to the solution of realistic problems. Each case will be presented in a dynamic entertaining format that seamlessly merges information and realistic scenarios. The Company is designing the contemplated DISTRICT ATTORNEY, NEWS FLASH and ER CODE BLUE titles to incorporate online distribution and multiplayer gaming. See "Risk Factors -- Dependence on IBM" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." Prior to its CAREER SIM-TM-series, the Company created or marketed five children's software edutainment titles, including CHILDREN'S WRITING AND PUBLISHING CENTER (published by The Learning Company), MICKEY'S CROSSWORD PUZZLE MAKER (published by Walt Disney Software), MUTANOID MATH CHALLENGE, MUTANOID WORD CHALLENGE, and MAGIC BEAR'S MASTERPIECES (published by Legacy). The Company received a total of $36,399 in software sales revenue from three of these non-Career SIM-TM- titles, MUTANOID MATH CHALLENGE, MUTANOID WORD CHALLENGE and MAGIC BEAR'S MASTERPIECES, during fiscal 1995. The Company received a one-time payment of $475,000 for the development of CHILDREN'S WRITING AND PUBLISHING CENTER from The Learning Company in 1989 and a one-time payment of $75,000 for the development of MICKEY'S CROSSWORD PUZZLE MAKER from Walt Disney Software in 1990.

    The EMERGENCY ROOM title, the Company's first CAREER SIM-TM- title, is a multimedia computer simulation designed to provide a realistic and involving experience of what it is like to be an emergency room doctor. The player begins as a medical student and works up the ranks to attending physician by successfully completing 400 different medical cases at five levels of difficulty. The EMERGENCY ROOM player examines, diagnoses and treats patients whose problems range from simple broken bones to gunshot wounds. The simulation integrates live-action video, 3-D graphics and a comprehensive medical database in a game format. The EMERGENCY ROOM title began shipping in October, 1995, and is exclusively marketed and distributed by the IBM Consumer Software Division, which funded approximately half of the development costs.


    DEPENDENCE ON THE ER LICENSE AGREEMENT. The Company entered into the ER License Agreement with IBM for development by the Company and licensing of its EMERGENCY ROOM title to IBM. Pursuant to the ER License Agreement, (i) the Company has granted IBM an exclusive license to, among other things, use, manufacture, sell and distribute the EMERGENCY ROOM title which IBM began marketing in October, 1995, (ii) IBM has a right of first refusal on derivative works within 12 months of acceptance of the title by IBM and (iii) IBM is contractually obligated to pay the Company a royalty of a stated percentage of revenue (net of returns and allowances) within 60 days after the conclusion of each calendar quarter. If IBM exercises its right of first refusal under the ER License Agreement, the terms and conditions, including royalty obligations, will be negotiated by IBM and the Company. The ER License Agreement may be terminated by either party at any time for cause. The EMERGENCY ROOM title is currently being marketed and packaged as a product of IBM. Although pursuant to the ER License Agreement the Company is the sole and exclusive owner of the EMERGENCY ROOM title and has all copyrights thereto, the packaging of the first 45,000 EMERGENCY ROOM CD-ROM disks shipped mistakenly indicates that IBM has the copyright thereto. IBM has, however, agreed to designate the Company's copyright of the EMERGENCY ROOM title on the packaging of subsequent units and the CD-ROM disk.


    DEPENDENCE ON THE DA LICENSE AGREEMENT. The Company also has entered into the DA License Agreement with IBM for the development and licensing of, the DISTRICT ATTORNEY title, a second contemplated CAREER SIM-TM- title involving the legal profession. Because this title is currently in the initial development stage, there can be no assurance that the Company will be able to develop or complete the project or that the final product, if developed, will be marketed under such title. Pursuant to the DA License Agreement, the Company has granted IBM an exclusive license to, among other things, use, manufacture, sell and distribute the contemplated DISTRICT ATTORNEY title, and IBM (i) has sole responsibility for the marketing, distribution, sale and licensing of the title which will be marketed and identified as an IBM product, (ii) may terminate the DA License Agreement at any time with or without cause, (iii) has a right of first refusal on derivative works, including sequels, within 12 months of acceptance of the title by IBM and (iv) pays the Company a royalty of a stated minimum percentage of revenue (net of returns and allowances) within 60 days after the conclusion of each calendar quarter for U.S. transactions and within 90 days after the conclusion for each calendar quarter for non-U.S. transactions. If IBM exercises its right of first refusal the DA License Agreement, the terms and conditions, including royalty obligations, will be negotiated by IBM and the Company.



    The Company is currently dependent upon IBM to co-fund product development expenses under the DA License Agreement. Co-funding of development expenses by IBM is based on milestones developed for each contemplated title that approximate the time when development costs are incurred by the Company. The Company anticipates that the contemplated DISTRICT ATTORNEY title will be released by IBM in March 1997, and that the Company will begin to receive royalty checks on shipments of such title in the following quarter. Royalty revenue, if any, from the contemplated DISTRICT ATTORNEY title will only be recognized in accordance with SFAS 48 and the Company's Revenue Recognition Policy. Although the Company is currently unable to comply with SFAS 48 and recognize royalty revenue on its only CAREER SIM-TM- title and IBM has limited distribution experience for computer software game titles, the Company anticipates that if sales of the contemplated DISTRICT ATTORNEY title are approximately equal to sales of the EMERGENCY ROOM title, royalty revenue from the contemplated DISTRICT ATTORNEY title would be approximately equal to estimated royalty revenue from the EMERGENCY ROOM title. There can be no assurance, however, that sales of the contemplated DISTRICT ATTORNEY title, if successfully completed and marketed, will be approximately equal to sales of the EMERGENCY ROOM title. If IBM were to terminate the DA License Agreement, there can be no assurance that the Company would be able to replace IBM as a co-development partner or that the Company would be able to enter into an agreement with another co-development partner for the co-funding of the Company's products, including, among other things, co-funding of development expenses, on terms similar to the IBM Agreements.



    INABILITY TO RECOGNIZE ROYALTY REVENUE ON THE EMERGENCY ROOM TITLE. IBM currently ships the EMERGENCY ROOM title to IBM's customers under sales and consignment shipment arrangements. The Company is dependent upon IBM for providing it with financial data and information about sales (net of estimated returns) of the Company's products to distributors or through to customers by retailers in the case of consignment shipments. To date, IBM has not provided the Company with sufficient financial data and information about sales and consignment shipments of the EMERGENCY ROOM title during 1995 in order for the Company to recognize royalty revenue on the accrual basis in accordance with SFAS 48. In addition, the Company currently cannot reasonably estimate future product returns as required by SFAS 48 due to the EMERGENCY ROOM title's limited return history. The Company will not recognize royalty revenue from IBM unless it can comply with SFAS 48. There can be no assurance, however, that IBM will provide the Company with sufficient, timely financial data and information in order for the Company to recognize royalty revenue on the accrual basis in accordance with SFAS 48. Royalty revenues on consignment shipments made by IBM are only recognized when both (i) the Company receives evidence of product sell-through from IBM and (ii) the Company can comply with SFAS 48. Based on an analysis pursuant to the Company's Revenue Recognition Policy of, among other things, (i) the Company's and IBM's experience on EMERGENCY ROOM title sales and returns to date, (ii) additional information and data on the EMERGENCY ROOM title which the Company anticipates receiving from IBM, (iii) sales and returns of the Company's past products and other information relating thereto, (iv) information regarding significant purchasers of the Company's products, (v) sales and returns of comparable computer software products of other developers and other information relating thereto and (vi) computer software industry data and practices, the Company anticipates that it will be able to comply with SFAS 48 and recognize royalty revenue, net of estimated returns, on the EMERGENCY ROOM title no sooner than for the third quarter of 1996. There can be no assurance, however, that the Company will be able to recognize royalty revenue on the EMERGENCY ROOM title in the Company's financial statements for the third quarter of 1996. When the Company determines it can comply with SFAS 48 and does recognize royalty revenue, future filings, including without limitation the footnotes to the financial statements of the Company, will set forth the quarters in which products were shipped to which such revenue relates. No royalty revenue from the EMERGENCY ROOM title co-developed with IBM has been recognized in the Company's Statements of Operations for the years ended December 31, 1993, 1994 and 1995. The Company's inability to recognize royalty revenue on an accrual basis for its products, including those products which are co-developed with IBM, could have a material adverse effect on the Company's stock price because the Company will not be able to recognize royalty revenue on products until the Company can comply with SFAS 48. Furthermore, following the Public Offering, the Company will be subject to certain periodic reporting requirements under the Exchange Act. Pursuant to the ER License Agreement, IBM is, among other things, contractually obligated to pay the Company a royalty within 60 days after the conclusion of each calendar quarter, and pursuant to the DA License Agreement, IBM is, among other things, contractually obligated to pay the Company a royalty within 60 days after the conclusion of each calendar quarter for U.S. transactions and within 90 days after the conclusion for each calendar quarter for non-U.S. transactions. To the extent that IBM does not timely provide the Company with sufficient financial data and information about sales or consignment shipments of the Company's products during any fiscal quarter or year, the Company's operating results during such fiscal quarter or year may be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


    When the Company has the ability, if ever, to record royalties on the accrual method, the Company will not recognize royalty revenue (net of estimated returns) from IBM unless the Company's products are sold to distributors or through to consumers by retailers in the case of consignment shipments. Consequently, the number of the Company's products returned to IBM from its distributors and the timing of any such returns may have a material adverse effect on the Company's future royalty revenue.

    Further, in the event that the Company creates a derivative work with a third party, IBM is entitled to receive certain royalties thereon in accordance with the IBM Agreements. If IBM were to terminate the ER License Agreement, there can be no assurance that the Company will be able to replace IBM's marketing, distributing, selling or licensing efforts or be able to develop derivative products of the EMERGENCY ROOM title or that such termination otherwise will not have a material adverse effect on the Company's business, operating results or financial condition. If IBM were to terminate the DA License Agreement, there can be no assurance that the Company will be able to replace IBM as a co-development partner or be able to develop the contemplated DISTRICT ATTORNEY title or that such termination otherwise will not have a material adverse effect on the Company's business, operating results or financial condition. See "Risk Factors -- Capital Requirements; Additional Financing Required," "-- Dependence on IBM" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."


    REJECTION OF THE CONTEMPLATED NEWS FLASH TITLE. On January 17, 1996, the Company entered into a letter agreement with IBM for the preparation of the design specification for the NEWS FLASH CD-ROM game, its contemplated third CAREER SIM-TM- title. Under such letter agreement, the Company delivered the final working design specification for such title on March 12, 1996. On April 16, 1996, IBM notified the Company of its decision not to continue the contemplated NEWS FLASH project. Pursuant to the terms of such letter agreement with respect to the contemplated NEWS FLASH project, the Company is free to continue development of the respective project independent of IBM. If the Company develops such project with a third party, the Company is obligated to return to IBM all moneys paid by IBM to the Company pursuant to such letter agreement. As a result of IBM's notification, the Company has decided to develop the contemplated CAREER SIM-TM- NEWS FLASH title on its own, which will cost the Company substantially more than the Company's cost of co-developing EMERGENCY ROOM and the DISTRICT ATTORNEY titles with IBM, although the Company may enter into a co-development agreement, affiliate label distribution relationship or other arrangement with respect to the contemplated NEWS FLASH title. There can be no assurances that the Company will develop or complete the NEWS FLASH title with or without a co-development partner or affiliate or pursuant to other arrangements. A failure to develop the project may have a material adverse effect on the Company's business, operating results and financial condition. See "Risk Factors -- Development of New Products; Unproven Acceptance of the Company's Products, Including the EMERGENCY ROOM Title."



    DEPENDENCE ON THE CONTEMPLATED ER CODE BLUE TITLE. On March 15, 1996, the Company entered into a non-binding letter of intent with IBM to begin negotiations on a development and license agreement for a contemplated fourth CAREER SIM-TM- title, the ER CODE BLUE title. Under such letter of intent, the Company will provide IBM with a detailed budget, anticipated development schedule and certain other information about the target audience, estimated sales volume and price and third party involvement. Pursuant to such letter of intent, (i) neither the Company nor IBM is under any obligation to conclude any transaction they contemplate or discuss, (ii) either the Company or IBM can end discussions freely at any time for any reason, (iii) neither the Company nor IBM will have any liability to the other for failure to consummate any transaction, and (iv) all discussion, proposals, term sheets, draft agreements and other similar materials will be null and void if discussions are terminated. On April 17, 1996, IBM notified the Company that it is having internal discussions on how to best utilize its resources in the consumer software market, and that such discussions could affect IBM's decision to enter into a development and license agreement regarding the contemplated ER CODE BLUE title. The Company anticipates that if it enters into a development and license agreement with respect to the contemplated ER CODE BLUE title in the second quarter of 1996, such title would be released into the market in the third quarter of 1997, and that the Company will begin to receive royalty checks on shipments of such title in the following quarter. Royalty revenue, if any, from the contemplated ER CODE BLUE title will only be recognized in accordance with SFAS 48 and the Company's revenue recognition policy. Although the Company is currently unable to comply with SFAS 48 and recognize royalty revenue on its only CAREER SIM-TM- title and IBM has limited distribution experience for computer software game titles, the Company anticipates that sales of the contemplated ER CODE BLUE title will be approximately equal to sales of the EMERGENCY ROOM title. There can be no assurance, however, that sales of the contemplated ER CODE BLUE title, if successfully completed and marketed, will be approximately equal to sales of the EMERGENCY ROOM title. There can be no assurances that the Company will enter into an agreement with IBM for the development of the contemplated ER CODE BLUE project, that the Company will be able to develop or complete such project or that the final product, if developed, will be marketed under such title.



    NO COMMITMENT FOR FUTURE TITLES. On April 17, 1996, IBM also notified the Company that it, at the present time, is not prepared to commit to additional projects, including a new project for which the Company submitted a proposal to IBM in April 1996, regardless of the Company's willingness to fund such projects in 1996. There can be no assurances that IBM will commit to any additional projects with the Company in the future.

    To the extent that the Company's titles are marketed as products of IBM, they may not be readily or clearly identified as products of the Company As a result, there can be no assurance that the Company will gain significant name recognition or the goodwill associated therewith.


    DEPENDENCE ON IBM FOR MARKETING AND DISTRIBUTION. Broad product distribution is one of the most difficult yet critical components of success for a multimedia developer. The Consumer Software Division of IBM is a new division of IBM which is still building the organization necessary to provide in-store sales promotion and support, and which the Company believes has limited experience in marketing, distributing, selling and licensing edutainment software. IBM does not have minimum marketing, distribution, sales or licensing requirements under the ER License Agreement, and no assurance can be given that IBM will actively or successfully market, distribute, sell or license the Company's products. Sales and consignment shipments by IBM are also subject to returns. See "Risk Factors -- Dependence on IBM," "-- Product Returns" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." A failure by IBM to successfully market, distribute, sell or license the Company's products would have a material adverse effect on the Company's business, operating results and financial condition.


    The Company was organized in California in 1989, as a successor to a partnership formed in 1986, and reincorporated in Delaware in March, 1996, through a merger with and into its wholly-owned subsidiary, which was incorporated in Delaware in 1995.

INDUSTRY BACKGROUND

    Sales of consumer software are highly dependent upon the availability of relatively inexpensive personal computers or PCs. Emerging technologies have resulted in the development of easier to use and more powerful personal computers that are capable of utilizing an expanding array of technologically advanced software products. In particular, the recent development of new multimedia technologies such as CD-ROM drives, color graphics, video, animation, sound, music and speech capabilities has enabled software developers to produce more engaging, interactive software that can make the learning process more effective and enjoyable. Inteco, a market research firm, projects worldwide sales of CD-ROM drives to reach approximately 60 million by 1997. The Company believes that the growth of multimedia computers containing CD-ROM drives will result in increased demand for consumer and school software utilizing the graphic, sound and data capabilities of such hardware technology.

    Total industry multimedia software title revenue has been estimated to reach approximately $1.45 billion in 1995, representing an increase of approximately 85% from $786 million in 1994. Dataquest, a computer market research firm, reported that in 1995 personal computer sales grew nearly 25% worldwide, to 59.7 million, and 21% in the U.S., to 22.5 million. From January through November, 1995, revenue from entertainment computer software titles grew 28% from the same period during 1994. Computer software game titles grew by 27% in terms of units over the same time period during 1994 to total 25.7 million units through November, 1995, representing over 35% of all software units sold through November, 1995. The 28% year-over-year revenue growth represents the highest revenue growth rate of any category of software through November, 1995. Over the first eleven months of 1995, educational software revenues totalled nearly $315 million on approximately 9.8 million units sold, growing by roughly 25% through November, 1995 in terms of both units and revenues.

    Industry experts predict that consumer interest in on-line services will continue to grow. According to International Data Corp., subscriptions for on-line computer services will exceed 14.5 million by January 1, 1996. The number of home users actively accessing the World Wide Web (the "Web") on the Internet is expected to grow by 2 million in fourth quarter, 1995, bringing the total number of U.S. home users of the Web to 3 million.

COMPANY STRATEGY

    Legacy's objective is to establish itself as a leading developer and publisher of mind stimulating edutainment, infotainment and simulation products. The Company's strategy for achieving this objective is to develop the CAREER SIM-TM- series and other families of products, exploit leading-edge technologies, including the Company's proprietary high level computer programming language, and utilize co-development and affiliate label distribution relationships. The Company's strategy consists of the following principal elements:

    DEVELOP THE CAREER SIM-TM- SERIES AND OTHER FAMILIES OF PRODUCTS. Legacy seeks to develop its unique CAREER SIM-TM- series into a family of complementary products which permits the user to explore professional career simulations. The first title of this series is the EMERGENCY ROOM title in which the user plays the role of an emergency room doctor who examines, diagnoses and treats as many as 400 different patients. Through the selection and examination of patients, administration of tests and application of treatments, the game player learns about anatomy, disease, accident prevention and the experiences of an emergency room doctor.

    The Company plans to publish other titles in the CAREER SIM-TM- series simulating a variety of professions and their respective on-the-job experiences. In November, 1995, the Company entered into the DA License Agreement with IBM to produce a new edutainment title to simulate the experiences of being a lawyer. The contemplated DISTRICT ATTORNEY CAREER SIM-TM- title will incorporate the excitement and drama of real-life courtroom cases, from evidence gathering to crime lab tests and witness cross-examination. Because there is always a chance that something will go wrong on the way to a conviction, the player will need to analyze critical background information, work closely with the police and systematically prove the case to the jury. The contemplated DISTRICT ATTORNEY title is currently in production and is tentatively scheduled for completion in March 1997. In January, 1996, the Company entered into a letter agreement with IBM to create the design specification of a contemplated third CAREER SIM-TM-title, the NEWS FLASH title. Under such letter agreement, the Company delivered the final working design specification for the contemplated NEWS FLASH title on March 12, 1996. On April 16, 1996, however, IBM notified the Company of its decision not to continue the contemplated NEWS FLASH project, and the Company has initially decided to develop such project without the co-funding assistance of IBM. There can be no assurances that the Company will develop or complete the NEWS FLASH title with or without a co-development partner or affiliate or pursuant to other arrangements. This title will pit the player's television station in a citywide search for fast-breaking news stories. The contemplated NEWS FLASH title players will achieve high television ratings by constructing news stories about current events, sports, business, arts and entertainment. On March 15, 1996, the Company entered into a non-binding letter of intent with IBM to begin negotiations on a development and license agreement for a contemplated fourth CAREER SIM-TM- title, the ER CODE BLUE title, the follow-on title to the EMERGENCY ROOM title. The contemplated ER CODE BLUE title will challenge the player with twenty-five new medical cases in which the player will have to make fast-paced decisions about which patient is the most critically ill or injured.

    The Company believes that the expertise, technology and know-how developed in connection with the production of the EMERGENCY ROOM title can be leveraged to reduce the cost and product development cycle of new titles for the CAREER SIM-TM- series.

    In   addition,  the  Company  intends  to  develop  new  types  of  computer simulations and distribute them through strategic marketing partnerships.

    EXPLOIT LEADING-EDGE TECHNOLOGIES. Legacy seeks to produce leading-edge multimedia products more quickly and at a lower cost than its competitors through the use of its proprietary techniques, processes and tools developed over the past six years. These tools, techniques and processes support the full range of interactivity and high resolution still frame, full motion video and 3-D animations that today's CD-ROM customer expects in a high quality multimedia production. Foremost among the Company's proprietary tools is its high level computer programming language that allows complex programming operations to be initiated and controlled with less effort than other instruction sets.

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
    Legacy has developed tools, techniques and processes which allow its production team to create CD-ROM titles that can model complex, realistic experiences based on expert systems. An expert system consists of text and pictorial content developed by practicing professionals that defines the "correct" solution to a scenario "problem," as well as appropriate responses to an "incorrect" solution. Content experts are able to generate the underlying informational database using standard word processing and graphic tools. Legacy's proprietary off-line tools translate the data into a format which can be easily accessed by Legacy's manager routines and system code. This approach to incorporating massive amounts of data into a product provides the maximum flexibility for the game designers and content experts, ensuring that every CAREER SIM-TM- product accurately reflects the structure and content of the information required to master that profession. The Company is currently pursuing patent protection of certain components of its software technology.

    The EMERGENCY ROOM title requires a standard 486 micro-processor computer with Microsoft-Registered Trademark- DOS 6.0, a double speed CD-ROM drive, 50MHz CPU, 4 MB of free hard disk space, a 100% compatible Sound Blaster sound card and an SVGA monitor. Legacy is not, at the current time, pursuing hardware formats other than IBM-compatible PCs operating on the
Microsoft-Registered Trademark- Windows-Registered Trademark- 95 operating system for its future titles, including the contemplated DISTRICT ATTORNEY, NEWS FLASH and ER CODE BLUE titles, which has the technical capabilities necessary to run titles with the quality and features the Company believes to be crucial to success in the multimedia software industry. In the event that IBM-compatible PCs operating on the Microsoft-Registered Trademark-
Windows-Registered Trademark- 95 operating system are superseded in the PC marketplace by other hardware formats and operating systems, the Company expects to develop its products to run on such formats and operating systems. See "Risk Factors -- Changing Product Formats."

    The Company is developing its current products to include the ability to access online resources and multiplayer gaming. In addition, in the future, derivative versions of the CAREER SIM-TM- titles and/ or new cases may be down loadable from either online services or the Internet. The Company intends to modify its products to take advantage of the opportunities that arise from new forms of distribution, such as the Internet.

    UTILIZE CO-DEVELOPMENT AND AFFILIATE LABEL DISTRIBUTION RELATIONSHIPS. The Company believes that strategic co-development alliances maximize the Company's access to limited retail shelf space, reduce risks associated with the development of new titles and result in high quality products. In the Company's co-development relationship with IBM, the Company and IBM share development costs of software titles and Legacy receives a royalty from the first unit sold. Under its agreement with IBM, IBM exclusively distributes and sells the products in the consumer market and has a right of first refusal to participate in the development of any derivative product based in part on the EMERGENCY ROOM title, including without limitation, academic, professional, on-line, non-IBM compatible hardware and foreign language versions, if any. If, however, IBM elects not to participate in any such product version, the Company may establish other strategic relationships to develop, market and distribute such derivative products and IBM is entitled to receive certain royalties. The Company plans to continue to co-develop consumer versions of its CAREER SIM-TM- titles for teens and adults with IBM, which is rapidly building its presence in the consumer software market and is investing significant resources into the marketing and sales of the EMERGENCY ROOM title.

    The Company intends to seek affiliate label distribution agreements with strategic partners for its contemplated NEWS FLASH project. In an affiliate label distribution agreement, the Company is responsible for all of the manufacturing costs associated with a title, and shares marketing and distribution costs with another software company that already has an established distribution channel and can effectively obtain and maintain retail shelf space. Although the Company assumes additional costs under an affiliate label arrangement, the Company's potential gross margins and revenue are greater than those in co-development relationships. Affiliate label distribution agreements also allow the Company to further build its brand name recognition. See "Risk Factors -- Dependence on IBM."

PRODUCTS

    Legacy develops and publishes high quality multimedia computer software for use on IBM-compatible computer formats. A description of the Company's products currently being marketed and products in the later stages of development and the components contained therein is set forth below.

    PREVIOUS RELEASES. The first two of the Company's six products were developed for other publishers: CHILDREN'S WRITING AND PUBLISHING CENTER for The Learning Company, which was awarded "The Best Educational Software Program of the Decade" in 1990 by TECHNOLOGY AND LEARNING magazine, and MICKEY'S CROSSWORD PUZZLE MAKER for The Walt Disney Company. Both products met with critical and sales success, experiencing sales of more than 100,000 units each. Seven years after its initial publication, CHILDREN'S WRITING AND PUBLISHING CENTER, along with its later versions (developed by The Learning Company), remains one of the best selling titles in elementary schools. The Company followed the success of these titles with the development of two more products which the Company published, MUTANOID MATH CHALLENGE and MUTANOID WORD CHALLENGE, which was nominated in 1992 for "Best Educational Software Program" by the Software Publishers Association. In 1994, Legacy began marketing another edutainment title, MAGIC BEAR'S MASTERPIECES, designed to teach geometry and problem solving concepts to children, ages 6 to 10. Each of the California State Department of Education and the New York City Public Schools Division of Instruction and Professional Development has placed MAGIC BEAR'S MASTERPIECES on its respective list of "recommended" software products for children. Despite the positive response that these products garnered from customers, the Company believes that the marketing, sale and distribution of the products published by Legacy were hampered by inadequate marketing resources and sales support. The Company received a total of $36,399 in software sales revenue from MUTANOID MATH CHALLENGE, MUTANOID WORD CHALLENGE and MAGIC BEAR'S MASTERPIECES during fiscal 1995. The Company received a one-time payment of $475,000 for the development of CHILDREN'S WRITING AND PUBLISHING CENTER from The Learning Company in 1989 and a one-time payment of $75,000 for the development of MICKEY'S CROSSWORD PUZZLE MAKER from Walt Disney Software in 1990.

    CURRENT RELEASE. The EMERGENCY ROOM title, the first title in the CAREER SIM-TM- series for teens and adults, was co-developed with IBM and released in October, 1995. The EMERGENCY ROOM title is a unique multimedia simulation which is designed to engage and entertain the user through a realistic experience of working as an emergency room doctor. There are 400 different diagnoses at five levels of difficulty, resulting in a potentially different experience each time the game is played. The Company believes that through the selection and examination of patients, administration of tests and application of treatments, the EMERGENCY ROOM player learns about anatomy, disease, medical terminology and the experiences of being a doctor. The game provides access to all of the information a player needs to make sound medical decisions through consultations with medical dictionaries, expert staff advice and study aids located throughout the rooms in "Legacy Memorial Hospital." The educational aspects of the EMERGENCY ROOM title are complemented by numerous funny and unexpected interactions with the Legacy Memorial Hospital staff, who include well-known television actors, and patients whose wit and humor add enjoyment to the game playing experience. The EMERGENCY ROOM title includes more than 15,000 frames of 3-D rendered animation and twenty minutes of video, altogether taking up more than 620 MB of storage on a CD-ROM disk.

    FUTURE PRODUCT RELEASES IN THE CAREER SIM-TM- SERIES. The Company plans to capitalize upon the development and release of the EMERGENCY ROOM title by expanding the CAREER SIM-TM- series to include additional titles which enable the user to simulate the most engaging aspects of various professionals' work experiences. In November, 1995, the Company and IBM entered into the DA License Agreement to co-develop the contemplated DISTRICT ATTORNEY title, the second CAREER SIM-TM- title, which will incorporate the excitement and drama of real-life courtroom cases, from evidence gathering to crime lab tests and witness cross-examination. Because there is always a chance that something will go wrong on the way to a conviction, the player will need to analyze critical background information, work closely with the police and systematically prove the case to the jury. The contemplated DISTRICT ATTORNEY title is currently in production and is tentatively scheduled for completion in March 1997.

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
Pursuant to a letter agreement with IBM, in March 1996, the Company delivered a design specification for the contemplated CAREER SIM-TM- NEWS FLASH title to IBM. In April 1996, IBM notified the Company of its decision not to proceed with the development of the contemplated NEWS FLASH project, and the Company has initially decided to develop such project without the co-funding assistance of IBM. There can be no assurances that the Company will develop or complete the NEWS FLASH title with or without a co-development partner or affiliate or pursuant to other arrangements. This title pits the player's television station in a citywide search for fast-breaking news stories. The contemplated NEWS FLASH players achieve high television ratings by constructing news stories about current events, sports, business, arts and entertainment. On March 15, 1996, the Company entered into a non-binding letter of intent with IBM to begin negotiations on a development and license agreement for a contemplated fourth CAREER SIM-TM- title, the ER CODE BLUE title, the follow-on title to the EMERGENCY ROOM title. The contemplated ER CODE BLUE title will challenge the player with twenty-five new medical cases in which the player will have to make fast-paced decisions about which patient is the most critically ill or injured. The Company believes that this family of products will appeal to a wide range of users because of the educational aspects of learning about a career while engaged in a challenging yet fun game. Because the contemplated DISTRICT ATTORNEY, NEWS FLASH and ER CODE BLUE titles are currently in the early or initial stages of development, respectively, there can be no assurance that such products, if developed, will be marketed under these respective titles. See "Risk Factors -- Dependence on IBM" and "-- Development of New Products; Unproven Acceptance of the Company's Products, Including the EMERGENCY ROOM Title."

PRODUCT DEVELOPMENT METHODOLOGY

    Legacy has developed a unique, flexible and effective product development approach which integrates the expertise of various disciplines as well as market research in all stages of the process.

    CONCEPT PHASE. Pre-production for a software product begins with an idea or concept which originates with the Company's designers and producers, including Dr. Lehrer, based on their knowledge of educational and entertainment software. A competitive product analysis is completed in which the features and benefits of existing products and the opportunities for new products are analyzed. A collaborative team comprised of a lead interactive designer, programmer, art director and producer begins planning the outline that describes the characteristics of the program. The team prepares a treatment which describes the subject to be explored, multiple story lines, development issues and the general look and feel of the screens. The treatment is then presented to a focus group of target customers for input on, among other things, design concepts, competitive products, market positioning and critical features.

    PROTOTYPE PHASE. In the second phase of product development, an interactive prototype frequently is developed using an authoring tool. As appropriate, the team consults with outside experts on subject matter content and scripting, then incorporates the necessary multimedia disciplines to build a program prototype. The prototype undergoes field testing among the product's target customers and subject matter experts, who suggest further refinements. The team then prepares story boards, a dialog script, a technical design, sample graphic screens, a schedule and a production budget.

    PRODUCTION PHASE. The Company believes that a mix of internal and third-party resources can be a cost-effective method of facilitating the development of new products. The core creative team is supplemented in the production phase with character designers, animators, writers, audio engineers, video producers and musicians whom the Company employs on an independent contractor basis. A team of computer artists begins developing graphics and animations and the video elements are scripted and shot. At the same time, a complete product specification is developed, in which the product definition is detailed completely, including, among other things, interface and palette issues, text size and fonts, action buttons, interactivity and levels of gameplay.

    The subject matter experts, writers and consultants in a CAREER SIM-TM-product are critical to this production process. They create the initial version of the scenarios or cases on which the gameplay is based and determine the critical path through each case that defines success and devise cases that systematically increase in level of difficulty. The subject expert also defines what information from the discipline must be mastered and made available to the game player and helps to identify the resources to obtain or create that information. The subject matter expert works closely with the interactive designer and consults on interface, graphic and branching issues. Upon completion of the consultant's factual database of cases, a professional writer develops supporting storylines, characters and dialog.

    The use of video involves all the normal issues associated with traditional film, including concept, scripting, creating a shot list and hiring talent, camera crews and a sound stage. The filmed results are digitized, then adjusted to balance image quality with screen size and frame rate. Sound professionals work on the definition and creation of sound effects, voice over and original music which bring the game environment to life.

    The technical team's early involvement with the project helps define the program's technical requirements, including disk space, screen size, sound considerations and peripheral connectivity. As the team refines the product, programmers decide what game engines, tools and libraries are to be used. Keeping in mind the title's overall logic, application programmers begin implementing code to integrate animation, sound and video.

    QUALITY  ASSURANCE PHASE.   The quality  assurance phase  commences when the
design specification has been completely implemented. The quality assurance phase devises a test plan and begins a comprehensive review which ranges from verifying that all functions operate according to the design specification, there are no program crashes and the game works on all intended hardware systems. Outside hardware configuration testing labs are hired by the Company to review installation procedures and performance issues on hundreds of combinations of video boards, sound boards, memory configurations and Microsoft-Registered Trademark- Windows-Registered Trademark- versions. The final "golden master" is then shipped to the publisher for marketing and sales.

    In fiscal 1993, 1994 and 1995, the Company's product development expenses, net of development expense co-funding, were $81,959, $196,595 and $72,951, respectively. The Company expects to continue to increase the resources it devotes to developing new products, including new titles as well as derivative versions and upgrades of existing titles. There can be no assurances, however, that the Company will be able to introduce new products on schedule or that such new products will achieve market acceptance.

MARKETING AND DISTRIBUTION

    While the number of CD-ROM titles in print continues to increase at a rate in excess of 50% per year, available retail shelf space for CD-ROM titles increased by approximately 24% in 1995 compared to 1994, according to InfoTech, a market research firm. Because of the nearly 4,000 CD-ROM titles vying for limited retail shelf space, competition for retail shelf space is intense.

    As a result, broad product distribution is one of the most difficult, yet critical components of success for a multimedia developer. Unless a product is on the shelf available for purchase, it cannot be sold in significant sales volumes. The Company believes that distribution in the software industry is increasingly controlled by a limited number of large publishers who have the financial size and resources to obtain adequate retail shelf space. Without significant capitalization it is not feasible for a software company to market and promote its products independently. The Company believes that co-development agreements are the preferred means to sell its products at this time because the Company is able to invest in its products without having to assume full responsibility for development and publishing costs. Because the Company assumes some financial risk during the development phase, it is able to receive royalties from sales beginning with the first unit under its co-development arrangements. In addition, Legacy is able to take advantage of the brand name recognition of its distribution partner, while it continues to build recognition for its own name. See "Risk Factors -- Dependence on IBM." The Company plans to continue to co-develop consumer versions of its CAREER SIM-TM- titles for teens and adults with IBM, which is rapidly building its presence in the consumer software market and is investing significant resources into the marketing and sales of the EMERGENCY ROOM title. Notwithstanding the foregoing, the Company has initially decided to develop the NEWS FLASH title without the co-funding assistance of IBM. There can be no assurances that the Company will develop or complete the NEWS FLASH title with or without a co-development partner or affiliate or pursuant to other arrangements.

    Since shipment of the EMERGENCY ROOM title began in October, 1995, IBM has aggressively pursued broad distribution for the title through a regional sales representative organization. As of December, 1995, approximately 45,000 units of the product, including approximately 25,000 units on consignment, were shipped by IBM to vendors for distribution through retailers such as Best Buy, Toys R Us and Walmart, as well as exclusive software retailers such as Electronics Boutique and Software Etc. and traditional computer stores such as Comp USA. The Company believes that IBM has hired marketing executives with experience in consumer software sales and is building the organization necessary to provide in-store sales promotion and support. The Company also believes that IBM is committed to becoming a significant force in the consumer software business, as reflected in the rapidly growing number of titles which are under development. However, there can be no assurances that IBM will continue to build its sales promotion and support organization or remain committed to the consumer software business.

    As Legacy's brand name recognition continues to improve, as its revenues from the sales of its products increase, and as its product line grows, the Company plans to publish its own products and distribute them through affiliate label distribution agreements. In an affiliate label distribution agreement, a master distributor assumes responsibility for retail marketing and distributing a product while the developer/publisher assumes responsibility for development, manufacturing and, to some extent, marketing. Although the Company assumes additional costs under an affiliate label arrangement, the Company's potential gross margins and revenue are greater than those in co-development relationships because the Company is not limited to a stated royalty percentage. Affiliate label distribution agreements also allow the Company to further build its brand name recognition because the products are marketed under the Company's brand name.

COMPETITION

    The market for the Company's products is highly competitive and is characterized by rapidly changing technology, evolving industry standards and frequent new product introductions and enhancements. The number of CD-ROM titles in print in the United States during the 1995 holiday season alone increased by 93% since the 1994 holiday season, growing from 2,032 to 3,919, according to InfoTech, a market research firm. There are in excess of 11,000 CD-ROM and multimedia titles commercially available worldwide, according to TFPL Publishing, which also projects an annual growth rate of such titles in 1996 in excess of 50%. Principal competitive factors in marketing consumer software include content, brand name recognition, price, access to retail shelf space, product enhancements, new product introductions, marketing support and distribution systems. Many of the Company's competitors have comparable or greater financial, technical, marketing, sales and customer support resources, as well as greater name recognition and a larger customer base, than the Company. In addition, the Company believes that large software companies, media companies and film studios are increasing their focus on the interactive entertainment and edutainment software markets and, as a result of their financial and other resources, name recognition and customer base, may become significant competitors of the Company. See "Risk Factors -- Competition."

    In addition, the market for the Company's products is characterized by significant price competition, and the Company expects that it will face increasing price pressures from competitors. While there is not yet another series of CD-ROM multimedia titles focused on professional career education for teens and adults, there may be competitive product releases in the future which could result in significant competition, price erosion and loss of shelf space for the Company and its products.

PROPRIETARY RIGHTS

    The Company regards its technology as proprietary and relies primarily on a combination of trademark, copyright, trade secret laws, employee and third-party non-disclosure agreements and other methods to protect its proprietary rights. The source code for the Company's proprietary software is protected both as a trade secret and as an unpublished and unregistered copyrighted work.

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
The EMERGENCY ROOM product contains proprietary software which is comprised of the manager routines and system code for such product. In addition, since release of the EMERGENCY ROOM product, the Company has made improvements in the software manager routines and system code for use in its contemplated products. The Company is designing the contemplated DISTRICT ATTORNEY, NEWS FLASH and ER CODE BLUE products using the same basic software manager routines and system code as the EMERGENCY ROOM product. The Company has registered trademarks in the United States for certain of its product names and has pending trademark applications for certain additional product names. The Company believes that trademarks and copyrights are important and significant to the Company's success, as are other factors such as the knowledge, ability and experience of the Company's personnel and the Company's research and development program.

    Legacy's tools, techniques and processes support the full range of interactivity and high resolution graphics that today's CD-ROM software customer expects. For example, the EMERGENCY ROOM title contains full motion video, over 500 voice over files, more than 15,000 frames of 3-D rendered animation, with a graphic standard the Company believes to be as good or better than current best selling CD-ROM titles.

    Legacy has developed tools, techniques and processes which allow its production team to cost effectively create games that can model complex, realistic experiences based on expert systems. An expert system consists of text and pictorial content developed by practicing professionals that defines the "correct" solution to a scenario "problem," as well as appropriate responses to an "incorrect" solution. For example, in the EMERGENCY ROOM title, there are 400 different medical cases or scenarios for which the correct actions in each of five rooms, a waiting, examination, laboratory, imaging and treatment room, are predefined. Content experts are able to generate the underlying informational database using standard word processing and graphic tools. Legacy's proprietary off-line tools translate the data into a format which can be easily accessed by Legacy's manager routines and system code. This approach to incorporate massive amounts of data into a product provides the maximum flexibility for the game designers and content experts, ensuring that every CAREER SIM-TM- product accurately reflects the structure and content of the information required to master that profession. The tools, techniques and processes for which the Company has proprietary rights are its off-line software tools for translating data and its software manager routines and system code. The Company's methods of protection for these proprietary rights are trade secret protection and copyright protection.

    The Company is currently pursuing patent protection of certain components of its software technology. The Company has not yet filed for patent protection with the United States Patent and Trademark Office or any foreign governmental agency.

    The technology in which the Company has proprietary rights is embodied in its software. This includes the EMERGENCY ROOM software, the improved software which it intends to utilize in its contemplated products and its off-line tools for translating data. The Company presently does not have other technology in which it has proprietary rights. The Company's software would give it a competitive advantage with respect to a competitor entering the market in that the competitor would have to undergo the software development needed to make its products. However, a competitor could independently develop software which provides the same results as does the Company's software without copying the Company's software such that the Company's proprietary rights are not violated. The Company's software does not represent the only way in which the results and effects of the Company's products could be achieved. See "Risk Factors -- Limited Protection of Intellectual Property and Risk of Litigation."

EMPLOYEES


    As of May 6, 1996, the Company had 14 full-time employees and 1 part-time employee, of whom 11 were engaged in research and development and 4 in general and administrative. Competition for highly specialized employees with technical, management, marketing, sales, product development and other specialized training is intense, and there can be no assurance that the Company will be successful in attracting or retaining such personnel. The Company's employees are not covered by a collective bargaining agreement and the Company has experienced no work stoppages. The Company believes that its relationship with employees is good.

FACILITIES

    The Company's principal administrative, sales, marketing and development facility occupies approximately 2,895 square feet of space in Northridge, California which the Company leases on a month-to-month basis. Because the Company believes that its existing facility will not be adequate to meet the Company's needs in the future the Company plans to lease a larger facility in the Los Angeles, California metropolitan area on commercially reasonable terms. See "Use of Proceeds."

LITIGATION

    The Company is not involved in any litigation that is expected to have a material adverse effect on the Company's business or financial position.

SEASONALITY AND SHELF LIFE


    Fourth quarter holiday sales represent a significant amount of the sales that can be expected in the retail channel from an edutainment software product. Typically, sales are highest during the fourth fiscal quarter, decline in the first fiscal quarter and are lowest in the second and third fiscal quarters. This seasonal pattern is due primarily to the increased demand for the Company's products during the calendar year-end holiday selling season. Furthermore, due to the Company's inability to comply with SFAS 48, no royalty revenue on the EMERGENCY ROOM title will be recognized in the Company's Statements of
Operations unless the Company can comply with SFAS 48. Based on an analysis pursuant to the Company's Revenue Recognition Policy of, among other things, (i) the Company's and IBM's experience on EMERGENCY ROOM title sales and returns to date, (ii) additional information and data on the EMERGENCY ROOM title which the Company anticipates receiving from IBM, (iii) sales and returns of the Company's past products and other information relating thereto, (iv) information regarding significant purchasers of the Company's products, (v) sales and returns of comparable computer software products of other developers and other information relating thereto and (vi) computer software industry data and practices, the Company anticipates that it will be able to comply with SFAS 48 and recognize royalty revenue, net of estimated returns, on the EMERGENCY ROOM title no sooner than for the third quarter of 1996. There can be no assurance, however, that the Company will be able to recognize royalty revenue on the EMERGENCY ROOM title in the Company's financial statements for the third quarter of 1996. When the Company determines it can comply with SFAS 48 and does recognize royalty revenue, future filings, including without limitation the footnotes to the financial statements of the Company, will set forth the quarters in which products were shipped to which such revenue relates. IBM has notified the Company that IBM expects shipments of the EMERGENCY ROOM title to be significantly lower in the first quarter of 1996 as compared to the fourth quarter of 1995. Other fluctuations in retail sales are related to the school market, which generally purchases most products at the beginning of the school year in September or in late spring, when software budgets must be expended. In terms of OEM or hardware and software bundling opportunities, the potential for these sales exists year round. The Company achieved approximately 23%, 34% and 12% of its total sales during the final quarter of 1993, 1994 and 1995, respectively. See "Risk Factors -- Fluctuations in Operating Results; Seasonality" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."


    The average entertainment title has a product life span of approximately 18 months. The average education title has a product life span of approximately 3 years. The Company believes that the shelf life of the CAREER SIM-TM- titles will be longer than the typical entertainment title because of the sophisticated and educational content of such products.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS


    Set forth below are the names, ages as of May 6, 1996, positions and a brief description of the business experience of the Company's executive officers and directors. All directors hold office until the next annual meeting of stockholders and until their successors are duly elected and qualified.



                   NAME                   AGE              POSITION(S)
  --------------------------------------  ---  -----------------------------------
  Ariella J. Lehrer, Ph.D...............  43   Chairman of Board of Directors,
                                               President and Chief Executive
                                                Officer
  William E. Sliney.....................  57   Vice President of Finance, Chief
                                               Financial Officer, Treasurer and a
                                                Director
  Stanley Wojtysiak.....................  53   Secretary and a Director
  Curtis A. Hessler (1)(2)..............  52   Director
  Arthur G. Hiller (3)..................  72   Director
  Daniel D. Phillips (1)(2)(3)..........  42   Director
  Ivan M. Rosenberg, Ph.D (1)(2)(3).....  53   Director


- ------------------------
(1) Member of the Stock Option Committee of the Board of Directors.

(2) Member of the Audit Committee of the Board of Directors.

(3) Member of the Compensation Committee of the Board of Directors.

    ARIELLA J. LEHRER, PH.D., has served as the Company's Chairman of the Board of Directors, President and Chief Executive Officer since August, 1989. Dr. Lehrer received a Master of Arts in Child Development from Pacific Oaks College in 1976, a Ph.D. in Cognitive Psychology from Claremont Graduate School in 1983 and completed a post-doctorate at the University of California, Los Angeles in 1984. Prior to joining the Company, Dr. Lehrer headed Lehrer Associates, a consulting company whose clients included The Learning Company, Walt Disney Software, Commodore International, Ltd., IBM and SoftKat, Inc. From 1986 to 1989, Dr. Lehrer served on the California Educational Technology Commission. Dr. Lehrer is a member of the Board of Fellows of the Claremont Graduate School's Center for Organizational and Social Psychology and of the Board of Governors of the Otis College of Art and Design.

    WILLIAM E. SLINEY has served as the Company's Chief Financial Officer since October 16, 1995. On November 9, 1995, Mr. Sliney also became the Company's Vice President of Finance, Treasurer and a director. From September, 1994 until October, 1995, Mr. Sliney was an independent consultant. Prior to that, Mr. Sliney was Chief Executive Officer of Gump's from May, 1993 to August, 1994, and Vice President and Chief Financial Officer of Highland Superstores, Inc. from January to May, 1993. From 1987 to 1992, Mr. Sliney was President, Chief Financial and Administrative Officer and a director of Phoenix Service Corporation. Mr. Sliney graduated from Northeastern University in 1961 with a Bachelor of Science in Business Administration and from the University of California, Los Angeles, in 1963 with a Master of Business Administration.

    STANLEY WOJTYSIAK has been Secretary of the Company since January, 1996 and a director of the Company since August, 1989. Mr. Wojtysiak was Chairman of the Board of Directors and President of the Company from January, 1989 to August, 1989, Vice President of Engineering from August, 1989 to October, 1989, Vice President of Development from September, 1995 to October, 1995 and Chief Financial Officer from January, 1989 to October, 1995. Prior to co-founding the predecessor to the Company in 1986, Mr. Wojtysiak was a software manager for Oakleaf Corporation. Mr. Wojtysiak graduated from Purdue University in 1964 with a Bachelor of Science in Mathematics.

    CURTIS A. HESSLER has been a director of the Company since January, 1996. From February, 1991 until December, 1995, Mr. Hessler was Executive Vice President of the Times Mirror Company in charge of corporate affairs and non-newspaper businesses. From December, 1984 until February, 1991, Mr. Hessler was Vice Chairman of Unisys Corporation in charge of corporate affairs and defense systems businesses. Mr. Hessler received a Bachelor of Arts in Social Studies from Harvard College in 1966, a Juris Doctor from Yale Law School in 1973 and an Master of Arts in Economics from the University of California, Berkeley in 1976. From 1966 to 1969, Mr. Hessler studied in the B.Phil. Economics program at Oxford University. Mr. Hessler is a director of Wallace Computer Services, Inc. and of Interactive Search, Inc., two privately held companies.

    ARTHUR G. HILLER has been a director of the Company since January, 1996. Mr. Hiller has been an independent motion picture director since 1962. Mr. Hiller received a Bachelor of Arts from the University of Toronto in 1947 and a Master of Arts in Psychology from the University of Toronto in 1950.

    DANIEL D. PHILLIPS has been a director of the company since January, 1996. Mr. Phillips has extensive experience opening up and expanding markets and channels for start up software companies. Currently Mr. Phillips is Vice President Worldwide Sales for Concord Communications, a privately held, venture capital backed, software company in the network management market. Prior to that from October, 1989 to May, 1994, Mr. Phillips was Vice President Worldwide Sales and Vice President of International and OEM Operations of Epoch Systems, a privately held, venture capital backed, start up software company that was acquired by EMC Corporation. Prior to that, Mr. Phillips was Director of Sales and Director of International and OEM Operations during a five year period for Applix Inc. Mr. Phillips is a director of Allycom, Inc., a privately held company.

    IVAN M. ROSENBERG, PH.D., has been a consultant to the Company since February, 1995, and a director of the Company since June, 1995. Dr. Rosenberg is an entrepreneur and consultant to senior business executives. Dr. Rosenberg founded Distinctive Software Corporation in 1981. From 1988 to 1990, Dr. Rosenberg was Vice President for Products and Information Systems at E.K.
Williams & Co., a business accounting and consulting company. In 1992, he founded Business Information Solutions, a consulting company assisting small to medium size companies with tactical and strategic automation decisions, which he continues to own. Dr. Rosenberg also is a senior consultant with The Crossroads Group, Inc., which assists companies in executive training, team-building, re-engineering, communications effectiveness and culture changes. Dr. Rosenberg currently serves on the boards of directors of the Los Angeles Venture Association, Distinctive Solutions Corporation and the nonprofit Technology for Results in Elementary Education and has served on the boards of directors of the Institute of Management Consultants (Los Angeles Chapter) and Interex (the Hewlett Packard International User's Group). Dr. Rosenberg is also a director of Cybernet, Inc., a privately held long-distance telecommunications company. Dr. Rosenberg received a Bachelor of Science in Electrical Engineering in 1965 and a Master of Science in Computer Science in 1966 from Cornell University, and a Master of Science in Management in 1974 and a Ph.D. in Business Information Systems in 1976 from the University of Rochester.

BOARD OF DIRECTORS COMMITTEES AND COMPENSATION

    The Board of Directors has appointed three committees: the Audit Committee, the Compensation Committee and the Stock Option Committee. The members of the Audit Committee are Messrs. Hessler, Phillips and Rosenberg. Responsibilities of the Audit Committee include reviewing financial statements and consulting with the independent auditors concerning the Company's financial statements, accounting and financial policies and internal controls and reviewing the scope of the independent auditors' activities and fees. The members of the
Compensation Committee are Messrs. Hiller, Phillips and Rosenberg. The Compensation Committee is responsible for reviewing and approving within its authority, compensation, benefits, training and other human resource policies. The members of the Stock Option Committee are Messrs. Hessler, Phillips and Rosenberg. The Stock Option Committee is responsible for administering the Company's 1995 Stock Option/

Stock Issuance Plan and granting options thereunder. The Company has no standard arrangements pursuant to which directors of the Company are compensated for any services provided as a director. Directors are eligible to participate in the Company's 1995 Stock Option/Stock Issuance Plan. See "1995 Stock Option/Stock Issuance Plan."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Company's Compensation Committee was formed in January, 1996 to establish salary, bonus and other forms of compensation for officers of the Company, provide recommendations for the salaries and incentive compensation of the employees and consultants of the Company and make recommendations to the Board of Directors regarding such matters. The principal objectives of the Company's executive compensation are to: (i) support the achievement of the desired Company performance; (ii) align the executive officer's interests with the success of the Company and with the interests of the Company's stockholders; and (iii) provide compensation that will attract and retain qualified management and reward performance. These objectives are principally achieved through compensation in the form of annual base salaries, discretionary bonuses and equity investment opportunities, such as stock option grants. Prior to January, 1996, the Board of Directors performed the functions of the Compensation Committee. The Company has not historically linked executive compensation directly to corporate performance.

    The Compensation Committee is currently composed of Messrs. Hessler, Phillips and Rosenberg. No interlocking relationship exists between the Company's Board of Directors or Compensation Committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

    The Company's Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that a corporation's certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director for monetary damages for breach of their fiduciary duties as directors, except for liability (i) for any breach of their duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law (the "DGCL") or (iv) for any transaction from which the director derived an improper personal benefit.

    The Company's Bylaws provide that the Company shall indemnify its directors and officers and may indemnify its employees and agents to the fullest extent permitted by law. The Company believes that indemnification under its Bylaws covers at least negligence and gross negligence on the part of indemnified parties.

    The Company has entered into agreements to provide indemnification for the Company's directors and certain officers in addition to the indemnification provided for in the Bylaws. These agreements, among other things, will indemnify the Company's directors and certain officers to the fullest extent permitted by Delaware law for certain expenses (including attorneys' fees), and all losses, claims, liabilities, judgments, fines and settlement amounts incurred by such person arising out of or in connection with such persons' service as directors or officers of the Company or an affiliate of the Company.

    At present, there is no pending litigation or proceeding involving a director, officer, employee or agent of the Company where indemnification will be required or permitted. The Company is not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

KEY PERSON LIFE INSURANCE

    The Company maintains a life insurance policy in the amount of $1,000,000 on Dr. Lehrer. The beneficiary under such life insurance policy is the Company. Upon consummation of the Public

Offering, the Company intends to obtain an additional $4,000,000 key person life insurance policy on Dr. Lehrer, although there can be no assurance that such a policy can be obtained, or can be obtained at a premium cost that is reasonable to the Company.

EXECUTIVE COMPENSATION

    The following table sets forth the compensation paid, during the year ended December 31, 1995, to (i) the Chief Executive Officer of the Company and (ii) the Company's only other executive officers whose total compensation for the 1995 fiscal year exceeded $100,000 (the "Named Executive Officers") for services rendered in all capacities to the Company. No other person during the 1995 fiscal would have been otherwise includible in such table on the basis of compensation earned for that fiscal year.

                           SUMMARY COMPENSATION TABLE

                                                           ANNUAL COMPENSATION
                                                    ---------------------------------    ALL OTHER
NAME AND PRINCIPAL POSITION                           YEAR      SALARY       BONUS      COMPENSATION
- --------------------------------------------------  ---------  ---------  -----------  --------------
Ariella J. Lehrer, Ph.D. .........................    1995     $  62,250   $       0    $       0
 President and Chief Executive Officer                1994     $  48,000   $       0    $       0
                                                      1993     $  22,750   $       0    $       0
William E. Sliney ................................    1995     $  20,833   $       0    $   4,500(2)
 Vice President of Finance, Chief Financial
 Officer and Treasurer (1)

- ------------------------
(1) Mr.  Sliney joined the Company in  October, 1995; his annualized base salary
    for  1995  was  $100,000.   See  "--Employment  Contracts,  Termination   of
    Employment and Change-in-Control Arrangements."

(2) The Company paid for approximately $4,500 of relocation expenses of Mr. Sliney during 1995.

STOCK OPTION GRANTS DURING 1995

    No stock options or appreciation rights were granted to any Named Executive Officers during the 1995 fiscal year. There were no outstanding unexercised stock options or appreciation rights as of December 31, 1995.

    Effective January 15, 1996, the Board granted options to the following employees (including officers) and consultants of the Company in the amount listed next to each individual's name: Ariella Lehrer (100,000); Stanley Wojtysiak (100,000); William Sliney (50,000); John W. Miller (40,000); Gregory Ackerman (50,000); Craig Brannon (10,000); Curtis Hessler (10,000); Arthur G. Hiller (10,000); Daniel Phillips (10,000) and Ivan Rosenberg (10,000). The options granted to Dr. Lehrer and Messrs. Wojtysiak and Miller are immediately vested with respect to 50% of the option shares, and vest with respect to the remaining 50% equally on the first and second anniversaries of the grant date. The exercise price for such options is $6.00 per share. The options granted to Messrs. Sliney, Ackerman and Brannon vest with respect to 25% of the option shares one year after grant, and vest with respect to the remaining 75% equally over the next 36 months thereafter. The exercise price for such options is $5.10 per share. The options granted to Messrs. Hessler, Hiller, Phillips and Rosenberg, the Company's outside directors, vest in four successive equal annual installments upon such optionee's completion of service as a member of the Board of Directors measured from the date of grant. The exercise price for such options is $6.00 per share. Each option was granted at or above fair market value, and to the extent the optionee was a 10% stockholder, in which case the option was granted at 110% of fair market value. In determining the fair market value of the Company's Common Stock, the Board of Directors considered various factors, including the Company's financial condition and business prospects, its operating results, the absence of a market for its Common Stock and the risks normally associated with high technology companies. The options have a 10-year term (except to the extent the optionee was a 10% stockholder, in which case the option term is 5 years), subject to earlier termination in the event optionee's service with the Company terminates.

    On November 9, 1995, the Board granted an option exercisable for 50,000 shares of Common Stock to Elizabeth Nolan, M.D., a consultant to the Company. Dr. Nolan's option becomes exercisable at the per share price of $3.00 to be paid by the Company upon the filing of a registration statement on Form S-8 by the Company with respect to the shares of Common Stock underlying Dr. Nolan's option. Under certain circumstances, including the failure of Dr. Nolan to exercise her option, the Company shall issue to Dr. Nolan a promissory note in the amount of $150,000 as compensation for services performed.

1995 STOCK OPTION/STOCK ISSUANCE PLAN

    The 1995 Stock Option/Stock Issuance Plan was adopted by the Board of Directors on November 9, 1995 and approved by the stockholders on November 9, 1995. 521,800 shares of Common Stock have been authorized for issuance under the Option Plan. In no event may any one participant in the Option Plan receive option grants or direct stock issuances for more than 250,000 shares in the aggregate.

    The Option Plan is divided into three separate components: (i) the Discretionary Option Grant Program under which eligible individuals may, at the discretion of the Plan Administrator, which is the Stock Option Committee of the Company's Board of Directors, be granted options to purchase shares of Common Stock at an exercise price not less than 85% of their fair market value on the grant date; (ii) the Stock Issuance Program under which such individuals may, in the Plan Administrator's discretion, be issued shares of Common Stock directly, through the purchase of such shares at a price not less than 85% of their fair market value at the time of issuance or as a bonus tied to the performance of services; and (iii) the Automatic Option Grant Program under which option grants will automatically be made at periodic intervals to eligible non-employee Board members to purchase shares of Common Stock at an exercise price equal to 100% of their fair market value on the grant date.

    The Discretionary Option Grant Program and the Stock Issuance Program will be administered by the Stock Option Committee. The Stock Option Committee, as Plan Administrator, will have complete discretion to determine which eligible individuals are to receive option grants or stock issuances, the time or times when such option grants or stock issuances are to be made, the number of shares subject to each such grant or issuance, the status of any granted option as either an incentive stock option or a non-statutory stock option under the Federal tax laws, the vesting schedule to be in effect for the option grant or stock issuance and the maximum term for which any granted option is to remain outstanding.

    In the event the Company is acquired by merger, consolidation or asset sale, the shares of Common Stock subject to each option outstanding at the time under the Option Plan will immediately vest in full, except to the extent the Company's repurchase rights with respect to those shares are to be assigned to the acquiring entity, and options will accelerate to the extent not assumed by the acquiring entity. The Stock Option Committee also has discretion to provide for the acceleration of one or more outstanding options under the Option Plan and the vesting of shares subject to outstanding options upon the occurrence of certain hostile tender offers. Such accelerated vesting may be conditioned upon the subsequent termination of the affected optionee's service.

    Stock appreciation rights are authorized for issuance under the Discretionary Option Grant Program which provide the holders with the election to surrender their outstanding options for an appreciation distribution from the Company equal to the excess of (i) the fair market value of the vested shares of Common Stock subject to the surrendered option over (ii) the aggregate exercise price payable for such shares. Such appreciation distribution may be made in cash or in shares of Common Stock.

    The Plan Administrator has the authority to effect the cancellation of outstanding options under the Discretionary Option Grant Program in return for the grant of new options for the same or different number of option shares with an exercise price per share based upon the fair market value of the Common Stock on the new grant date.

    Under the Automatic Option Grant Program, each individual who is first elected or appointed as a non-employee Board member on or after the first date on which the Company's Common Stock is registered under Section 12(g) of the Exchange Act will receive an option grant on such date for 10,000 shares of Common Stock, provided such individual has not otherwise been in the prior employ of the Company. Each individual who first becomes a non-employee Board member thereafter will receive a 10,000-share option grant on the date such individual joins the Board provided such individual has not been in the prior employ of the Company. In addition, at each Annual Stockholders Meeting, beginning with the 1997 Annual Meeting, each individual who is to continue to serve as a non-employee Board member after the meeting will receive an additional option grant to purchase 2,500 shares of Common Stock whether or not such individual has been in the prior employ of the Company.

    Each automatic grant will have a term of ten (10) years, subject to earlier termination following the optionee's cessation of Board service. Each automatic option will be immediately exercisable; however, any shares purchased upon exercise of the option will be subject to repurchase should the optionee's service as a non-employee Board member cease prior to vesting in the shares. The initial 10,000-share grant will vest in four equal and successive annual installments over the optionee's period of Board service. Each additional 2,500-share grant will vest upon the optionee's completion of one year of Board service measured from the grant date. However, each outstanding option will immediately vest upon (i) certain changes in the ownership or control of the Company or (ii) the death or disability of the optionee while serving as a Board member.

    The Board may amend or modify the Option Plan at any time, but may not amend the Automatic Option Grant Program at intervals more frequently than once every six months, and any amendment to the Option Plan must not adversely affect the rights and obligations with respect to options, stock appreciation rights or unvested stock issuances at the time outstanding under the Option Plan unless the optionee or the participant consents to such amendment or modification. The Option Plan will terminate upon the earliest of (i) October 31, 2005, (ii) the date on which all shares available for issuance under the Plan shall have been issued pursuant to the exercise of options or the issuance of shares (whether vested or unvested) under the Option Plan and (iii) the termination of all outstanding options in connection with certain stockholder-approved transactions to which the Company is a party.

EMPLOYEE STOCK PURCHASE PLAN

    The Company's Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Board of Directors on January 15, 1996 and approved by the stockholders on January 15, 1996. The Purchase Plan is designed to allow eligible employees of the Company and participating subsidiaries to purchase shares of Common Stock, at semi-annual intervals, through their periodic payroll deductions under the Purchase Plan, and a reserve of 150,000 shares of Common Stock has been established for this purpose. Employees will be eligible to participate if they are employed by the Company for at least 20 hours per week and five months per calendar year.

    The Purchase Plan will be implemented in a series of successive offering periods, each with a maximum duration of 24 months. The initial offering period will begin on the day the Underwriting Agreement is executed and priced in connection with the Public Offering and will end on the last business day in March, 1998.

    Payroll deductions may not exceed 15% of base salary for each semi-annual period. The purchase price per share will be eighty-five percent (85%) of the LOWER of (i) the fair market value of the Common

Stock on the participant's entry date into the offering period or (ii) the fair market value on the semi-annual purchase date. Each outstanding purchase right will be exercised immediately prior to a merger or consolidation of the Company.

    The Board may amend or terminate the Purchase Plan immediately after any purchase date. However, the Board may not, without stockholder approval, materially increase the number of shares of Common Stock available for issuance or materially modify the eligibility requirements for participation or the benefits available to participants.

    The Purchase Plan will terminate on the earliest of (i) the last business day in April 2006, (ii) the date on which all shares available for issuance under the Purchase Plan are sold and (iii) the date on which all purchase rights are exercised in connection with a merger or consolidation.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
ARRANGEMENTS

    The Company has entered into an employment agreement with each of Ariella J. Lehrer, Ph.D., William Sliney and Stanley Wojtysiak (collectively, the "Employment Agreements") providing for a minimum employment period of five years beginning November 10, 1995 for Dr. Lehrer and Mr. Wojtysiak and October 16, 1995 for Mr. Sliney. Each of Dr. Lehrer and Messrs. Sliney and Wojtysiak is referred to herein as the "Employee." Pursuant to her Employment Agreement, Dr. Lehrer currently is entitled to an annual base salary of $105,000, which automatically will adjust upward to $120,000 per annum effective March 1, 1996. Mr. Sliney is currently entitled to an annual base salary of $100,000, which automatically will adjust upward to $115,000 per annum effective March 1, 1996. Mr. Wojtysiak is currently entitled to an annual base salary of $90,000, which automatically will adjust upward to $100,000 per annum effective March 1, 1996. The Employment Agreements also provide that following certain registrations of the Company's Common Stock under the Securities Act, each Employee's respective annual base salary will be reviewed and adjusted by the Board of Directors so as to be in accordance with the compensation packages provided by similarly situated public companies to officers who have comparable duties and responsibilities to those of the Employee. The Company may terminate each Employee's employment at any time with or without cause and each Employee may terminate her or his employment following a change in control of the Company, which is triggered by a person becoming a beneficial owner (as defined in Rule 13d-3 of the Exchange Act) of 30% or more of the combined voting power of the then outstanding securities of the Company; provided, however, that neither the Public Offering nor the beneficial ownership representing 30% or more of the combined voting power of the then outstanding voting securities of the Company by EBC constitutes a change in control. If any Employee's employment is terminated by the Company other than pursuant to a voluntary termination by the Employee, a termination for cause by the Company or the expiration of the term of employment, during the period beginning on the date of such termination until the earlier of (x) the Employee's death or (y) date the Employment Agreement would have terminated had the Employee not been earlier terminated, provided that such period shall not be less than one year, such Employee shall be entitled to receive (A) the pro rata portion of the base salary theretofore earned but unpaid, (B) her or his monthly base salary, (C) a pro-rata portion of her or his bonus for such fiscal year, provided that as of the date of such termination the Employee has completed six or more months of the Company's then current fiscal year and (D) full vesting of her or his stock options, warrants, rights and other Company stock-related awards granted to the Employee by the Company that otherwise would have vested and become exercisable during such fiscal year of the Company in which the Employee is terminated. In the event that within two years following a change in control of the Company the Employee is terminated as a result of an involuntary termination for any reason other than for cause, disability, death or normal retirement, the Employee will be entitled to the compensation and benefits set forth above until the later of (x) date the Employment Agreement would have terminated had the Employee not been earlier terminated and (y) two years from such date of termination of the Employee following such change in control and involuntary termination, regardless of the Employee's death.

    In addition, the Stock Option Committee as Plan Administrator of the 1995 Stock Option/Stock Issuance Plan will have the authority to provide for the accelerated vesting of the shares of Common Stock subject to outstanding options held by the Chief Executive Officer and any other executive officer of the Company, or the shares of Common Stock subject to direct issuances held by any such individual, in connection with certain changes in control of the Company or the subsequent termination of the officer's employment following the change in control event.

                              CERTAIN TRANSACTIONS

    On November 21, 1995, the Company issued to EBC, a third party lender, the Convertible Note in the original principal amount of $1,000,000 in connection with a Loan and Security Agreement entered into on such date by the Company and EBC. Interest on the Convertible Note accrues at the rate of 10% per annum and is payable monthly, beginning on December 1, 1995; provided, however, that the Company is required to prepay $300,000 of the principal of the Convertible Note with the proceeds of the Public Offering. See "Use of Proceeds." In addition, conversion of the remaining $700,000 in principal amount of the Convertible Note into 534,531 shares of Common Stock of the Company at the per share conversion price of $1.31 is a condition to the closing of the Public Offering. The Company has also granted EBC the Warrants to purchase 200,000 shares (the "EBC Warrant Shares") of Common Stock, subject to adjustment under certain circumstances, at an initial purchase price of $1.31 per share. EBC was also granted certain rights with respect to registration under the Securities Act of the shares of Common Stock into which the Convertible Note is convertible and of the EBC Warrant Shares. See "Description of Capital Stock -- Registration Rights."


    Certain officers and directors and an immediate family member of one of such officers have made certain loans to the Company. As of May 6, 1996, the Company had four outstanding unsecured promissory notes, two of which are each in the principal amount of $73,200, payable to each of Ariella J. Lehrer, Ph.D., the Chairman of the Company's Board of Directors, President and Chief Executive Officer, and Stanley Wojtysiak, the Company's Secretary and a Director. These promissory notes mature on March 31, 1997. The Company also has outstanding an unsecured promissory note in the amount of $260,051 payable to Dr. Lehrer's father-in-law, which matures on March 31, 1997, and an unsecured promissory note in the amount of $120,885 payable to an unrelated third party over a one-year period beginning July 1, 1996. The loans accrue interest at the rates of 9.0% to 16.7% per annum. As of May 6, 1996, the outstanding principal and accrued interest due on each of Dr. Lehrer's loan, Mr. Wojtysiak's loan and Mr. Lehrer's loan were approximately $101,319, $131,017 and $328,033, respectively. After the Public Offering, the Company anticipates making payments of all accrued interest on such indebtedness and thereafter making principal and interest payments on such indebtedness as they come due from revenue. See also "Management -- Employment Contracts, Termination of Employment and Change-in-Control Arrangements."


    Dr. Rosenberg, a member of the Company's Board of Directors since June, 1995, has been a consultant to the Company since February, 1995, and in November, 1995, the Company issued Dr. Rosenberg 21,000 shares of Common Stock for such consulting services performed during 1995.

    The Company believes that all of the transactions set forth above were made on terms no less favorable to the Company than could have been obtained from unaffiliated third parties. All future transactions, including loans, between the Company and its officers, directors and principal stockholders and their affiliates will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested directors of the Board of Directors, and will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

                             PRINCIPAL STOCKHOLDERS


    The following table sets forth certain information regarding the beneficial ownership of shares of Common Stock as of May 6, 1996, as adjusted to reflect the sale of the shares offered hereby (assuming no exercise of the Underwriter's over-allotment option) (i) by each person known to the Company to beneficially own more than 5% of the outstanding shares of the Common Stock, (ii) by each of the Company's directors, (iii) by each of the Company's Named Executive Officers and (iv) by all directors and executive officers of the Company as a group. The number of shares beneficially owned by each director and executive officer is determined under rules of the Securities and Exchange Commission (the "Commission"), and such information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares set forth in the following table.


                                             NUMBER SHARES
                                             BENEFICIALLY          PERCENTAGE OF SHARES       SHARES BENEFICIALLY OWNED
                                            OWNED PRIOR TO          BENEFICIALLY OWNED             AFTER SECONDARY
                                              THE PUBLIC      ------------------------------     DISTRIBUTION BY THE
                                             OFFERING AND      BEFORE THE       AFTER THE        SELLING STOCKHOLDER
                                               SECONDARY         PUBLIC          PUBLIC       --------------------------
          NAME AND ADDRESS (1)             DISTRIBUTION (2)   OFFERING (2)   OFFERING (3)(4)  NUMBER (3)   PERCENT (3)(4)
- -----------------------------------------  -----------------  -------------  ---------------  -----------  -------------
Ariella J. Lehrer, Ph.D..................       138,000(5)         10.36%           5.92%        138,000         5.92%
Stanley Wojtysiak........................       338,000(6)         25.36%          14.49%        338,000        14.49%
William E. Sliney........................             0                0%              0%              0            0%
Curtis A. Hessler........................             0                0%              0%              0            0%
Arthur G. Hiller.........................             0                0%              0%              0            0%
Daniel D. Phillips.......................             0                0%              0%              0            0%
Ivan Rosenberg, Ph.D.....................        21,000             1.64%           0.92%         21,000         0.92%
E.B.C. Trust Corporation (7).............       734,351(8)         49.53%          29.58%              0            0%
 10, rue Princesse Florestine
 MC 98000 Monaco
D&A Lehrer Children Trust................       200,000(9)         15.59%           8.76%        200,000         8.76%
 1300 Woodland Road
 York, PA 17403
John W. Miller...........................       164,000(10)        12.59%           7.12%        164,000         7.12%
All directors and executive officers as a
 group (7 persons).......................       497,000(11)        47.60%          27.89%        549,500        27.89%

- ------------------------
(1) Unless otherwise indicated, the stockholder's address is at the Company's principal executive offices.


(2) Before the Public Offering, percent ownership is based on 1,282,551 shares of Common Stock outstanding as of May 6, 1996 plus any shares issuable pursuant to options or warrants held by the person or class in question which may be exercised within 60 days of May 6, 1996.



(3) Assumes no exercise of the Underwriter's over-allotment option. Beneficial ownership is determined in accordance with the rules of the Commission. In computing the number of shares beneficially owned by a person (or group) and the percentage ownership of that person (or group), shares of Common Stock subject to options held by that person (or group) that are currently exercisable or exercisable within 60 days of May 6, 1996 are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of each other person (or group). Except as indicated in the footnotes to this table and pursuant to applicable community property laws, each stockholder named in this table has sole voting and investment power with respect to the shares set forth opposite such stockholder's name.



(4) After the Public Offering, percent ownership is based on 2,282,551 shares of Common Stock outstanding as of May 6, 1996 plus any shares issuable pursuant to options or warrants held by the person or class in question which may be exercised within 60 days of May 6, 1996. After the sale of 734,351 shares of Common Stock by the Selling Stockholder (the "Secondary Distribution"), percent ownership is based on 2,282,551 shares of Common Stock outstanding as of May 6, 1996 plus any shares issuable pursuant to options or warrants held by the person or class in question which may be exercised within 60 days of May 6, 1996.



 (5)Includes 50,000 shares which Dr. Lehrer has the right to acquire within 60 days after May 6, 1996 by exercise of stock options vested pursuant to the 1995 Stock Option/Stock Issuance Plan.



 (6)Includes 50,000 shares which Mr. Wojtysiak has the right to acquire within 60 days after May 6, 1996 by exercise of stock options vested pursuant to the 1995 Stock Option/Stock Issuance Plan.


 (7)The beneficial owners of EBC's capital stock are Richard MacLellan and Michael Woolf.

 (8)Assumes conversion of $700,000 in principal amount of the Convertible Note upon the closing of the Public Offering into 534,531 shares of Common Stock and gives effect to the exercise of the Warrants into 200,000 shares of Common Stock.

 (9) Ariella J. Lehrer, Ph.D., has no voting or investment power or beneficial ownership with respect to the D&A Lehrer Children Trust.

(10) Includes 20,000 shares which Mr. Miller has the right to acquire by exercise of stock options vested pursuant to the 1995 Stock Option/Stock Issuance Plan.


(11) Includes 100,000 shares which certain members of the group have the right to acquire within 60 days after May 6, 1996 by exercise of stock options vested pursuant to the 1995 Stock Option/ Stock Issuance Plan.

                          DESCRIPTION OF CAPITAL STOCK

    The authorized capital stock of the Company consists of 10,000,000 shares of Common Stock, par value $.001 per share, and 5,000,000 shares of Preferred Stock, par value $.001.

COMMON STOCK


    As of May 6, 1996, there were 748,200 shares of Common Stock outstanding held of record by approximately 9 stockholders. There will be 2,282,551 shares of Common Stock outstanding (assuming no exercise of the Underwriter's over-allotment option and no exercise of outstanding options) after giving effect to the sale of the Common Stock offered hereby and the issuance of 534,351 shares upon conversion of $700,000 in principal amount of the Convertible Note at a conversion price per share of $1.31 upon the closing of the Public Offering.


    Holders of Common Stock are entitled to one vote per share on all matters on which the holders of Common Stock are entitled to vote and currently the holders of Common Stock may cumulate their votes in the election of directors. Cumulative voting means that in any election of directors, each stockholder may give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares held by such stockholder, or such stockholder may distribute such number of votes among as many candidates as the stockholder sees fit.

    Holders of Common Stock on the applicable record date are entitled to share ratably in such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor, subject to the rights of the holders of any series of Preferred Stock. See "Dividend Policy." Upon the liquidation, dissolution or winding up of the Company, each holder of Common Stock will be entitled to share ratably in any distribution of the Company's assets after the payment of all debts and other liabilities, subject to any superior rights of the holders of any outstanding shares of Preferred Stock.

    Holders of the shares of Common Stock have no preemptive or other subscription rights and there are no conversion rights or redemption or sinking fund provisions with respect to such shares. All of the outstanding shares of Common Stock are, and the shares of Common Stock offered hereby will be when issued, fully paid and non-assessable.

    Special meetings of the stockholders may be called by the Company's Board of Directors, the Chairman of the Board of Directors or the President. Except as otherwise required by law, holders of shares of Common Stock entitled to cast not less than 10 percent of the votes at a special meeting of the stockholders are entitled to request or call a special meeting of the stockholders.

    Stockholders of the Company are required to provide advance notice of nominations of directors to be made at, and of business proposed to be brought before, a meeting of stockholders. The failure to deliver proper notice within the period specified by the Company's Bylaws will result in the denial to the stockholder of the right to make such nominations or propose such action at the meeting.

PREFERRED STOCK

    Pursuant to the Company's Certificate of Incorporation, the Board of Directors has the authority, without further action by the stockholders, to issue up to 5,000,000 shares of Preferred Stock in one or more series and to fix the designations, powers, preferences, privileges, and relative participating, optional or special rights and the qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the Common Stock. The Board of Directors, without stockholder approval, can issue Preferred Stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of Common Stock. Preferred Stock could thus be issued quickly with terms calculated to delay or prevent a change in control of the Company or make removal of management more difficult. Additionally, the issuance of Preferred Stock may have the effect of decreasing the market price of the Common Stock, and may adversely affect the voting and other rights of the holders of Common Stock. At present, there are no shares of Preferred Stock outstanding and the Company has no plans to issue any of the Preferred Stock.

CERTAIN PROVISIONS OF THE DELAWARE GENERAL CORPORATION LAW

    Generally, Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a broad range of "business combinations" with an "interested stockholder" (defined generally as a person owning 15% of more of a corporation's outstanding voting stock) for three years following the date such person became an interested stockholder unless (i) before the person becomes an interested stockholder, the transaction resulting in such person becoming an interested stockholder or the business combination is approved by the board of directors of the corporation, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock of the corporation (excluding shares owned by directors who are also officers of the corporation or shares held by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender offer or exchange offer), or (iii) on or after such date on which such person became an interested stockholder the business combination is approved by the board of directors and authorized at an annual or special meeting, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock excluding shares owned by the interested stockholders. The restrictions of Section 203 do not apply, among other reasons, if a corporation, by action of its stockholders, adopts an amendment to its certificate of incorporation or bylaws expressly electing not to be governed by
Section 203, provided that, in addition to any other vote required by law, such amendment to the certificate of incorporation or bylaws must be approved by the affirmative vote of a majority of the shares entitled to vote. Moreover, an amendment so adopted is not effective until twelve months after its adoption and does not apply to any business combination between the corporation and any person who became an interested stockholder of such corporation on or prior to such adoption. The Company's Certificate of Incorporation and Bylaws do not currently contain any provisions electing not to be governed by Section 203 of the DGCL.

    Section 203 of the DGCL may discourage persons from making a tender offer for or acquisitions of substantial amounts of the Common Stock. This could have the effect of inhibiting changes in management and may also prevent temporary fluctuations in the Common Stock that often result from takeover attempts.

    Section 228 of the DGCL allows any action which is required to be or may be taken at a special or annual meeting of the stockholders of a corporation to be taken without a meeting with the written consent of holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, provided that the certificate of incorporation of such corporation does not contain a provision to the contrary. The Company's Certificate of Incorporation contains no such provision, and therefore stockholders holding a majority of the voting power of the Common Stock will be able to approve a broad range of corporate actions requiring stockholder approval without the necessity of holding a meeting of stockholders.

REGISTRATION RIGHTS

    Pursuant to an agreement between the Company and EBC, as the holder of (i) the Convertible Note and (ii) the Warrants, EBC is entitled to certain rights with respect to the registration of the underlying shares of Common Stock under the Securities Act. If the Company proposes to register any of its securities under the Securities Act, either for its own account or for the account of other security holders exercising registration rights, EBC is entitled to notice of such registration and is entitled to include shares of such Common Stock therein. Additionally, EBC is also entitled to certain demand registration rights pursuant to which it may require the Company to file a registration statement under the Securities Act at the Company's expense with respect to its shares of Common Stock, and the Company is required to use its best efforts to effect such registration. Further, EBC may require the Company to file additional registration statements on Form S-3 at the Company's expense. All of these registration rights are subject to certain conditions and limitations, among them the right of the underwriters of an offering to limit the number of shares included in such registration and the right of the Company not to effect a requested registration within six months following an offering of the Company's securities, including the Public Offering made hereby.

    The Registration Statement of which this Prospectus forms a part, also covers the Resale Shares consisting of 534,351 shares of Common Stock to be issued to EBC, as holder of the Convertible Note, upon conversion of $700,000 in principal amount of the Convertible Note at the closing of the Public Offering, and 200,000 shares of Common Stock underlying the Warrants. The Resale Shares are being registered for resale, but are not, however, part of the underwritten Public Offering. The Company will not receive any of the proceeds from the sale of the Resale Shares. EBC has agreed not to sell or transfer any Resale Shares obtained upon conversion or exercise for a period of 365 days from the date of this Prospectus without the prior written consent of the Underwriter.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the Company's Common Stock is Chemical Mellon Shareholder Services, L.L.C.

LISTING

    The Company has applied to have the Common Stock approved for quotation on The Nasdaq SmallCap Market under the symbol "LGCY."

                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to the Public Offering, there has been no market for the Common Stock of the Company. Future sales of substantial amounts of Common Stock in the public market (or the perception that such sales will occur) could adversely affect market prices prevailing from time to time. Furthermore, since only a limited number of shares will be available for sale shortly after the Public Offering because of certain contractual and legal restrictions on resale (as described below), sales of substantial amounts of Common Stock of the Company in the public market after the restrictions lapse could adversely affect the prevailing market price and the ability of the Company to raise capital in the future.

    Upon completion of the Public Offering, the Company will have outstanding an aggregate of 2,282,551 shares of the Common Stock, assuming no exercise of the Underwriter's over-allotment option and no exercise of outstanding options. Of these shares, the 1,000,000 shares sold in the Public Offering will be freely tradeable without restriction or further registration under the Securities Act, unless such shares are purchased by "affiliates" of the Company as that term is described in Rule 144 under the Securities Act (the "Affiliates"). The Registration Statement of which this Prospectus forms a part, also covers
534,351 shares of Common Stock to be issued to EBC, as the holder of the Convertible Note, upon conversion of $700,000 in principal amount of the Convertible Note at the closing of the Public Offering and 200,000 shares of Common Stock underlying the Warrants (collectively, the "Resale Shares"). The Resale Shares have not been issued prior to the Effective Date. The holder of the Warrants may exercise such securities to obtain Resale Shares at any time following the Effective Date by delivering written notice to the Company. The resale of the Resale Shares by the Selling Stockholders is subject to prospectus delivery and other requirements of the Securities Act. The Resale Shares are being registered for resale, but are not, however, part of the underwritten Public Offering. The Company will not receive any of the proceeds from the sale of the Resale Shares. The holder of the Resale Shares and the Warrants has agreed not to sell or transfer any Resale Shares obtained upon conversion or exercise for a period of 365 days from the date of this Prospectus without the prior written consent of the Underwriter. The remaining 748,200 shares of Common Stock held by existing stockholders are "restricted securities" as that term is defined in Rule 144 under the Securities Act ("Restricted Shares"). Restricted Shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act, which rules are summarized below.

    Upon the completion of the Public Offering, the holder of (i) the 534,351 shares of Common Stock obtained on conversion of $700,000 in principal amount of the Convertible Note, (ii) the Warrants and (iii) the JBO Warrant, or their transferees, will be entitled to certain rights with respect to the registration of such shares under the Securities Act. See "Description of Capital Stock -- Registration Rights." Registration of such shares under the Securities Act would result in such shares becoming freely tradeable without restriction under the Securities Act (except for shares purchased by Affiliates) immediately upon the effectiveness of such registration.

    The Company and each of its officers, directors, stockholders and option holders have agreed not to issue, sell, make any short sale of, grant any option for the purchase of, or otherwise transfer or dispose of, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for or file a registration statement with respect to shares of the Common Stock for a period of 365 days after the date of this Prospectus, without the prior written consent of the Underwriter. The Underwriter currently has no plans to release any portion of the securities subject to lock-up agreements. When determining whether or not to release shares from the lock-up agreements, the Underwriter will consider, among other factors, the stockholder's reasons for requesting the release, the number of shares for which the release is being requested and market conditions at the time.

    In general, under Rule 144 as currently in effect, beginning 90 days after the date of this Prospectus, a person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least two years (including the holding period of any prior owner except an Affiliate) would be entitled to sell within any three-month period a number of shares that does not exceed the greater of: (i) one percent of the number of shares of Common Stock outstanding as shown on the most recent report or statement published by the Company; or
(ii) the average weekly trading volume of the Common Stock on all national securities exchanges and/or reported through the automated quotation system of a registered securities association during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about the Company. Under Rule 144(k), a person who is not deemed to have been an Affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least three years (including the holding period of any prior owner except an Affiliate), is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144; therefore, unless otherwise restricted, "144(k) shares" may be sold immediately upon the completion of the Public Offering. In general, under Rule 701 of the Securities Act as currently in effect, any employee, consultant or advisor of the Company who purchased shares from the Company in connection with a compensatory stock or option plan or other written agreement relating to compensation is eligible to resell such shares 90 days after the effective date of the Public Offering in reliance on Rule 144, but without compliance with certain restrictions, including the holding period, contained in Rule 144.

    EBC is the holder of (i) the Warrants which are exercisable for 200,000 shares of Common Stock, subject to adjustment under certain circumstances, at a per share exercise price of $1.31 and (ii) 534,351 shares of Common Stock to be issued upon conversion of $700,000 in principal amount of the Convertible Note immediately upon closing the Public Offering. The Warrant may be exercised at any time on or after the Company's first registered public offering of Common Stock and prior to November 21, 2000. In addition, subsequent to the Public Offering but prior to the fifth anniversary thereof, EBC will have certain rights to notice of the proposed registration of shares of Common Stock for the account of any stockholder and to request inclusion in such registration of the EBC Warrant Shares. The inclusion of any EBC Warrant Shares in any registration by the Company will be subject to the right of the managing underwriters to reduce or exclude the EBC Warrant Shares. With certain exceptions, the Company will pay any expenses incurred in connection with a registration, except for underwriting discounts and commissions attributable to the EBC Warrant Shares being sold. See "Description of Capital Stock -- Registration Rights" and "Certain Transactions."

    The Company intends to file a registration statement under the Securities Act covering shares of Common Stock reserved for issuance under the Company's 1995 Stock Option/Stock Issuance Plan, the Company's Employee Stock Purchase Plan and certain other issuances of shares of Common Stock or options to purchase shares of Common Stock issued in connection with services rendered to the Company. Based on the number of options outstanding and options and shares reserved for issuance at May 6, 1996 under all such plans and with respect to certain option grants made outside such plans, such registration statement would cover approximately 721,800 shares. See "Management -- 1995 Stock Option/Stock
Issuance Plan" and "Management -- Employee Stock Purchase Plan." Such registration statement is expected to be filed and become effective as soon as practicable after the effective date of the Public Offering. Accordingly, shares registered under such registration statement will, subject to Rule 144 volume limitations applicable to Affiliates, be available for sale in the open market, subject to vesting restrictions with the Company and the lock-up agreements described above. As of May 6, 1996, options to purchase 390,000 shares of Common Stock were issued and outstanding under the 1995 Stock Option/Stock Issuance Plan. See "Management -- Board of Directors Committees and Compensation" and "-- 1995 Stock Option/Stock Issuance Plan."


    The holder of the Common Stock underlying the Warrants and the Convertible Note has agreed not to sell any securities of the Company for a period of 365 days without the prior written consent of the Underwriter. The resale of the securities by the Selling Stockholders is subject to prospectus delivery and other requirements of the Securities Act.

                                  UNDERWRITING

    JB Oxford & Company as the Underwriter has agreed, subject to the terms and conditions of the Underwriting Agreement with the Company, to purchase from the Company the number of shares of Common Stock set forth below opposite its name below. The Underwriter is committed to purchase all of such shares if any are purchased.

                                           NUMBER OF
UNDERWRITER                                 SHARES
- ----------------------------------------  -----------
JB Oxford & Company.....................    1,000,000
                                          -----------
    Total...............................    1,000,000
                                          -----------
                                          -----------

    The Underwriter has advised the Company that the Underwriter proposes to offer the shares of Common Stock offered hereby to the public initially at the Public Offering price set forth on the cover page of this Prospectus, and to certain dealers at such price less a concession not in excess of $. per share of Common Stock. The Underwriter may allow, and such dealers may reallow, a discount not in excess of $. per share of Common Stock on sales to certain other dealers. After the Public Offering, the Public Offering price, concession and discount may be changed.

    The Company has granted to the Underwriter an option exercisable for 30 days after the date of this Prospectus, to purchase up to an aggregate of 150,000 additional shares of Common Stock at the Public Offering price set forth on the cover page of this Prospectus, less underwriting discounts and commissions. If the Underwriter exercises this option, the Underwriter will have a firm commitment, subject to certain conditions, to purchase such shares. The Underwriter may exercise such option only to cover over-allotments, if any, incurred in the sale of the shares of Common Stock offered hereby.

    The Company has agreed to pay the Underwriter a non-accountable expense allowance equal to 2% of the total proceeds of the Public Offering or $
($       if  the Underwriter's over-allotment option is exercised). The  Company has also agreed to sell to the Underwriter, for a nominal purchase price, a five-year warrant (the "JBO Warrant") to purchase up to 92,800 shares of Common Stock exercisable at 150% of the Public Offering price set forth on the cover page of this Prospectus. The JBO Warrant will not be transferable prior to its initial exercise date except to successors in interest to the Underwriter, officers of the Underwriter and members of the selling group and officers and partners thereof.

    The   JBO  Warrant  will  contain  anti-dilution  provisions  providing  for appropriate adjustment in the event of certain events, including any combination, recapitalization, reclassification, stock dividend or stock split. The JBO Warrant does not entitle the Underwriter to any rights as a stockholder of the Company until such warrant is exercised and shares of Common Stock are purchased thereunder.

    The Company has agreed to indemnify the Underwriter and others against certain liabilities, including liabilities under the Securities Act.

    The Company and each of its officers, directors, stockholders and option holders have agreed not to issue, sell, make any short sale of, grant any option for the purchase of, or otherwise transfer or dispose of, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for or file a registration statement with respect to shares of the Common Stock for a period of 365 days after the date of this Prospectus, without the prior written consent of the Underwriter. The Underwriter currently has no plans to release any portion of the securities subject to lock-up agreements. When determining whether or not to release shares from the lock-up agreements, the Underwriter will consider, among other factors, the stockholder's reasons for requesting the release, the number of shares for which the release is being requested and market conditions at the time.

    The Underwriter does not intend to confirm sales to any accounts over which it exercises discretionary authority.

    Prior to the Public Offering, there has been no established market for the Common Stock of the Company. The Public Offering price for the Common Stock was determined by negotiation between the Company and the Underwriter and is not necessarily related to the Company's asset value, net worth or other established criteria of value. The factors considered in such negotiations were, among others, the prevailing market conditions and traditional valuation methodologies, including a comparison of price-earnings multiples, return on equity and price to book value multiples with comparable companies. The Underwriter may make a market in the Common Stock of the Company upon closing of the Public Offering, but there is no assurance that the Underwriter will be successful in its efforts. The loss of market makers or failure of market makers to make a market for the Common stock will have a material adverse effect on the market for the Common Stock. There can be no assurance that an active trading market will develop for the Common Stock or that the Common Stock will trade in the public market subsequent to the Public Offering at or above the Public Offering price. See "Risk Factors -- Absence of Public Market; Possible Volatility of Stock Price" and "-- Underwriter's Influence on Market May Have Adverse Consequences."

    The Common Stock will be listed on The Nasdaq SmallCap Market, subject to official notice of issuance.

    Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the Shares may not simultaneously engage in market-making activities with respect to the Common Stock for a period of two business days prior to the commencement of such distribution. In addition, and without limiting the foregoing, the Underwriter will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder including, without limitation, Rules 10b-6 and 10b-7. All of the foregoing may affect the marketability of, and the Underwriter's ability to engage in market-making activities with respect to, the Shares.


    In order to comply with certain states' securities laws, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states the Shares may not be sold unless the Shares have been registered or qualify for sale in such state or an exemption from registration or qualification is available and is complied with. The Company has submitted applications for qualification of the Shares in, among other states, Ohio and New Jersey but has withdrawn such applications submitted to Ohio and New Jersey.


UNDERWRITER'S LIMITED EXPERIENCE; RELATIONSHIP WITH THE COMPANY


    The Underwriter was  organized as  a broker-dealer  in 1993  and the  Public
Offering is the first public offering underwritten by the Underwriter. The Underwriter acted as placement agent for the Company in connection with the private placement of the Convertible Note on November 21, 1995, and received a placement fee of $50,000. Pursuant to a fee agreement, dated September 29, 1995, between the Company and Ilona Foyer (the "Fee Agreement"), Ms. Foyer received $75,000 from the Company as consideration for her introducing the Company to the Underwriter in connection with the private placement of the Convertible Note. In addition, pursuant to the Fee Agreement, Ms. Foyer will receive 7,200 shares of Common Stock of the Company as consideration for her introduction of the Company to the Underwriter in connection with the private placement of the Convertible Note.


    On November 21, 1995, the Company entered into a consulting agreement with the Underwriter ("Consulting Agreement"), pursuant to which the Underwriter acted as a financial consultant to the Company. Under the terms of such agreement, the Underwriter performed certain investment banking and financial advisory services in consideration of a $5,000 cash fee payable each month which commenced on December 1, 1995. The Consulting Agreement was terminated on March 20, 1996.

                                 LEGAL MATTERS

    Certain legal matters with respect to the validity of the shares of Common Stock offered hereby are being passed upon for the Company by Brobeck, Phleger & Harrison LLP, Los Angeles, California. Certain legal matters are being passed upon for the Underwriter by Morgan, Lewis & Bockius LLP, Los Angeles, California.

                                    EXPERTS

    The Financial Statements and Schedule included in this Prospectus and in the Registration Statement have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report (which contains an explanatory paragraph regarding uncertainties as to the Company's ability to continue as a going concern) appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such reports given upon the authority of said firm as experts in accounting and auditing.

                             LEGACY SOFTWARE, INC.
                               TABLE OF CONTENTS


REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS................           F-2

FINANCIAL STATEMENTS

  Balance sheets..................................................           F-3

  Statements of operations........................................           F-4

  Statements of shareholders' deficit.............................           F-5

  Statements of cash flows........................................           F-6

NOTES TO FINANCIAL STATEMENTS.....................................    F-7 - F-15

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Shareholders of
 Legacy Software, Inc.

    We have audited the accompanying balance sheets of Legacy Software, Inc. (a California corporation), as of December 31, 1994 and 1995, and the statements of operations, shareholders' deficit and cash flows for each of the years ended December 31, 1993, 1994 and 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Legacy Software, Inc., as of December 31, 1994 and 1995 and the results of its operations and its cash flows for each of the years ended December 31, 1993, 1994 and 1995, in conformity with generally accepted accounting principles.


    The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2, the Company had a working capital deficiency of $162,097 and a shareholders' deficiency of $824,590 as of December 31, 1995. These matters raise substantial doubt as to the Company's ability to continue as a going concern. The Company's future operations are dependent upon generating funds to finance the marketing and expansion of its operations and the repayment of notes payable. Management plans to generate these funds through an initial public offering of the Company's common stock as more fully discussed in Note 2. There is no assurance that the public offering will be successful. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                          BDO SEIDMAN, LLP

Los Angeles, California
January 17, 1996

                             LEGACY SOFTWARE, INC.
                                 BALANCE SHEETS
                                ASSETS (NOTE 4)


                                                                                              DECEMBER 31,
                                                                                      ----------------------------
                                                                                          1994           1995
                                                                                      ------------  --------------
CURRENT ASSETS
  Cash and cash equivalents.........................................................   $   20,750   $      365,190
  Accounts receivable, net of allowance for doubtful accounts of $10,300 and
   $7,600...........................................................................       13,193            2,951
                                                                                      ------------  --------------
    Total current assets............................................................       33,943          368,141
                                                                                      ------------  --------------
SOFTWARE DEVELOPMENT COSTS..........................................................       --               76,507
PROPERTY AND EQUIPMENT, net (Note 3)................................................       60,549           84,097
OTHER ASSETS
  Deferred loan fees................................................................       --               17,505
  Deferred offering costs...........................................................       --              157,541
  Other.............................................................................        2,000            7,099
                                                                                      ------------  --------------
                                                                                       $   96,492   $      710,890
                                                                                      ------------  --------------
                                                                                      ------------  --------------

                                      LIABILITIES AND SHAREHOLDERS' DEFICIT

CURRENT LIABILITIES
  Accounts payable..................................................................   $   17,330   $        9,952
  Accrued expenses..................................................................        1,846           32,807
  Development expense co-funding billings in excess of development expense
   co-funding recognized............................................................       25,780           54,637
  Accrued compensation (Note 8).....................................................      100,000          100,000
  Notes payable and current portion of long-term debt, primarily from related
   parties (Note 4).................................................................       75,000          332,842
                                                                                      ------------  --------------
    Total current liabilities.......................................................      219,956          530,238
                                                                                      ------------  --------------
LONG-TERM DEBT AND ACCRUED INTEREST, primarily from related parties, net of current
 portion (Note 4)...................................................................      551,431        1,005,242
COMMITMENTS (Note 6)
SHAREHOLDERS' DEFICIT (Note 8)
  Preferred Stock, par value $.001 per share, 5,000,000 shares authorized; none
   issued and outstanding...........................................................       --             --
  Common Stock, par value $.001 per share, 10,000,000 shares authorized; 720,000 and
   741,000 shares issued and outstanding............................................          720              741
  Additional paid-in capital........................................................        4,280          546,082
  Accumulated deficit...............................................................     (679,895)      (1,371,413)
                                                                                      ------------  --------------
    Total shareholders' deficit.....................................................     (674,895)        (824,590)
                                                                                      ------------  --------------
                                                                                       $   96,492   $      710,890
                                                                                      ------------  --------------
                                                                                      ------------  --------------


                See accompanying notes to financial statements.

                             LEGACY SOFTWARE, INC.
                            STATEMENTS OF OPERATIONS


                                                                                  YEAR ENDED DECEMBER 31,
                                                                         -----------------------------------------
                                                                             1993          1994          1995
                                                                         ------------  ------------  -------------
REVENUE (Note 7)
  Royalties............................................................        34,819        16,809         9,179
  Software sales.......................................................       421,715        69,856        36,399
  Consulting...........................................................       --            100,000         6,000
                                                                         ------------  ------------  -------------
    Total revenue......................................................       456,534       186,665        51,578
                                                                         ------------  ------------  -------------
COSTS AND EXPENSES
  Cost of royalties....................................................       --            --             13,939
  Cost of software sales...............................................       177,661        46,783        31,528
  Product development..................................................        81,959       196,595        72,951
  General and administrative...........................................       124,634       133,644       336,457
  Selling..............................................................        31,467         9,829        21,216
                                                                         ------------  ------------  -------------
                                                                              415,721       386,851       476,091
                                                                         ------------  ------------  -------------
INCOME (LOSS) FROM OPERATIONS..........................................        40,813      (200,186)     (424,513)
INTEREST EXPENSE.......................................................        41,775        51,707       267,005
                                                                         ------------  ------------  -------------
NET LOSS...............................................................          (962)     (251,893)     (691,518)
                                                                         ------------  ------------  -------------
                                                                         ------------  ------------  -------------
NET LOSS PER COMMON SHARE (Note 8).....................................  $      (0.00) $      (0.18)  $     (0.49)
                                                                         ------------  ------------  -------------
                                                                         ------------  ------------  -------------
WEIGHTED AVERAGE COMMON STOCK SHARES OUTSTANDING (Note 8)..............     1,396,218     1,396,218     1,396,218
                                                                         ------------  ------------  -------------
                                                                         ------------  ------------  -------------


                See accompanying notes to financial statements.

                             LEGACY SOFTWARE, INC.
                      STATEMENTS OF SHAREHOLDERS' DEFICIT
                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995


                                                     COMMON SHARES       ADDITIONAL
                                                 ----------------------    PAID-IN     ACCUMULATED
                                                  SHARES      AMOUNT       CAPITAL       DEFICIT          TOTALS
                                                 ---------  -----------  -----------  --------------  --------------
Balance, January 1, 1993.......................    720,000   $     720   $     4,280  $     (427,040) $     (422,040)
Net Loss.......................................     --          --           --                 (962)           (962)
                                                 ---------       -----   -----------  --------------  --------------
Balance, December 31, 1993.....................    720,000         720         4,280        (428,002)       (423,002)
Net loss.......................................     --          --           --             (251,893)       (251,893)
                                                 ---------       -----   -----------  --------------  --------------
Balance, December 31, 1994.....................    720,000         720         4,280        (679,895)       (674,895)
Issuance of warrants in conjunction with
 convertible note and the original issue
 discount associated with the note's conversion
 feature, net of associated costs (Note 4).....     --          --           499,823        --               499,823
Issuance of common shares in exchange for
 services (Note 8).............................     21,000          21        41,979        --                42,000
Net loss.......................................     --          --           --             (691,518)       (691,518)
                                                 ---------       -----   -----------  --------------  --------------
Balance, December 31, 1995.....................    741,000   $     741   $   546,082  $   (1,371,413) $     (824,590)
                                                 ---------       -----   -----------  --------------  --------------
                                                 ---------       -----   -----------  --------------  --------------


                See accompanying notes to financial statements.

                             LEGACY SOFTWARE, INC.
                            STATEMENTS OF CASH FLOWS


                                                                                  YEAR ENDED DECEMBER 31,
                                                                         -----------------------------------------
                                                                             1993          1994          1995
                                                                         ------------  ------------  -------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss.............................................................  $       (962) $   (251,893)  $  (691,518)
  Adjustments to reconcile net loss to net cash used for operating activities:
    Accrued interest...................................................        30,127        40,758        43,570
    Provision for doubtful accounts....................................       --             10,300         7,600
    Depreciation.......................................................         7,245        18,170        21,159
    Amortization of software development costs.........................       --            --             13,939
    Amortization of deferred loan fees.................................       --            --              8,752
    Amortization of original issue discount............................       --            --            168,900
  Increase (decrease) in cash from changes in:
    Accounts receivable, net...........................................       (19,817)      143,679         2,642
    Other assets.......................................................       --             (2,000)       (5,099)
    Accounts payable and accrued expenses..............................        60,399        (9,754)       65,583
    Development expense co-funding billings in excess of development
     expense co-funding recognized.....................................      (141,162)       25,780        28,857
                                                                         ------------  ------------  -------------
      Net cash used for operating activities...........................       (64,170)      (24,960)     (335,615)
                                                                         ------------  ------------  -------------
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of property and equipment...................................       (10,697)      (57,679)      (44,707)
  Software development costs...........................................       --            --            (90,446)
                                                                         ------------  ------------  -------------
      Net cash used for investing activities...........................       (10,697)      (57,679)     (135,153)
                                                                         ------------  ------------  -------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds on private placement of convertible note....................       --            --          1,000,000
  Borrowings on notes payable..........................................       112,500       220,000       252,326
  Payments of notes payable............................................       (35,000)     (120,000)     (246,441)
  Registration and financing costs.....................................       --            --           (190,677)
                                                                         ------------  ------------  -------------
      Net cash provided by financing activities........................        77,500       100,000       815,208
                                                                         ------------  ------------  -------------
INCREASE IN CASH AND CASH EQUIVALENTS..................................         2,633        17,361       344,440
CASH AND CASH EQUIVALENTS, at beginning of period......................           756         3,389        20,750
                                                                         ------------  ------------  -------------
CASH AND CASH EQUIVALENTS, at end of period............................  $      3,389  $     20,750   $   365,190
                                                                         ------------  ------------  -------------
                                                                         ------------  ------------  -------------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
  Cash paid during the period for:
    Interest...........................................................  $     12,000  $     11,000   $    51,000
    Income taxes.......................................................         1,000         1,000         1,000
                                                                         ------------  ------------  -------------
                                                                         ------------  ------------  -------------


                See accompanying notes to financial statements.

                             LEGACY SOFTWARE, INC.
                         NOTES TO FINANCIAL STATEMENTS

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    BUSINESS

    Legacy Software, Inc. (the "Company") develops consumer software products for the rapidly growing "edutainment" market. An edutainment product combines entertainment and education content for home and educational use, in which learning is an integral part of playing a game.

    ACCOUNTING ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    CASH EQUIVALENTS

    For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with an initial maturity of three months or less to be cash equivalents.

    ACCOUNTS RECEIVABLE

    Accounts receivable are recorded net of allowances for potential credit losses of $10,000 and $7,600 at December 31, 1994 and 1995.

    PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost less accumulated depreciation.

    Depreciation on property and equipment is computed using the straight-line method over the estimated useful lives of the assets, which is generally five years.

    DEFERRED OFFERING COSTS

    Deferred offering costs represent costs incurred in connection with the Company's proposed public offering. These costs will be offset against the proceeds from the public offering if the offering is successfully completed or will be expensed if the offering is abandoned.

    DEFERRED LOAN COSTS

    Deferred loan costs represent costs incurred in connection with the issuance of a convertible note payable (See Note 4). The costs are being amortized on a straight line basis over the estimated life of the loan.

    INCOME TAXES

    The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109 (SFAS 109) "Accounting for Income Taxes" under which deferred tax assets and liabilities are provided on differences between financial reporting and taxable income using the enacted tax rates.

    Under SFAS 109, deferred tax assets may be recognized for temporary differences that will result in deductible amounts in future periods. A valuation allowance is recognized, if on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax asset will not be realized.

    REVENUE RECOGNITION

    Royalty revenues consist of royalties earned on sales of software developed with a co-development partner, from which the Company earns a specified percentage of the sales price or a specified dollar amount per unit. Due to the Company's inability to reasonably estimate returns on its software

                             LEGACY SOFTWARE, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

product developed with a co-development partner, the Company will not recognize royalty revenue on this product on the accrual basis of accounting unless the amount of future returns can be reasonably estimated in accordance with Statement of Financial Accounting Standards No. 48 (SFAS 48). The Company will not recognize royalty revenue from its co-development partner unless it can comply with SFAS 48. Royalty revenues on consignment shipments made by the co-development partner are only recognized when both (i) the Company receives evidence of product sell-through from its co-development partner and (ii) the Company can comply with SFAS 48. The Company will determine if it can recognize revenue in accordance with SFAS 48 by reviewing and analyzing, among other things, (i) the Company's and IBM's experience on EMERGENCY ROOM title sales and returns to date, (ii) additional information and data on the EMERGENCY ROOM title which the Company anticipates receiving from IBM, (iii) sales and returns of the Company's past products and other information relating thereto, (iv) information regarding significant purchasers of the Company's products, (v) sales and returns of comparable computer software products of other developers and other information relating thereto and (vi) computer software industry data and practices. No royalty revenue from the software product developed with the co-development partner has been recognized in the Statement of Operations for the years ended December 31, 1993, 1994 and 1995. Software sales, which consist of sales of Company-owned software by the Company, are recorded at the time of shipment provided that no significant vendor and post-contract support obligations remain outstanding and collection of the resulting receivable is deemed probable by management. Any insignificant post-contract support obligations and provisions for estimated returns, including distributors' stock balancing rights and liability under price protection programs, are accrued for at the time of sale.


    Consulting revenue is recognized as services are performed.

    PRODUCT DEVELOPMENT COSTS

    The Company records product development costs net of any co-funded development expenses recognized into operations under co-development agreements. Co-funded development expenses under co-development agreements to develop software are recognized as a ratio of related product development costs as these costs are incurred. This ratio is calculated by dividing total estimated co-funded development expenses to be received by total estimated product development costs. Co-funded development expenses are not recognized into the Statement of Operations until all contractual repayment contingencies, such as the unconditional repayment of co-funded development expenses upon termination of a co-development contract without cause, have been eliminated. Under the current co-development agreements, the Company is only obligated to repay all co-funded development expenses if the Company materially breaches its obligations under the agreements. In addition, the agreements taken as a whole as well as how these agreements are functioning demonstrates that the relationship between the Company and its co-development partner is one of shared risk on each software project. As contracts can extend over one or more accounting periods, revisions in costs or co-funded development expenses estimated during the course of the work are adjusted during the accounting period in which the facts that require such revisions become known. The effects of these changes in estimates are then recognized prospectively throughout the remaining contract life. The liability "development expense co-funding billings in excess of development expense co-funding recognized" represents billings under co-development agreements in excess of amounts recognized into the Statement of Operations. As of December 31, 1994, the Company was a party to one co-development contract, which specified that (i) the Company has granted its co-development partner an exclusive license to, among other things, use, manufacture, sell and distribute the software title, (ii) the co-development partner has a right of first refusal on derivative works within 12 months of acceptance of the title by the co-development partner, (iii) the co-development partner is contractually obligated to pay the Company a royalty based on a fixed percentage of product revenue (net of returns and

                             LEGACY SOFTWARE, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

allowances), or a fixed dollar amount if bundled with other software, within 60 days after the conclusion of each calendar quarter and (iv) the co-development partner was obligated to pay the Company additional development expense co-funding payments of $130,000 in the future as the Company completed future development milestones, which were paid during 1995. As of December 31, 1995, in addition to the above co-development contract, the Company was also a party to a second co-development contract with the same co-development partner. The terms of the second agreement are identical to the first agreement, except that (i) the co-development partner may terminate this agreement without cause, however the co-development partner would be obligated to pay the Company for any co-development services rendered up to the termination date and (ii) the royalty structure is different from the first contract. As of December 31, 1995, $650,000 of the total contractual future development expense co-funding had not been paid to the Company under the DA License Agreement. This co-funding will be earned and received in the future by the Company as it completes development milestones set forth in the DA License Agreement. In addition, the Company has not recognized any royalty revenues from products under these contracts for the years ended December 31, 1993, 1994 and 1995.


    Statement of Financial Accounting Standards No. 86 provides for the capitalization of certain software development costs once technological feasibility has been established upon completion of a detail program design. All costs capitalized are net of related development expense co-funding, and the Company ceases capitalizing such costs when the product derived from the project is available for general release to customers. These costs are amortized on a product-by-product basis at the greater of the amount computed using (a) the ratio of current revenues for a product to the total of current and anticipated future revenues or (b) the straight-line method over the remaining estimated economic life of the product. The current product underlying the balance of software development costs has an estimated economic life of fifteen months. The Company evaluates the recoverability of any software development costs capitalized by comparing the net realizable value, determined pursuant to management's estimates of future product cash flows, with the unamortized balance of software development costs. During 1995, the Company capitalized $90,446 of software development costs, $13,939 of which has been amortized into operations for the year ended December 31, 1995.

    EARNINGS PER SHARE

    Earnings per share is based upon the weighted average number of common shares and common stock equivalents outstanding during each period, as adjusted for the effect of the application of Securities and Exchange Commission Staff Accounting Bulletin (SAB) No. 83. Pursuant to SAB No. 83, common stock issued by the Company at a price less than the initial public offering price during the twelve months immediately preceding the initial filing of the offering together with common stock options and convertible debt issued during such period with an exercise price less than the initial public offering price, are treated as outstanding for all periods presented. Earnings per share is computed using a treasury stock method, under which the number of shares outstanding reflects an assumed use of the proceeds from the issuance of such shares and from the assumed exercise of such options and convertible debt, to repurchase shares of the Company's common stock at the initial public offering price. Except for the provisions of SAB No. 83 described above, common stock equivalents have been excluded in all years presented in the Statements of Operations when the effect of their inclusion would be anti-dilutive.

    The earnings per share is computed after giving retroactive effect to the 144 shares to 1 share stock split, 28,200 shares of common stock issued to individuals in exchange for services rendered, the

                             LEGACY SOFTWARE, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) conversion of stock options to purchase 210,000 shares of common stock and warrants to purchase 200,000 shares of common stock and conversion of $700,000 of convertible debt into 534,351 shares of common stock (see Note 4).

    NEW ACCOUNTING PRONOUNCEMENTS

    Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of" (SFAS No. 121) issued by the Financial Accounting Standards Board (FASB) is effective for financial statements for fiscal years beginning after December 15, 1995. The new standard establishes new guidelines regarding when impairment losses on long-lived assets, which include plant and equipment, certain identifiable intangible assets and goodwill, should be recognized and how impairment losses should be measured. The Company does not expect adoption to have a material effect on its financial position or results of operations.

    Statements of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS No. 123) issued by the Financial Accounting Standards Board (FASB) is effective for specific transactions entered into after December 15, 1995, while the disclosure requirements of SFAS No. 123 are effective for financial statements for fiscal years beginning after December 15, 1995. The new standard establishes a fair value method of accounting for stock-based compensation plans and for transactions in which an entity acquires goods or services from nonemployees in exchange for equity instruments. At the present time, the Company has not determined if it will change its accounting policy for stock based compensation or only provide the required financial statement disclosures. As such, the impact on the Company's financial position and results of operations is currently unknown.

NOTE 2 -- GOING CONCERN

    The accompanying financial statements have been prepared on a going concern basis which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As of December 31, 1995, the Company had a working capital deficiency of $162,097 and a shareholders' deficiency of $824,590. In addition, the Company has sustained substantial losses throughout the three most current periods presented. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management plans to generate funds necessary to continue to operate the Company through a public offering of the Company's common stock. There is no assurance that the public offering will be successful. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amount of liabilities that might be necessary should the Company be unable to continue in existence.


    Continuation of the Company as a going concern is dependent on the Company obtaining funds in order to market and expand its operations. Management plans to generate these funds through a public offering of the Company's common stock. Management expects that the public offering will generate approximately $4,772,000 after the deduction of all offering related expenses and commissions.

                             LEGACY SOFTWARE, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 3 -- PROPERTY AND EQUIPMENT
    Property and equipment are summarized as follows:

                                                 DECEMBER 31,
                                          ---------------------------
                                              1994          1995
                                          ------------  -------------
Computers and equipment.................   $   91,885    $   136,592
Furniture and fixtures..................        2,016          2,016
                                          ------------  -------------
                                               93,901        138,608
Less accumulated depreciation...........       33,352         54,511
                                          ------------  -------------
    Totals..............................   $   60,549    $    84,097
                                          ------------  -------------
                                          ------------  -------------

NOTE 4 -- LONG TERM DEBT

    On November 21, 1995, the Company entered into a $1,000,000 convertible note payable to a trust company (the "Convertible Note") bearing interest at 10% payable monthly secured by all of the Company's personal assets. Principal of $300,000 is due the earlier of November 21, 1996 or upon completion of the initial public offering, however if the Company fails to consummate a public offering of its common stock by November 21, 1996, and such failure is not a result of actions within control of the Company, the $300,000 will mature on November 21, 1997. Principal of $700,000 is convertible at the option of the trust company into common stock at a per share conversion price of $1.31. As a condition of the public offering, the trust company has agreed with the Company to convert such $700,000 principal of the note upon closing of the public offering. In connection with this note, the Company also granted the trust company a warrant to purchase 200,000 shares of common stock, subject to adjustment under certain circumstances, at an initial purchase price of $1.31 per share. Of the $1,000,000 of total proceeds, $506,702 was allocated to the note's conversion feature and the warrants and represents the original issue discount on the Convertible Note. The unamortized original issue discount was $337,802 as of December 31, 1995. The Company's long-term debt is as follows:



                                                                                             DECEMBER 31,
                                                                                      ---------------------------
                                                                                          1994          1995
                                                                                      ------------  -------------
Unsecured note payable to related party bearing interest at 10.5%; all accrued
 interest and principal due March 31, 1997..........................................   $  260,051    $   260,051
Unsecured note payable to shareholder bearing interest at 16.7%; all accrued
 interest and principal due March 31, 1997..........................................       38,200         73,200
Unsecured note payable to shareholder bearing interest at 10.5%; all accrued
 interest and principal due March 31, 1997..........................................       73,200         73,200
Unsecured note payable to individual bearing interest at 9%; interest payable monthly with outstanding principal payable over the course of one year commencing
 on July 1, 1996....................................................................      100,000        120,885
Note payable to bank bearing interest at 10.5% collateralized by accounts receivable
 of the company.....................................................................       50,000        --
Convertible note payable to a trust company.........................................       --            662,198
                                                                                      ------------  -------------
Total notes payable.................................................................      521,451      1,189,534
Accrued interest....................................................................      104,980        148,550
                                                                                      ------------  -------------
Total notes payable and accrued interest............................................      626,431      1,338,084
Less current portion................................................................       75,000        332,842
                                                                                      ------------  -------------
Long-term portion...................................................................   $  551,431    $ 1,005,242
                                                                                      ------------  -------------
                                                                                      ------------  -------------

                             LEGACY SOFTWARE, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 4 -- LONG TERM DEBT (CONTINUED)
    The aggregate maturities of long-term debt and accrued interest maturing in succeeding years is as follows:

DECEMBER 31,                                 AMOUNT
- -------------                             -------------
1996....................................  $     360,442
1997....................................      1,315,444
                                          -------------
                                          $   1,675,886
                                          -------------
                                          -------------

NOTE 5 -- INCOME TAXES
    As of December 31, 1995, the Company has available approximately $942,000 of federal net operating loss carryforwards that expire at various dates through 2009. The Tax Reform Act of 1986 contains provisions which limit the federal net operating loss carryforwards available that can be used in any given year in the event of certain occurrences, which include significant ownership changes.

    The Company provides a valuation allowance for deferred tax assets when it is more likely than not, based on available evidence, that some portion or all of the deferred tax assets will not be realized. In management's opinion, it cannot determine if it is more likely than not that the Company will generate sufficient future taxable income before 2010, the year after all currently available net operating loss carryforwards expire, to utilize all of the Company's deferred tax assets. A valuation allowance has been recognized for the full amount of the deferred tax asset of $174,000 and $377,000 at December 31, 1994 and 1995.

NOTE 6 -- COMMITMENTS
    The Company leases its facility on a month-to-month basis.

    Total rent expense for the years ended December 31, 1993, 1994 and 1995 was $24,600, $22,500, and $30,000.

NOTE 7 -- SIGNIFICANT CUSTOMER

    The Company had the following significant customers for the years ended December 31, 1993, 1994 and 1995:



                                                                 PERCENTAGE OF TOTAL REVENUE FOR THE
                                                                      YEARS ENDED DECEMBER 31,
                                                                -------------------------------------
                                                                   1993         1994         1995
                                                                   -----        -----        -----
Customer A....................................................          46%      --           --
Customer B....................................................          16%      --           --
Customer C....................................................      --               27%      --
Customer D....................................................      --               27%      --
Customer E....................................................      --           --               12%


NOTE 8 -- PROPOSED PUBLIC OFFERING
    In conjunction with the Company's proposed initial public offering, the following events have occurred:

    CAPITAL STOCK TRANSACTIONS

    On October 31, 1995, pursuant to a unanimous written consent of the Board of Directors and stockholders, the Company amended its articles of incorporation to authorize the Company to issue 10,000,000 shares of common stock and effected a stock split of the Company's common stock on a 144 shares to 1 share basis. All share and per share data have been retroactively adjusted to reflect these events.

                             LEGACY SOFTWARE, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 8 -- PROPOSED PUBLIC OFFERING (CONTINUED)
    AGREEMENT WITH INVESTMENT BANKER

    In November 1995, the Company signed a financial advisor and consulting agreement with an investment banker for the private placement of a $1,000,000 convertible note ("Convertible Note") to be followed by a contemplated public stock offering of the Company's common stock. As compensation, the investment banker received a $50,000 placement fee on completion of the Convertible Note financing, and will receive an underwriting fee of approximately 10% of the gross proceeds of the public offering, a non-accountable expense allowance equal to 2% of the gross proceeds of the offering and warrants for 92,800 shares exercisable at 150% of the initial public offering price. The Company utilized the services of the investment banker on a consulting basis from the closing date of the private placement until March 20, 1996, at a monthly fee of $5,000.

    FINDER'S FEE

    The Company has agreed to pay a finder's fee to a consultant for introductions made to the Company's investment banker. The fee consists of $50,000 paid from the proceeds of the $1,000,000 Convertible Note discussed above, $25,000 payable from the proceeds of the Company's proposed initial public offering and 7,200 shares of common stock. The Company has allocated the $50,000 paid to such consultant among deferred loan fees, deferred offering costs and as a reduction to the original issue discount allocated to additional paid in capital arising from the Convertible Note. As the $25,000 payment and the ownership by the consultant of the 7,200 shares of common stock is contingent upon the successful completion of the initial public offering, the Company has not given either of these transactions accounting recognition.

    EMPLOYMENT AGREEMENTS

    In October and November 1995 and January 1996, six members of management of the Company entered into five year employment agreements with the Company. The employment agreements entitle the employees to receive an annual base salary which will automatically increase by amounts up to $40,000 effective March 1, 1996. Subsequent to the initial public offering this base salary will be reviewed and adjusted by the Board of Directors to be in accordance with salaries earned by officers in similarly situated companies. If the salary levels granted under these employment agreements had been in effect as of January 1, 1993, total expenses in the Statements of Operations would have been $193,850, $121,000 and $88,250 higher for the years ended December 31, 1993, 1994 and 1995.

    COMPENSATION RESTRUCTURING

    On November 17, 1995, the Company restructured the compensation agreement of the technical expert utilized during the Company's latest completed software development project. As compensation for services performed, the expert will receive an option to purchase 50,000 shares of Company common stock at no cost on the successful completion of an initial public offering within nine months of this agreement, or will be given a $150,000 unsecured promissory note bearing interest at 10% per annum. This note will be payable in twelve equal monthly installments. At December 31, 1994 and 1995, the Company had recorded accrued expenses of $100,000 for the fair market value of these services.

    MANAGEMENT CONSULTING

    In exchange for consulting services being rendered throughout 1995, the Company issued 21,000 shares of common stock to an individual. The Company recorded expenses during 1995 of $42,000 for the fair market value of these services.

    REINCORPORATION IN DELAWARE

    On December 15, 1995, the Company formed a new company, Legacy Software Acquisition, Inc. ("Acquisition"), in the state of Delaware for the ultimate purpose of making the Company a Delaware

                             LEGACY SOFTWARE, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 8 -- PROPOSED PUBLIC OFFERING (CONTINUED)
corporation. The equity structure of Acquisition, which authorizes 10,000,000 shares of $.001 par value common stock and 5,000,000 shares of $.001 par value preferred stock, will be the ultimate equity structure of the Company. All shareholders' deficiency accounts have been retroactively adjusted to reflect this event.

    ADDITIONAL SOFTWARE TITLES

    During November 1995, the Company entered into a license agreement with a company to co-develop one additional software title. In January 1996, the Company entered into a letter agreement with a company to prepare the design specification for a contemplated software title.

NOTE 9 -- STOCK OPTION AND PURCHASE PLANS

    1995 STOCK OPTION/STOCK ISSUANCE PLAN

    The 1995 Stock Option Plan/Stock Issuance Plan (the "Option Plan") was adopted by the Board of Directors and approved by the stockholders on November 9, 1995. 521,800 shares of common stock have been authorized for issuance under the Option Plan. In no event may any one participant in the Option Plan receive option grants or direct stock issuances for more than 250,000 shares in the aggregate. In January, 1996, 240,000 options were granted to current stockholders at an exercise price of $6.00 per share. These options vest 50% immediately on being granted and 50% evenly over the next two years. In addition, on the same date, 160,000 options were granted to key employees of the Company at an exercise price of $5.10 per share and 40,000 options were granted to the Company's outside directors at an exercise price of $6.00 per share. These options vest evenly over the next four years.

    The Option Plan is divided into three separate components: (i) the Discretionary Option Grant Program under which eligible individuals may, at the discretion of the Plan Administrator, which is the Stock Option Committee of the Company's Board of Directors, be granted options to purchase shares of Common Stock at an exercise price not less than 85% of their fair market value on the grant date; (ii) the Stock Issuance Program under which such individuals may, in the Plan Administrator's discretion, be issued shares of common stock directly, through the purchase of shares at a price not less than 85% of their fair market value at the time of issuance or as a bonus tied to the performance of services; and (iii) the Automatic Option Grant Program under which option grants will automatically be made at periodic intervals to eligible non-employee Board members to purchase shares of Common Stock at an exercise price equal to 100% of the fair market value on the grant date.

    The Discretionary Option Grant Program and the Stock Issuance Program will be administered by the Stock Option Committee. The Stock Option Committee as Plan Administrator will have complete discretion to determine which eligible individuals are to receive option grants or stock issuances, the time or times when such option grants or stock issuances are to be made, the number of shares subject to each such grant or issuance, the status of any granted option as either an incentive stock option or a non-statutory stock option under the Federal tax laws, the vesting schedule to be in effect for the option grant or stock issuance and the maximum term for which any granted option is to remain outstanding.

    Under the Automatic Option Grant Program, each individual serving as a non-employee Board member on the date the Underwriting Agreement for this offering is executed will receive an option grant on such date for 10,000 shares of common stock at an exercise price equal to $6.00 per share, provided such individual has not otherwise been in the prior employ of the Company. Each individual who first becomes a non-employee Board member thereafter will receive a 10,000 share option grant on the date such individual joins the Board provided such individual has not been in the prior employ of the Company. In addition, at each Annual Stockholders Meeting, beginning with the 1997 Annual

                             LEGACY SOFTWARE, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 9 -- STOCK OPTION AND PURCHASE PLANS (CONTINUED)
Meeting, each individual who is to continue to serve as a non-employee Board member after the meeting will receive an additional option grant to purchase 2,500 shares of Common Stock whether or not such individual has been in the prior employ of the Company.

    EMPLOYEE STOCK PURCHASE PLAN

    The Company's Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Board of Directors on January 15, 1996 and approved by the stockholders on January 15, 1996. The Purchase Plan is designed to allow eligible employees of the Company and participating subsidiaries to purchase shares of Common Stock, at semi-annual intervals, through their periodic payroll deductions under the Purchase Plan, and a reserve of 150,000 shares of Common Stock has been established for this purpose. Employees will be eligible to participate if they are employed by the Company for at least 20 hours per week and five (5) months per calendar year.

    The Purchase Plan will be implemented in a series of successive offering periods, which will commence subsequent to the initial public offering, each with a maximum duration of 24 months. Payroll deductions may not exceed 15% of base salary for each semi-annual period. The purchase price per share will be eighty-five percent (85%) of the lower of (i) the fair market value of the Common Stock on the participant's entry into the offering period or (ii) the fair market value on the semi-annual purchase date. Each outstanding purchase right will be exercised immediately prior to a merger or consolidation of the Company.

- -------------------------------------------
                                     -------------------------------------------
- -------------------------------------------
                                     -------------------------------------------

    NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE COMMON STOCK TO WHICH IT RELATES, OR AN OFFER IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AT ANY TIME AFTER THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                            ------------------------


                                                    PAGE
                                                    -----
Prospectus Summary.............................           4
Risk Factors...................................           8
Use of Proceeds................................          22
Dividend Policy................................          22
Dilution.......................................          23
Capitalization.................................          24
Selected Financial Data........................          25
Management's Discussion and Analysis of
 Financial Condition and Results of
 Operations....................................          26
Business.......................................          38
Management.....................................          51
Certain Transactions...........................          58
Principal Stockholders.........................          59
Description of Capital Stock...................          61
Shares Eligible for Future Sale................          63
Underwriting...................................          66
Legal Matters..................................          68
Experts........................................          68
Index to Financial Statements..................         F-1


                            ------------------------

    UNTIL  [           ], 1996, (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATIONS OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITER AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                1,000,000 SHARES
                             LEGACY SOFTWARE, INC.
                                     [LOGO]

                                  COMMON STOCK

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                                   JB OXFORD
                                   & COMPANY

                                          , 1996

- -------------------------------------------
                                     -------------------------------------------
- -------------------------------------------
                                     -------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                    SUBJECT TO COMPLETION, DATED MAY 6, 1996


PROSPECTUS

                                        SHARES

                             LEGACY SOFTWARE, INC.                        [LOGO]

                                  COMMON STOCK
                               ------------------

    All of the          shares (the "Shares") of common stock, par value  $0.001
per share (the "Common Stock"), offered hereby are being sold by a certain stockholder (the "Selling Stockholder") of Legacy Software, Inc. ("Legacy" or the "Company"). See "Principal and Selling Stockholders." The Company will not receive any of the proceeds from the sale of shares by the Selling Stockholder. Prior to the initial public offering of 1,000,000 shares of Common Stock by the Company pursuant to the Registration Statement of which this Prospectus is a part (the "Public Offering"), there has been no public trading market for the Common Stock of the Company and there can be no assurance that such a market will develop for the Common Stock after the completion of the Public Offering. It is currently estimated that the initial Public Offering price per share of Common Stock will be between $5.50 and $6.50. The Public Offering price for the Common Stock was determined by negotiation between the Company and the Underwriter (as defined below) and is not necessarily related to the Company's asset value, net worth or other established criteria of value. The Underwriter may make a market in the Common Stock of the Company upon closing of the Public Offering, but there is no assurance that the Underwriter will be successful in its efforts. The failure of market makers to make a market or the loss of market makers for the Common Stock will have a material adverse effect on the market for the Common Stock. See "Risk Factors" and "Underwriting."

    The Selling Stockholder is subject to a lock-up agreement with the Underwriter pursuant to which they will not, without the prior written consent of the Underwriter, offer, sell, or otherwise dispose of any of such securities for a period of 365 days following the closing of the Public Offering. The Company has agreed to use its best efforts to keep the Registration Statement, of which this Prospectus is a part, effective in order to permit resales of the Shares, and it is expected that such resales will be made upon expiration of or by release by the Underwriter from such lock-up agreements from time to time in the over-the-counter market or otherwise. Upon such expiration or release, the Selling Stockholder and the Underwriter may sell the Shares from time to time in the over-the-counter market in regular brokerage transactions, in transactions directly with market makers, in certain privately negotiated transactions, or through a combination of such methods at fixed prices, which may be changed, at market prices prevailing at the time of sale or at negotiated prices. The Selling Stockholder may effect such transactions by selling Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholder or the purchasers of Shares from whom such broker-dealers may act as agent, or to whom they sell as principal, or both (which compensation, as to a particular broker-dealer, may be in excess of customer commissions).

    The Company has applied for inclusion of the Common Stock on The Nasdaq SmallCap Market under the symbol "LGCY," subject to official notice of issuance.

                            ------------------------


THE COMMON STOCK OFFERED HEREBY INVOLVES  A HIGH DEGREE OF RISK AND  IMMEDIATE
  SUBSTANTIAL  DILUTION.  AN  INVESTMENT  IN  THE  COMMON  STOCK  SHOULD BE
     CONSIDERED ONLY BY PERSONS WHO CAN  SUFFER THE LOSS OF THEIR  ENTIRE
       INVESTMENT.
                  SEE "RISK FACTORS" ON PAGE 8 AND "DILUTION."

                             ---------------------

THESE  SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION  OR  ANY  STATE SECURITIES  COMMISSION,  NOR  HAS  THE
    SECURITIES  AND EXCHANGE COMMISSION OR  ANY STATE SECURITIES COMMISSION
     PASSED UPON  THE  ACCURACY  OR  ADEQUACY  OF  THIS  PROSPECTUS.  ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                       PRINCIPAL AND SELLING STOCKHOLDER


    The following table sets forth certain information regarding the beneficial ownership of shares of Common Stock as of May 6, 1996, as adjusted to reflect the sale of the shares offered hereby (assuming no exercise of the Underwriter's over-allotment option), (i) by each person known to the Company to beneficially own more than 5% of the outstanding shares of the Common Stock, (ii) by each of the Company's directors, (iii) by each of the Company's Named Executive Officers, (iv) by all directors and executive officers of the Company as a group and (v) by the Selling Stockholder. The number of shares beneficially owned by each director and executive officer is determined under rules of the Securities and Exchange Commission, and such information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares set forth in the following table. Because the Selling Stockholder has agreed not to sell its shares of Common Stock which are registered for resale for a 12-month period following completion of the Public Offering, the percent of shares of Common Stock owned after the Public Offering gives effect to the Public Offering, but not to the resale of the shares of Common Stock registered by the Selling Stockholder.


                                                                                                           SHARES BENEFICIALLY
                                           SHARES BENEFICIALLY                                                 OWNED AFTER
                                             OWNED PRIOR TO                        SHARES BENEFICIALLY    SECONDARY DISTRIBUTION
                                           PUBLIC OFFERING AND       NUMBER OF         OWNED AFTER            BY THE SELLING
                                       SECONDARY DISTRIBUTION (2)     SHARES       PUBLIC OFFERING (2)         STOCKHOLDER
                                       ---------------------------  REGISTERED   -----------------------  ----------------------
NAME AND ADDRESS (1)                      NUMBER      PERCENT (3)   FOR RESALE    NUMBER    PERCENT (3)    NUMBER      PERCENT
- -------------------------------------  -------------  ------------  -----------  ---------  ------------  ---------  -----------
Ariella J. Lehrer, Ph.D..............     138,000(4)       10.36%            0     138,000        5.92%     138,000       5.92%
Stanley Wojtysiak....................     338,000(5)       25.36%            0     338,000       14.49%     338,000      14.49%
William E. Sliney....................           0              0%            0           0           0%           0          0%
Curtis A. Hessler....................           0              0%            0           0           0%           0          0%
Arthur G. Hiller.....................           0              0%            0           0           0%           0          0%
Daniel D. Phillips...................           0              0%            0           0           0%           0          0%
Ivan Rosenberg.......................      21,000           1.64%            0      21,000        0.92%      21,000       0.92%
E.B.C. Trust Corporation (6).........     734,351(7)       49.53%      734,351     734,351       29.58%           0          0%
 10, rue Princesse Florestine
 MC 98000 Monaco
D&A Lehrer Children Trust............     200,000(8)       15.59%            0     200,000        8.76%     200,000       8.76%
 1300 Woodland Road
 York, PA 17403
John W. Miller.......................     164,000(9)       12.59%            0     164,000        7.12%     164,000       7.12%
All directors and executive officers
 as a group
 (7 persons).........................     497,000(10)      47.60%            0     549,500       27.89%     549,500      27.89%

- ------------------------
(1) Unless otherwise indicated, the stockholder's address is at the Company's principal executive offices.


(2) Percentage ownership is based on: (i) before the Public Offering 1,282,551 shares of Common Stock outstanding as of May 6, 1996 plus any shares issuable pursuant to options or warrants held by the person or class in question which may be exercised within 60 days of May 6, 1996; (ii) after the Public Offering, 2,732,551 shares of Common Stock and (iii) after sale of 734,351 shares of Common Stock by the Selling Stockholder (the "Secondary Distribution").



(3) Assumes no exercise of the Underwriter's over-allotment option. Beneficial ownership is determined in accordance with the rules of the Commission. In computing the number of shares beneficially owned by a person (or group) and the percentage ownership of that person (or group), shares of Common Stock subject to options held by that person (or group) that are currently exercisable or exercisable within 60 days of May 6, 1996 are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of each other person (or group). Except as indicated in the footnotes to this table and pursuant to applicable community property laws, each stockholder named in this table has sole voting and investment power with respect to the shares set forth opposite such stockholder's name.


(4) Includes 50,000 shares which Dr. Lehrer has the right to acquire within 60 days after May 6, 1996 by exercise of stock options vested pursuant to the 1995 Stock Option/Stock Issuance Plan.



(5) Includes 50,000 shares which Mr. Wojtysiak has the right to acquire within 60 days after May 6, 1996 by exercise of stock options vested pursuant to the 1995 Stock Option/Stock Issuance Plan.


(6) The beneficial owners of EBC's capital stock are Richard MacLellan and Michael Woolf.

(7) Assumes conversion of the Convertible Note upon the closing of the Public Offering into 534,531 shares of Common Stock and gives effect to the exercise of the Warrants into 200,000 shares of Common Stock. See "Certain Transactions."

(8) Ariella J. Lehrer, Ph.D., has no voting or investment power over or beneficial ownership with respect to the D&A Lehrer Children Trust.

(9) Includes 20,000 shares which Mr. Miller has the right to acquire by exercise of stock options vested pursuant to the 1995 Stock Option/Stock Issuance Plan.


(10) Includes 100,000 shares which certain members of the group have the right to acquire within 60 days after May 6, 1996 by exercise of stock options vested pursuant to the 1995 Stock Option/ Stock Issuance Plan.

                              PLAN OF DISTRIBUTION

    The Selling Stockholder may sell Shares from time to time directly or through underwriters, dealers or agents, including JB Oxford & Company, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholder and/or the purchasers of Shares for whom they may act as agent. The Selling Stockholder and any such underwriters, dealers or agents that participate in the distribution of Shares may be deemed to be underwriters, and any profit on the sale of the Shares by them and any discounts, commissions or concessions received by them may be deemed to be underwriting discounts and commissions under the Securities Act. To the extent required at the time a particular offer of Shares is made, a supplement to this Prospectus will be distributed which will set forth the number of Shares being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter,
including  JB  Oxford  &  Company,   for  Shares  purchased  from  the   Selling
Stockholder, any discounts, commissions and other items constituting compensation from the Selling Stockholder and any discounts, commissions or concessions allowed or re-allowed or paid to dealers, including the proposed selling price to the public.

    The Selling Stockholder is subject to a lock-up agreement with JB Oxford & Company pursuant to which it will not, without the prior written consent of JB Oxford & Company, offer, sell or otherwise dispose of any of such securities for a period of 365 days following the closing of the Public Offering. The Company has agreed to use its best efforts to keep the Registration Statement, of which this Prospectus is a part, effective in order to permit resales of the Shares, and it is expected that such resales will be made upon the expiration of or by release by the Underwriter from such lock-up agreement from time to time in The Nasdaq SmallCap Market or otherwise. Upon such expiration or release, Shares may be sold from time to time in The Nasdaq SmallCap Market in regular brokerage transactions, in transactions directly with market makers, in certain privately negotiated transactions, or through a combination of such methods at fixed prices, which may be changed, at market prices prevailing at the time of sale or at negotiated prices. The Selling Stockholder may effect such transactions by selling Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholder or the purchasers of Shares for whom such broker-dealers may act as agent, or to whom they sell as principal, or both (which compensation, as to a particular broker-dealer, may be in excess of customer commissions).

    The Underwriter was  organized as  a broker-dealer  in 1993  and the  Public
Offering is the first public offering underwritten by the Underwriter. The Underwriter acted as placement agent for the Company in connection with the private placement of the Convertible Note on November 21, 1995 and received a placement fee of $50,000. On November 21, 1995, the Company entered into a consulting agreement with JB Oxford & Company ("Consulting Agreement"), pursuant to which JB Oxford & Company acted as a financial consultant to the Company. Under the terms of such agreement, JB Oxford & Company performed certain investment banking and financial advisory services in consideration of a $5,000 cash fee payable each month commencing December 1, 1995. The Consulting Agreement was terminated on March 20, 1996. JB Oxford & Company has also acted
as Underwriter of 1,000,000 shares of the  Company's Common Stock on           ,
1996,  and  in  connection  therewith received  (i)  Underwriting  Discounts and
Commissions of $        , (ii) a non-accountable expense allowance of $
and  (iii) a five-year warrant to purchase  up to         shares of Common Stock
exercisable at $           per  share (the  "JBO Warrant"). The  JBO Warrant  is
non-exercisable  until         , 1997, and will not be transferable prior to its
initial exercise date except to successors in interest to the Underwriter, officers of the Underwriter and members of the selling group and officers and partners thereof.

    The JBO Warrant contains anti-dilution provisions providing for appropriate adjustment in the event of certain events, including any combination, recapitalization, reclassification, stock dividend or stock split. The JBO Warrant does not entitle the Underwriter to any rights as a stockholder of the Company until such warrant is exercised and shares of Common Stock are purchased thereunder.

    The Company and each of its officers, directors, stockholders and option holders have agreed not to issue, sell, make any short sale of, grant any option for the purchase of, or otherwise transfer or dispose of, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for or file a registration statement with respect to shares of the Common Stock for a period of 365 days after the date of this Prospectus, without the prior written consent of the Underwriter. The Underwriter currently has no plans to release any portion of the securities subject to lock-up agreements. When determining whether or not to release shares from the lock-up agreements, the Underwriter will consider, among other factors, the stockholder's reasons for requesting the release, the number of shares for which the release is being requested and market conditions at the time.

    Prior to the Public Offering, there has been no established market for the Common Stock of the Company. JB Oxford & Company may make a market in the Common Stock of the Company, but there is no assurance that it will be successful in its efforts. The loss of market makers or failure of market makers to make a market for the Common Stock will have a material adverse effect on the market for the Common Stock. See "Risk Factors -- Absence of Public Market; Possible Volatility of Stock Price" and "-- Underwriter's Influence on the Market May Have Adverse Consequences." There can be no assurance that an active trading market will develop for the Common Stock or that the Common Stock will trade in the public market subsequent to the Public Offering at or above the Public Offering price.

    The Common Stock will be listed on The Nasdaq SmallCap Market, subject to official notice of issuance.

    Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the Shares may not simultaneously engage in market-making activities with respect to the Common Stock for a period of two business days prior to the commencement of such distribution. In addition, and without limiting the foregoing, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Rules 10b-6 and 10b-7. All of the foregoing may affect the marketability of, and JB Oxford & Company's ability to engage in market-making activities with respect to, the Shares.

    The  Company will  pay all  of the  expenses (estimated  to be approximately
$            )  incident to  the offering  and  sale of  the Shares  other  than commissions and discounts of underwriters, dealers or agents. Under agreements entered into with the Company, the Selling Stockholders and any underwriter they may utilize, including, without limitation, JB Oxford & Company, will be indemnified by the Company against certain civil liabilities, including liabilities under the Securities Act.

    In order to comply with certain states' securities laws, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states the Shares may not be sold unless the Shares have been registered or qualify for sale in such state or an exemption from registration or qualification is available and is complied with.

    The Company has agreed to use its best efforts to keep the Registration Statement of which this Prospectus forms a part continuously effective and usable for a period of two years from the date on which the Commission declares such Registration Statement effective or such shorter period which will terminate when all the Shares covered by such Registration Statement have been sold pursuant to such Registration Statement.

- -------------------------------------------
                                     -------------------------------------------
- -------------------------------------------
                                     -------------------------------------------

    NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE COMMON STOCK TO WHICH IT RELATES, OR AN OFFER IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AT ANY TIME AFTER THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                            ------------------------


                                                   PAGE
                                                 ---------
Prospectus Summary.............................          4
Risk Factors...................................          8
Use of Proceeds................................         22
Dividend Policy................................         22
Dilution.......................................         23
Capitalization.................................         24
Selected Financial Data........................         25
Management's Discussion and Analysis of
 Financial Condition and Results of
 Operations....................................         26
Business.......................................         38
Management.....................................         51
Certain Transactions...........................         58
Principal and Selling Stockholders.............         59
Description of Capital Stock...................         61
Shares Eligible for Future Sale................         63
Plan of Distribution...........................         66
Legal Matters..................................         68
Experts........................................         68
Index to Financial Statements..................        F-1


                                 734,351 SHARES
                             LEGACY SOFTWARE, INC.
                                     [LOGO]

                                  COMMON STOCK

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                                   JB OXFORD
                                   & COMPANY

                                         , 1996

- -------------------------------------------
                                     -------------------------------------------
- -------------------------------------------
                                     -------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the costs and expenses to be paid by the Company in connection with the sale of Common Stock being registered. All of the amounts shown are estimates except the registration fee and the NASD filing fee. No portion of the following expenses will be borne by the Selling Stockholders.

                                                                     AMOUNT
                                                                   -----------
SEC registration fee.............................................  $    *
NASD filing fee..................................................       *
Nasdaq SmallCap Market listing fee...............................       *
Blue sky fees and expenses.......................................       *
Accounting fees and expenses.....................................       *
Legal fees and expenses of the Company...........................       *
Printing and engraving...........................................       *
Transfer agent and registrar fees and expenses...................       *
Miscellaneous....................................................       *
                                                                   -----------
  Total..........................................................  $    *
                                                                   -----------
                                                                   -----------

- ------------------------
*To be completed by amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Reference is made to Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL"), which permits a corporation in its certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director's fiduciary duty, except
(i) for any breach of the director's fiduciary duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions), or
(iv) for any transaction from which the director derived an improper personal benefit. The Registrant's Certificate of Incorporation contains provisions permitted by Section 102(b)(7) of the DGCL

    Reference is made to Section 145 of the DGCL which provides that a corporation may indemnify any person, including directors and officers, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such director, officer, employee or agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal actions or proceedings, had no reasonable cause to believe that his or her conduct was unlawful. A Delaware corporation may indemnify directors and/or officers in an action or suit by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the director or officer is adjudged to be liable to the corporation. Where a director or officer is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such director or officer actually and reasonably incurred.

    The  Registrant's Certificate of Incorporation filed  as Exhibit 3.1 to this
Registration  Statement  provides  for  indemnification  of  directors  of   the
Registrant to the fullest extent permitted by the DGCL.

    Pursuant to the Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement, the Underwriter has agreed to indemnify the directors, officers and controlling persons of the Registrant against certain civil liabilities that may be incurred in connection with the Public Offering, including certain liabilities under the Securities Act of 1933, as amended (the "Securities Act").

    The Bylaws of the Company contain provisions requiring indemnification of directors and officers to the maximum extent permitted by Delaware Law.

    The Registrant may provide liability insurance for each director and officer for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers of the Registrant.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

    (a) There have been no sales of unregistered securities by the Registrant during the past three years, except the following issuances:

        (i) On November 7, 1995, the Company issued to Ariella J. Lehrer, Stanley Wojtysiak and John W. Miller of 288,000, 288,000 and 144,000 shares of Common Stock, respectively, in connection with the 144 to 1 stock split effected by the Company. These securities were issued in reliance on Section 3(a)(9) of the Act.

        (ii) On November 17, 1995, to Elizabeth Nolan, M.D. ("Nolan"), of an option to purchase an aggregate of 50,000 shares of Common Stock at an exercise price of $3.00 per share to be paid by the Company for compensation for consulting services rendered to the Registrant in connection with development of the EMERGENCY ROOM product, pursuant to the terms of that certain Option Agreement and that certain Compensation Agreement, each dated November 17, 1995, by and between the Company and Nolan. These securities were issued in reliance on Rule 701 promulgated under Section 3(b) of the Act.

       (iii) On November 20, 1995, to Ivan Rosenberg of 21,000 shares of Common Stock for management consulting services rendered to the Registrant during 1995. These securities were issued in reliance on Rule 701 promulgated under
    Section 3(b) of the Act.

       (iv) On November 21, 1995, the Company issued to E.B.C. Trust Corporation ("EBC"), a third party lender, a convertible note payable by the Company to EBC in the original principal amount of $1,000,000 (the "Convertible Note") in connection with a Loan and Security Agreement entered into on such date by the Company and EBC. Interest on the Convertible Note accrues at the rate of 10% per annum and is payable monthly, beginning on December 1, 1995; provided, however, that the Company is required to prepay $300,000 of the principal of the Convertible Note with the proceeds of the Public Offering. In addition, conversion of the remaining $700,000 in principal amount of the Convertible Note into 534,531 shares of Common Stock of the Company at the per share conversion price of $1.31 is a condition to the closing of the Public Offering. Also on November 21, 1995, the Company granted EBC warrants to purchase 200,000 shares (the "EBC Warrant Shares") of Common Stock, subject to adjustment under certain circumstances, at an initial purchase price of $1.31 per share. EBC was also granted certain rights with respect to registration under the Securities Act of the shares of Common Stock into which the Convertible Note is convertible and of the EBC Warrant Shares. These securities were issued in reliance on Section 4(2) of the Act.

        (v) On January 15, 1996, the Company granted to each of Curtis A. Hessler, Arthur G. Hiller, Daniel D. Phillips and Ivan M. Rosenberg, the Company's outside directors, options to purchase

    10,000 shares of Common Stock at an exercise price of $6.00 per share under the Company's 1995 Stock Option/Stock Issuance Plan. These securities were issued in reliance on Rule 701 promulgated under Section 3(b) of the Act.

       (vi) On January 15, 1996, the Company granted to six key employees (Ariella Lehrer -- options for 100,000 shares; Stanley Wojtysiak -- options for 100,000 shares; William Sliney -- options for 50,000 shares; John Miller -- options for 40,000 shares; Gregory Ackerman -- options for 50,000 shares; and Craig Brannon -- options for 10,000 shares) options to purchase an aggregate of 400,000 shares of Common Stock at an average weighted exercise price of $5.72 per share (240,000 shares of Common Stock at the exercise price of $6.00 per share and 110,000 shares of Common Stock at the exercise price of $5.10 per share). These securities were issued in reliance on Rule 701 promulgated under Section 3(b) of the Act.

       (vii) On January 23, 1996, the Company issued to Ilona Foyer 7,200 shares of Common Stock for consulting services rendered to the Company during 1995. These securities were issued in reliance on Rule 701 promulgated under
    Section 3(b) of the Act.


      (viii) On May , 1996, the Company issued to EBC 534,351 shares of Common Stock upon conversion of $700,000 of principal amount of the Convertible Note at the per share conversion price of $1.31. These securities were issued in reliance on Section 4(2) of the Act.


    (b) There were no underwriters employed in connection with any of the transactions set forth in Section (a).

    (c) The issuances of the securities set forth in this Item 15 were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Act, Regulation D promulgated thereunder or Rule 701 promulgated under
Section 3(b) of the Act as transactions by an issuer not involving any public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under Rule 701. In all such transactions, the recipients of securities represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and options issued in such transactions. All recipients had adequate access, through their relationships with the Company, to information about the Company.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits:


 EXHIBIT
  NUMBER
- ----------
   1.1      Form of Underwriting Agreement.
   2.1#     Plan of Merger
   3.1#     Certificate of Incorporation, as amended.
   3.2#     Bylaws.
   4.1#     Specimen form of stock certificate for Common Stock.
   5.1      Opinion of Brobeck, Phleger & Harrison LLP as to the legality  of the securities being registered.
  10.1#     1995 Stock Option/Stock Issuance Plan.
  10.2#     Form of Stock Option Agreement.
  10.3#     1995 Employee Stock Purchase Plan
  10.4#     Form  of  Employment,  Confidential  Information,  and  Invention
             Assignment Agreement.
  10.5#     Employment Agreement, dated November 10, 1995, by and between the
             Registrant and Ariella J. Lehrer, Ph.D.

 EXHIBIT
  NUMBER
- ----------
  10.6#     Employment Agreement, dated November 10, 1995, by and between the
             Registrant and Stanley Wojtysiak.
  10.7#     Employment Agreement, dated October 16, 1995, by and between  the
             Registrant and William E. Sliney.
  10.8#     Employment Agreement, dated November 10, 1995, by and between the
             Registrant and John W. Miller.
  10.9#     Employment Agreement, dated November 10, 1995, by and between the
             Registrant and Gregory Ackerman.
  10.10#    Employment  Agreement, dated January 2,  1996, by and between the
             Registrant and Heidi Chung.
  10.11#    Fee Agreement,  dated  December  11, 1995,  by  and  between  the
             Registrant and Heidi Chung.
  10.12+#   Multimedia  Rights License  Agreement, dated January  4, 1995, by and between IBM and the Registrant, as amended by Amendment  No.
             1 dated March 14, 1995 and Amendment No. 2 dated July 14, 1995.
  10.13+#   Development  and Licensing Agreement, dated November 16, 1995, by and between International Business  Machine Corporation and  the
             Registrant.
  10.14+#   Letter  Agreement,  dated January  17, 1996,  by and  between the
             Registrant and International Business Machines Corporation.
  10.15#    Form of Indemnification Agreement for Officers and Directors.
  10.16#    Fee Agreement, dated  September 29,  1995, by  and between  Ilona
             Foyer,  an individual,  a/k/a Ilona  Foyer &  Associates and the
             Registrant.
  10.17#    Option  Agreement,  dated  November  17,  1995,  by  and  between
             Elizabeth Nolan, M.D. and the Registrant.
  10.18#    Compensation  Agreement, dated November 17,  1995, by and between
             Elizabeth Nolan, M.D. and the Registrant.
  10.19#    Form of  Consulting Agreement,  dated December  1, 1993,  by  and between Elizabeth Nolan, M.D. and the Registrant.
  10.20#    Promissory  Note, dated November  1, 1989, by  the Registrant for the benefit of Stanley Wojtysiak, as amended by the Addendums to
             Promissory Note,  dated  December  1,  1993,  and  Amendment  to
             Promissory Note, dated November 10, 1995.
  10.21#    Promissory  Note, dated August 1, 1989, by the Registrant for the benefit of  Ariella  Lehrer,  as amended  by  the  Addendums  to
             Promissory Note, dated June 1, 1995, and Amendment to Promissory
             Note, dated November 10, 1995.
  10.22#    Promissory  Note, dated February  1, 1991, by  the Registrant for the benefit of  Irving Lehrer,  as amended by  the Addendums  to
             Promissory Note dated March 1, 1995, and Amendment to Promissory
             Note, dated November 10, 1995.
  10.23#    Promissory  Note, dated May  13, 1995, by  the Registrant for the benefit of Benjamin Elkin, as amended by Addendum, dated  August
             4, 1995, by the Registrant for the benefit of Benjamin Elkin.
  10.24#    Promissory  Note, dated November 21,  1995, by the Registrant for the benefit of E.B.C. Trust Corporation, as amended by Amendment of Note Agreement, dated as of November 21, 1995, by and between the Registrant and E.B.C.

 EXHIBIT
  NUMBER
- ----------
  10.25#    Loan and  Security Agreement,  dated November  21, 1995,  by  and between the Registrant and E.B.C. Trust Corporation.
  10.26#    Warrant  Agreement, dated November  21, 1995, by  and between the
             Registrant and E.B.C. Trust Corporation.
  10.27#    Warrant Certificate, dated November  21, 1995, by the  Registrant for the benefit of E.B.C. Trust Corporation.
  10.28#    Subordination  Agreement, dated  November 21, 1995,  by and among the Registrant,  Ariella Lehrer,  Stanley Wojtysiak  and  E.B.C.
             Trust Corporation.
  10.29#    Registration  Rights Agreement,  dated November 21,  1995, by and between the Registrant and E.B.C. Trust Corporation.
  10.30#    Letter Agreement, dated  November 21,  1995, by  and between  the
             Registrant and JB Oxford and Company.
  10.31#    Letter  of Intent,  dated December 14,  1995, by  and between Kee
             Joon Kim and the Registrant.
  10.32#    Consulting  Agreement,  dated  February  1,  1996,  between   the
             Registrant and The Crossroads Group, Inc.
  10.33#    Letter  of Intent, dated  March 15, 1996,  between the Registrant and International Business Machines Corporation.
  10.34     Promissory Note, dated April 12, 1996, by the Registrant for  the benefit of Ivan M. Rosenberg.
  11.1      Statement regarding computation of per share earnings.
  23.1      Independent Certified Public Accountants' Report on Schedules and
             Consent.
  23.2      Consent  of Brobeck, Phleger &  Harrison LLP (included in Exhibit
             5.1 hereto).
  24.1#     Power of  Attorney  (see  signature  page  of  this  Registration
             Statement).


- ------------------------
#Previously filed.
*To be filed by amendment
+Portions  of this Exhibit  have been deleted pursuant  to the Company's request
 for  confidential  treatment  pursuant  to  Rule  406  promulgated  under   the
 Securities Act of 1933, as amended.

    (b) The following financial statement schedules are filed herewith:

SCHEDULE                              DESCRIPTION
- ---------  -----------------------------------------------------------------
   II      Allowances for Doubtful Accounts and Notes Receivable

    Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes therein.

ITEM 17.  UNDERTAKINGS.

    (1) For purposes of determining liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance on Form 430A and contained in a form of prospectus filed by the Company pursuant to Rule 424(b)(1) or (4) or 497(b) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to certain provisions set forth in the DGCL, the Certificate of Incorporation or the Bylaws of the registrant, Indemnification Agreements entered into between the registrant and its officers and directors, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    (3) The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration  by means of a post-effective  amendment
    any   of  the  securities  being  registered  which  remain  unsold  at  the termination of the offering.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California on this 6th day of May, 1996.


                                          LEGACY SOFTWARE, INC.

                                          By:        /s/ ARIELLA J. LEHRER

                                             -----------------------------------
                                                    Ariella J. Lehrer, Ph.D.
                                                       PRESIDENT AND CHIEF
                                                      EXECUTIVE OFFICER
                                                (PRINCIPAL EXECUTIVE OFFICER)


                  SIGNATURE                                TITLE                    DATE
- ---------------------------------------------  ------------------------------  ---------------
                                               Chairman of the Board,
            /s/ ARIELLA J. LEHRER               President, and Chief
 -------------------------------------------    Executive Officer (Principal     May 6, 1996
          Ariella J. Lehrer, Ph.D.              Executive Officer)

                                               Chief Financial Officer Vice
            /s/ WILLIAM E. SLINEY               President of Finance,
 -------------------------------------------    Treasurer and Director           May 6, 1996
              William E. Sliney                 (Principal Financial and
                                                Accounting Officer)

                      *
 -------------------------------------------   Secretary and Director            May 6, 1996
              Stanley Wojtysiak

                      *
 -------------------------------------------   Director                          May 6, 1996
              Curtis A. Hessler

                      *
 -------------------------------------------   Director                          May 6, 1996
             Daniel D. Phillips

                      *
 -------------------------------------------   Director                          May 6, 1996
              Arthur G. Hiller

                      *
 -------------------------------------------   Director                          May 6, 1996
              Ivan M. Rosenberg

     By:          /s/ WILLIAM E. SLINEY
   ---------------------------------------
              William E. Sliney
              ATTORNEY-IN-FACT

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
                        ON FINANCIAL STATEMENT SCHEDULE

To the Shareholders of
 Legacy Software, Inc.

    Our report to Legacy Software, Inc. dated January 17, 1996, which is contained in the Prospectus constituting part of this Registration Statement, included the audit of the schedule listed under Item 16(b) for the years ended December 31, 1993, 1994 and 1995. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based upon our audit.

    In our opinion, such schedule presents fairly, in all material respects, the information set forth therein.


    The accompanying financial statement schedule has been prepared assuming that the Company will continue as a going concern. As discussed in Note 2, the Company had a working capital deficiency of $162,097 and a shareholder's deficiency of $824,590 as of December 31, 1995. These matters raise substantial doubt as to the Company's ability to continue as a going concern. The Company's future operations are dependent upon generating funds to finance the marketing and expansion of its operations and the repayment of notes payable. Management plans to generate these funds through an initial public offering of the Company's common stock as more fully discussed in Note 2. There is no assurance that the public offering will be successful. The financial statement schedule does not include any adjustments that might result from the outcome of this uncertainty.


                                          BDO SEIDMAN, LLP

Los Angeles, California
January 17, 1996

                                  SCHEDULE II
                             LEGACY SOFTWARE, INC.
             ALLOWANCES FOR DOUBTFUL ACCOUNTS AND NOTES RECEIVABLE

                                                                                 ADDITIONS
                                                                   BALANCE AT   CHARGED TO
                                                                  BEGINNING OF   COSTS AND    DEDUCTIONS     BALANCE AT
DESCRIPTION                                                          PERIOD      EXPENSES         (A)       END OF PERIOD
- ----------------------------------------------------------------  ------------  -----------  -------------  -------------
Reserves and Allowances Deducted From Asset Accounts:
  Allowance for Uncollectible Accounts Receivable
    Year ended December 31, 1993................................   $        0       --            --         $         0
    Year ended December 31, 1994................................            0    $  10,300        --              10,300
    Year ended December 31, 1995................................       10,300        7,600     $  10,300           7,600

- ------------------------
(a) Write-off of uncollectible accounts

                                 EXHIBIT INDEX


 EXHIBIT                                                                    PAGE
- ----------                                                                  ----
   1.1      Form of Underwriting Agreement.
   2.1#     Plan of Merger.
   3.1#     Certificate of Incorporation, as amended.
   3.2#     Bylaws.
   4.1#     Specimen form of stock certificate for Common Stock.
   5.1      Opinion of Brobeck, Phleger & Harrison LLP as to the legality of the securities being registered.
  10.1#     1995 Stock Option/Stock Issuance Plan.
  10.2#     Form of Stock Option Agreement.
  10.3#     1995 Employee Stock Purchase Plan.
  10.4#     Form of Employment, Confidential Information, and Invention
             Assignment Agreement.
  10.5#     Employment Agreement, dated November 10, 1995, by and between the Registrant and Ariella J. Lehrer, Ph.D.
  10.6#     Employment Agreement, dated November 10, 1995, by and between the Registrant and Stanley Wojtysiak.
  10.7#     Employment Agreement, dated October 16, 1995, by and between the Registrant and William E. Sliney.
  10.8#     Employment Agreement, dated November 10, 1995, by and between the Registrant and John W. Miller.
  10.9#     Employment Agreement, dated November 10, 1995, by and between the Registrant and Gregory Ackerman.
  10.10#    Employment Agreement, dated January 2, 1996, by and between the Registrant and Heidi Chung.
  10.11#    Fee Agreement, dated December 11, 1995, by and between the
             Registrant and Heidi Chung.
  10.12+#   Multimedia Rights License Agreement, dated January 4, 1995, by and between IBM and the Registrant, as amended by Amendment
             No. 1 dated March 14, 1995 and Amendment No. 2 dated July 14,
             1995.
  10.13+#   Development and Licensing Agreement, dated November 16, 1995, by and between International Business Machine Corporation and the Registrant.
  10.14+#   Letter Agreement, dated January 17, 1996, by and between the
             Registrant and International Business Machines Corporation.
  10.15#    Form of Indemnification Agreement for Officers and Directors.
  10.16#    Fee Agreement, dated September 29, 1995, by and between Ilona
             Foyer, an individual, a/k/a Ilona Foyer & Associates and the
             Registrant.
  10.17#    Option Agreement, dated November 17, 1995, by and between
             Elizabeth Nolan, M.D. and the Registrant.
  10.18#    Compensation Agreement, dated November 17, 1995, by and
             between Elizabeth Nolan, M.D. and the Registrant.
  10.19#    Form of Consulting Agreement, dated December 1, 1993, by and between Elizabeth Nolan, M.D. and the Registrant.

 EXHIBIT                                                                    PAGE
- ----------                                                                  ----
  10.20#    Promissory Note, dated November 1, 1989, by the Registrant for the benefit of Stanley Wojtysiak, as amended by the Addendums to Promissory Note, dated December 1, 1993, and Amendment to
             Promissory Note, dated November 10, 1995.
  10.21#    Promissory Note, dated August 1, 1989, by the Registrant for the benefit of Ariella Lehrer, as amended by the Addendums to
             Promissory Note, dated June 1, 1995, and Amendment to
             Promissory Note, dated November 10, 1995.
  10.22#    Promissory Note, dated February 1, 1991, by the Registrant for the benefit of Irving Lehrer, as amended by the Addendums to
             Promissory Note dated March 1, 1995, and Amendment to
             Promissory Note, dated November 10, 1995.
  10.23#    Promissory Note, dated May 13, 1995, by the Registrant for the benefit of Benjamin Elkin, as amended by Addendum, dated
             August 4, 1995, by the Registrant for the benefit of Benjamin
             Elkin.
  10.24#    Promissory Note, dated November 21, 1995, by the Registrant for the benefit of E.B.C. Trust Corporation, as amended by
             Amendment of Note Agreement, dated as of November 21, 1995, by and between the Registrant and E.B.C......................
  10.25#    Loan and Security Agreement, dated November 21, 1995, by and between the Registrant and E.B.C. Trust Corporation.
  10.26#    Warrant Agreement, dated November 21, 1995, by and between the
             Registrant and E.B.C. Trust Corporation.
  10.27#    Warrant Certificate, dated November 21, 1995, by the
             Registrant for the benefit of E.B.C. Trust Corporation.
  10.28#    Subordination Agreement, dated November 21, 1995, by and among the Registrant, Ariella Lehrer, Stanley Wojtysiak and E.B.C.
             Trust Corporation.
  10.29#    Registration Rights Agreement, dated November 21, 1995, by and between the Registrant and E.B.C. Trust Corporation.
  10.30#    Letter Agreement, dated November 21, 1995, by and between the
             Registrant and JB Oxford and Company.
  10.31#    Letter of Intent, dated December 14, 1995, by and between Kee
             Joon Kim and the Registrant.
  10.32#    Consulting Agreement, dated February 1, 1996, between the
             Registrant and The Crossroads Group, Inc.
  10.33#    Letter of Intent, dated March 15, 1996, between the Registrant and International Business Machines Corporation.
  10.34     Promissory Note, dated April 12, 1996, by the Registrant for the benefit of Ivan M. Rosenberg.............................
  11.1      Statement regarding computation of per share earnings.........
  23.1      Independent Certified Public Accountants' Report on Schedules
             and Consent..................................................
  23.2      Consent of Brobeck, Phleger & Harrison LLP (included in
             Exhibit 5.1 hereto).
  24.1#     Power of Attorney (see signature page of this Registration
             Statement).


- ------------------------
#Previously filed.
*To be filed by amendment
+Portions  of this Exhibit  have been deleted pursuant  to the Company's request
 for  confidential  treatment  pursuant  to  Rule  406  promulgated  under   the
 Securities Act of 1933, as amended.